Exhibit 10.2

Execution Copy

CUSIP Number:_________________

$80,000,000

CREDIT AGREEMENT

dated as of July 31, 2007

by and among

LMI AEROSPACE, INC.,
as Borrower,

the Lenders referred to herein,

and

WACHOVIA BANK, NATIONAL ASSOCIATION,
as Administrative Agent,
Swingline Lender and Issuing Lender

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Syndication Agent

and

WACHOVIA CAPITAL MARKETS, LLC,
as Joint Lead Arranger and Joint Book Manager

WELLS FARGO BANK, NATIONAL ASSOCIATION
as Joint Lead Arranger and Joint Book Manager

LASALLE BANK NATIONAL ASSOCIATION,
as Joint Documentation Agent

CHARTER ONE BANK, N.A.,
as Joint Documentation Agent

EXHIBITS

Exhibit A-1	-	Form of Revolving Credit Note
Exhibit A-2	-	Form of Swingline Note
Exhibit B	-	Form of Notice of Borrowing
Exhibit C	-	Form of Notice of Account Designation
Exhibit D	-	Form of Notice of Prepayment
Exhibit E	-	Form of Notice of Conversion/Continuation
Exhibit F	-	Form of Officer’s Compliance Certificate
Exhibit G	-	Form of Assignment and Assumption
Exhibit H	-	Form of Guaranty Agreement
Exhibit I	-	Form of Collateral Agreement

SCHEDULES

Schedule 1.1	-	Lenders and Commitments
Schedule 1.1(a)	-	Existing Letters of Credit
Schedule 6.1(a)	-	Jurisdictions of Organization and Qualification
Schedule 6.1(b)	-	Subsidiaries and Capitalization
Schedule 6.1(f)	-	Tax Audits
Schedule 6.1(i)	-	ERISA Plans
Schedule 6.1(l)	-	Material Contracts
Schedule 6.1(m)	-	Labor and Collective Bargaining Agreements
Schedule 6.1(t)	-	Indebtedness and Guaranty Obligations
Schedule 6.1(u)	-	Litigation
Schedule 10.2	-	Existing Liens
Schedule 10.3	-	Existing Loans, Advances and Investments
Schedule 10.8	-	Transactions with Affiliates

CREDIT AGREEMENT, dated as of July 31, 2007, by and among LMI AEROSPACE, INC., a Missouri corporation (the “Borrower”), the lenders who are or may become a party to this Agreement (collectively, the “Lenders”) and WACHOVIA BANK, NATIONAL ASSOCIATION, a national banking association, as Administrative Agent for the Lenders.

STATEMENT OF PURPOSE

The Borrower has requested, and the Lenders have agreed, to extend certain credit facilities to the Borrower on the terms and conditions of this Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, such parties hereby agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1  Definitions.  The following terms when used in this Agreement shall have the meanings assigned to them below:

“Acquisition” means the acquisition of all of the stock of D3 by the Borrower as contemplated under the terms of the Acquisition Agreement.

“Acquisition Agreement” means that certain Stock Purchase Agreement (together with the exhibits and the disclosure schedules thereto) dated as of June 17, 2007 by and among John J. Bogan, Trustee of the John Bogan Separate Property Trust Dated October 5, 1999, William A. Huston, and the Borrower pursuant to which the Borrower shall purchase all of the outstanding Capital Stock of D3.

“Act” means the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), as amended.

“Administrative Agent” means Wachovia in its capacity as Administrative Agent hereunder, and any successor thereto appointed pursuant to Section 12.9.

“Administrative Agent’s Office” means the office of the Administrative Agent specified in or determined in accordance with the provisions of Section 13.1(c).

“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to any Person, any other Person (other than a Subsidiary of the Borrower) which directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such first Person or any of its Subsidiaries.  The term “control” means (a) the power to vote five percent (5%) or more of the securities or other equity interests of a Person having ordinary voting power, or (b) the possession, directly or indirectly, of any other power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Aggregate Commitment” means the aggregate amount of the Lenders’ Commitments hereunder, as such amount may be reduced or otherwise modified at any time or from time to time pursuant to the terms hereof.  On the Closing Date, the Aggregate Commitment shall be Eighty Million Dollars ($80,000,000).

“Agreement” means this Credit Agreement, as amended, restated, supplemented or otherwise modified from time to time.

“Applicable Law” means all applicable provisions of constitutions, laws, statutes, ordinances, rules, treaties, regulations, permits, licenses, approvals, interpretations and orders of courts or Governmental Authorities and all orders and decrees of all courts and arbitrators.

“Applicable Margin” means the corresponding percentages per annum as set forth below:

Level	Total Leverage Ratio	LIBOR Interest Margin	Base Rate Interest Margin	Commitment Fee
I	Less than 1.00 to 1.00	1.125%	0.125%	0.200%
II	Greater than or equal to 1.00 to 1.00 but less than 1.50 to 1.00	1.375%	0.375%	0.250%
III	Greater than or equal to 1.50 to 1.00 but less than 2.00 to 1.00	1.500%	0.500%	0.300%
IV	Greater than or equal to 2.00 to 1.00 but less than 2.50 to 1.00	1.750%	0.750%	0.375%
V	Greater than or equal to 2.50 to 1.00	2.000%	1.000%	0.500%

The Applicable Margin shall be determined and adjusted quarterly on the date (each a “Calculation Date”) ten (10) Business Days after the date by which the Borrower is required to provide an Officer’s Compliance Certificate pursuant to Section 7.2 for the most recently ended fiscal quarter of the Borrower; provided, however, that (a) the Applicable Margin shall be based on the Pricing Level corresponding to the Total Leverage Ratio as of the Closing Date (after giving proforma effect to the Transactions) until the first Calculation Date following receipt of the Officer’s Compliance Certificate for the fiscal quarter ended December 31, 2007 and, thereafter, the Pricing Level shall be determined by reference to the Total Leverage Ratio as of the last day of the most recently ended fiscal quarter of the Borrower preceding the applicable Calculation Date, and (b) if the Borrower fails to provide the Officer’s Compliance Certificate as required by Section 7.2 for the most recently ended fiscal quarter of the Borrower preceding the applicable Calculation Date, the Applicable Margin from such Calculation Date shall be based on Pricing Level V until such time as an appropriate Officer’s Compliance Certificate is provided, at which time the Pricing Level shall be determined by reference to the Leverage Ratio as of the last day of the most recently ended fiscal quarter of the Borrower preceding such Calculation Date.  The Applicable Margin shall be effective from one Calculation Date until the next Calculation Date.  Any adjustment in the Applicable Margin shall be applicable to all Extensions of Credit then existing or subsequently made or issued.

Notwithstanding the foregoing, in the event that any financial statement or Officer’s Compliance Certificate delivered pursuant to Section 7.2 is shown to be inaccurate (regardless of whether (A) this Agreement is in effect, (B) the Commitments are in effect, or (C) any Extension of Credit is outstanding when such inaccuracy is discovered or such financial statement or Officer’s Compliance Certificate was delivered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin for any period (an “Applicable Period”) than the Applicable Margin applied for such Applicable Period, and only in such case, then (1) the Borrower shall immediately deliver to the Administrative Agent a corrected Officer’s Compliance Certificate for such Applicable Period, (2) the Applicable Margin for such Applicable Period shall be determined as if the Total Leverage Ratio in the corrected Officer’s Compliance Certificate were applicable for such Applicable Period and (3) the Borrower shall immediately pay to the Administrative Agent the accrued additional interest owing as a result of such increased Applicable Margin for such Applicable Period, which payment shall be promptly applied by the Administrative Agent in accordance with Section 4.4.  Nothing in this paragraph shall limit the rights of the Administrative Agent and Lenders with respect to Sections 4.1(c) and 11.2.

“Approved Fund” means any Person (other than a natural Person), including, without limitation, any special purpose entity, that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business; provided, that such Approved Fund must be administered by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 13.10), and accepted by the Administrative Agent, in substantially the form of Exhibit G or any other form approved by the Administrative Agent.

“Attributable Indebtedness” means, on any date, (a) in respect of any Capital Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease, the capitalized amount or principal amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a Capital Lease.

“Bankruptcy Event of Default” means any Event of Default specified in Section 11.1(j) or (k).

“Base Rate” means, at any time, the higher of (a) the Prime Rate and (b) the Federal Funds Rate plus 1/2 of 1%; each change in the Base Rate shall take effect simultaneously with the corresponding change or changes in the Prime Rate or the Federal Funds Rate.

“Base Rate Loan” means any Loan bearing interest at a rate based upon the Base Rate as provided in Section 4.1(a).

 “Borrower” has the meaning assigned thereto in the introductory paragraph hereto.

“Borrower Materials” has the meaning assigned thereto in Section 7.4.

“Business Day” means (a) for all purposes other than as set forth in clause (b) below, any day other than a Saturday, Sunday or legal holiday on which banks in Charlotte, North Carolina and New York, New York, are open for the conduct of their commercial banking business, and (b) with respect to all notices and determinations in connection with, and payments of principal and interest on, any LIBOR Rate Loan, any day that is a Business Day described in clause (a) and that is also a day for trading by and between banks in Dollar deposits in the London interbank market.

“Calculation Date” has the meaning assigned thereto in the definition of Applicable Margin.

“Capital Expenditures” means, with respect to the Borrower and its Subsidiaries for any period, the aggregate cost of all Capital Assets acquired by the Borrower and its Subsidiaries during such period, as determined in accordance with GAAP.

“Capital Lease” means any lease of any property by the Borrower or any of its Subsidiaries, as lessee, that should, in accordance with GAAP, be classified and accounted for as a capital lease on a Consolidated balance sheet of the Borrower and its Subsidiaries.

“Capital Stock” means (a) in the case of a corporation, capital stock, (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (c) in the case of a partnership, partnership interests (whether general or limited), (d) in the case of a limited liability company, membership interests and (e) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Cash Equivalents” means, collectively, the items described in Section 10.3(b)(i)-(iv).

“Change in Control” means any event or series of events in which any person or group of persons (within the meaning of Section 13(d) of the Securities Exchange Act of 1934, as amended), obtain ownership or control in one or more series of transactions of more than thirty percent (30%) of the Capital Stock or thirty percent (30%) of the voting power of the Borrower entitled to vote in the election of members of the board of directors of the Borrower or there shall have occurred under any indenture or other instrument evidencing any Indebtedness in excess of $500,000 any “change in control” (as defined in such indenture or other evidence of Indebtedness) obligating the Borrower to repurchase, redeem or repay all or any part of the Indebtedness or Capital Stock provided for therein.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.

“Closing Date” means the date of this Agreement or such later Business Day upon which each condition described in Section 5.2 shall be satisfied or waived in all respects in a manner acceptable to the Administrative Agent, in its sole discretion.

 “Code” means the Internal Revenue Code of 1986, and the rules and regulations thereunder, each as amended or modified from time to time.

“Collateral” means the collateral security for the Obligations pledged or granted pursuant to the Security Documents.

“Collateral Agreement” means the collateral agreement of even date executed by the Credit Parties in favor of the Administrative Agent, for the benefit of itself and the other Secured Parties, substantially in the form of Exhibit I, as amended, restated, supplemented or otherwise modified from time to time.

“Commitment” means, as to any Lender, the obligation of such Lender to make Loans (including, without limitation, to participate in Swingline Loans) and to and issue or participate in Letters of Credit issued for the account of the Borrower, in an aggregate principal or face amount at any time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 1.1 hereto, as the same may be reduced or modified at any time or from time to time pursuant to the terms hereof.

“Commitment Percentage” means, as to any Lender at any time, the ratio of (a) the amount of the Commitment of such Lender to (b) the Aggregate Commitment.

“Consolidated” means, when used with reference to financial statements or financial statement items of the Borrower and its Subsidiaries, such statements or items on a consolidated basis in accordance with applicable principles of consolidation under GAAP.

“Credit Facility” means, collectively, the Revolving Credit Facility, the Swingline Facility and the L/C Facility.

“Credit Parties” means, collectively, the Borrower and the Guarantors.

“D3” means D3 Technologies Inc., a California corporation.

“Default” means any of the events specified in Section 11.1 which with the passage of time, the giving of notice or any other condition, would constitute an Event of Default.

“Defaulting Lender” means any Lender that (a) has failed to fund any portion of the Revolving Credit Loans, participations in L/C Obligations or participations in Swingline Loans required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder, (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless such amount is the subject of a good faith dispute, or (c) has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding.

“Dollars” or “$” means, unless otherwise qualified, dollars in lawful currency of the United States.

“Domestic Subsidiary” means any Subsidiary organized under the laws of any political subdivision of the United States.

“EBITDA” means, for any period, the sum of the following determined on a Consolidated basis, without duplication, for the Borrower and its Subsidiaries in accordance with GAAP:  (a) Net Income for such period plus (b) the sum of the following to the extent deducted in determining Net Income for such period: (i) income and franchise taxes for such period, (ii) Interest Expense for such period, (iii) amortization and depreciation for such period, (iv) any extraordinary losses for such period and (v) bonus payments to employees of the Seller during such period in connection with the Acquisition (provided that the aggregate amount of such bonus payments shall not exceed $3,000,000) less (c) interest income and any extraordinary gains for such period.  For purposes of this Agreement, EBITDA shall be adjusted on a proforma basis, in a manner reasonably acceptable to the Administrative Agent, to include, as of the first day of any applicable period, any Permitted Acquisitions and any Asset Dispositions closed during such period, including, without limitation, adjustments reflecting any non-recurring costs and any extraordinary expenses of any Permitted Acquisitions and any Asset Dispositions closed during such period calculated on a basis consistent with GAAP and Regulation S-X of the Securities Exchange Act of 1934, as amended, or as approved by the Administrative Agent.

“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund, and (d) any other Person (other than a natural person) approved by (i) the Administrative Agent, (ii) the Swingline Lender and each Issuing Lender, and (iii) unless a Default or Event of Default has occurred and is continuing, the Borrower (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include the Borrower or any of the Borrower’s Affiliates or Subsidiaries.

“Employee Benefit Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA which (a) is maintained for employees of the Borrower or any ERISA Affiliate or (b) has at any time within the preceding six (6) years been maintained for the employees of the Borrower or any current or former ERISA Affiliate.

“Employment Agreements” means, collectively, each employment agreement executed by and between a key employee and the Borrower as required under the terms of the Acquisition Agreement.

“Environmental Claims” means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, accusations, allegations, notices of noncompliance or violation, investigations (other than internal reports prepared by any Person in the ordinary course of business and not in response to any third party action or request of any kind) or proceedings relating in any way to any actual or alleged violation of or liability under any Environmental Law or relating to any permit issued, or any approval given, under any such Environmental Law, including, without limitation, any and all claims by Governmental Authorities for enforcement, cleanup, removal, response, remedial or other actions or damages, contribution, indemnification cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to human health or the environment.

“Environmental Laws” means any and all federal, foreign, state, provincial and local laws, statutes, ordinances, codes, rules, standards and regulations, permits, licenses, approvals, interpretations and orders of courts or Governmental Authorities, relating to the protection of human health or the environment, including, but not limited to, requirements pertaining to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation, handling, reporting, licensing, permitting, investigation or remediation of Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974, and the rules and regulations thereunder, each as amended or modified from time to time.

“ERISA Affiliate” means any Person who together with any Credit Party is treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code or Section 4001(b) of ERISA.

“Escrow Agreement” means the escrow agreement by and among the Borrower, the Sellers and the escrow agent under the terms of the Acquisition Agreement.

“Eurodollar Reserve Percentage” means, for any day, the percentage (expressed as a decimal and rounded upwards, if necessary, to the next higher 1/100th of 1%) which is in effect for such day as prescribed by the Board of Governors of the Federal Reserve system (or any successor) for determining the maximum reserve requirement (including, without limitation, any basic, supplemental or emergency reserves) in respect of eurocurrency liabilities or any similar category of liabilities for a member bank of the Federal Reserve System in New York City.

“Event of Default” means any of the events specified in Section 11.1; provided that any requirement for passage of time, giving of notice, or any other condition, has been satisfied.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, any Issuing Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which the Borrower is located and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 4.12(b)), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new lending office) or is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 4.11(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 4.11(a).

“Existing Facilities” means, collectively, (a) that certain credit facility evidenced by the Amended and Restated Credit Agreement dated as of December 28, 2006 by and among Leonard’s Metal, Inc., LMI Finishing, Inc., Tempco Engineering, Inc., Versaform Corporation, Precise Machine Partners, LLP and LMI-TCA, Inc., as borrowers, and Wells Fargo Bank, National Association, as lender, and (b) that certain credit facility evidenced by the Revolving Credit Agreement dated as of December 6, 2002 by and between D3, as borrower, and U.S. Bank, N.A., as lender.

“Existing Letters of Credit” means those letters of credit existing on the Closing Date and identified on Schedule 1.1(a).

“Extensions of Credit” means, as to any Lender at any time, (a) an amount equal to the sum of (i) the aggregate principal amount of all Revolving Credit Loans made by such Lender then outstanding, (ii) such Lender’s Commitment Percentage of the L/C Obligations then outstanding and (iii) such Lender’s Commitment Percentage of the Swingline Loans then outstanding, or (b) the making of any Loan or participation in any Letter of Credit by such Lender, as the context requires.

“FDIC” means the Federal Deposit Insurance Corporation, or any successor thereto.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day (or, if such day is not a Business Day, for the immediately preceding Business Day), as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that if such rate is not so published for any day which is a Business Day, the average of the quotation for such day on such transactions received by the Administrative Agent from three (3) Federal Funds brokers of recognized standing selected by the Administrative Agent.

“Fee Letter” means the separate fee letter agreement executed by the Borrower and the Administrative Agent and/or certain of its affiliates dated May 31, 2007.

“Fiscal Year” means the fiscal year of the Borrower and its Subsidiaries ending on December 31.

“Fixed Charges” means, for any period, the sum of the following determined on a Consolidated basis for such period, without duplication, for the Borrower and its Subsidiaries in accordance with GAAP: (a) Interest Expense paid or payable in cash during such period, (b) scheduled principal payments with respect to Indebtedness during such period, (c) taxes paid or payable in cash during such period and (d) cash dividends and distributions paid in respect of the ownership of the Capital Stock of the Borrower or any of its Subsidiaries.

“Fixed Charge Coverage Ratio” means, with respect to the Borrower and its Subsidiaries as of any date of determination, the ratio of (a) EBITDA minus Capital Expenditures to (b) Fixed Charges, in each case determined for the Borrower and its Subsidiaries, on a Consolidated basis, for the period of four (4) consecutive fiscal quarters ending on or immediately prior to such date.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.  For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“GAAP” means generally accepted accounting principles, as recognized by the American Institute of Certified Public Accountants and the Financial Accounting Standards Board, consistently applied and maintained on a consistent basis for the Borrower and its Subsidiaries throughout the period indicated and (subject to Section 13.9) consistent with the prior financial practice of the Borrower and its Subsidiaries.

“Government Contract” has the meaning set forth in the Collateral Agreement.

“Governmental Approvals” means all authorizations, consents, approvals, permits, licenses and exemptions of, registrations and filings with, and reports to, all Governmental Authorities.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantors” means each Subsidiary of the Borrower in existence on the Closing Date or  which becomes a party to a Guaranty Agreement pursuant to Section 8.11.

“Guaranty Agreement” means the unconditional guaranty agreement of even date herewith executed by the Guarantors in favor of the Administrative Agent, for the ratable benefit of itself and the other Secured Parties, substantially in the form of Exhibit H, as amended, restated, supplemented or otherwise modified from time to time.

“Guaranty Obligation” means, with respect to the Borrower and its Subsidiaries, without duplication, any obligation, contingent or otherwise, of any such Person pursuant to which such Person has directly or indirectly guaranteed any Indebtedness or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of any such Person (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement condition or otherwise) or (b) entered into for the purpose of assuring in any other manner the obligee of such Indebtedness or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, that the term Guaranty Obligation shall not include endorsements for collection or deposit in the ordinary course of business.

“Hazardous Materials” means any substances or materials (a) which are or become defined as hazardous wastes, hazardous substances, pollutants, contaminants, chemical substances or mixtures or toxic substances under any Environmental Law, (b) which are toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise harmful to human health or the environment and are or become regulated by any Governmental Authority, (c) the presence of which require investigation or remediation under any Environmental Law or common law, (d) the discharge or emission or release of which requires a permit or license under any Environmental Law or other Governmental Approval, (e) which are deemed to constitute a nuisance or a trespass which pose a health or safety hazard to Persons or neighboring properties, (f) which consist of underground or aboveground storage tanks, whether empty, filled or partially filled with any substance, or (g) which contain, without limitation, asbestos, polychlorinated biphenyls, urea formaldehyde foam insulation, petroleum hydrocarbons, petroleum derived substances or waste, crude oil, nuclear fuel, natural gas or synthetic gas.

“Hedging Agreement” means any agreement with respect to any Interest Rate Contract, forward rate agreement, commodity swap, forward foreign exchange agreement, currency swap agreement, cross-currency rate swap agreement, currency option agreement or other agreement or arrangement designed to alter the risks of any Person arising from fluctuations in interest rates, currency values or commodity prices, all as amended, restated, supplemented or otherwise modified from time to time.

“Hedging Obligations” means all existing or future payment and other obligations owing by the Borrower under any Hedging Agreement (which such Hedging Agreement is permitted hereunder) with any Person that is a Lender or an Affiliate of a Lender at the time such Hedging Agreement is executed.

“Indebtedness” means, with respect to the Borrower and its Subsidiaries at any date and without duplication, the sum of the following:

(a)           all liabilities, obligations and indebtedness for borrowed money including, but not limited to, obligations evidenced by bonds, debentures, notes or other similar instruments of any such Person;

(b)           all obligations to pay the deferred purchase price of property or services of any such Person (including, without limitation, all obligations under non-competition, earn-out or similar agreements), except trade payables arising in the ordinary course of business not more than ninety (90) days past due;

(c)           the Attributable Indebtedness of such Person with respect to such Person’s obligations in respect of Capital Leases and Synthetic Leases (regardless of whether accounted for as indebtedness under GAAP);

(d)           all Indebtedness of any other Person secured by a Lien on any asset owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(e)           all Guaranty Obligations of any such Person;

(f)           all obligations, contingent or otherwise, of any such Person relative to the face amount of letters of credit, whether or not drawn, including, without limitation, any Reimbursement Obligation, and banker’s acceptances issued for the account of any such Person;

(g)           all obligations of any such Person to redeem, repurchase, exchange, defease or otherwise make payments in respect of Capital Stock of such Person; and

(h)           all net obligations incurred by any such Person pursuant to Hedging Agreements.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person.  The amount of any net obligation of any Person under any Hedging Agreement on any date shall be deemed to be the Termination Value thereof as of such date.

“Indemnified Taxes” means Taxes and Other Taxes other than Excluded Taxes.

“Interest Expense” means, with respect to the Borrower and its Subsidiaries for any period, the gross interest expense (including, without limitation, interest expense attributable to Capital Leases, Synthetic Leases and all net payment obligations pursuant to Hedging Agreements) of the Borrower and its Subsidiaries, all determined for such period on a Consolidated basis, without duplication, in accordance with GAAP.

“Interest Period” has the meaning assigned thereto in Section 4.1(b).

“Interest Rate Contract” means any interest rate swap agreement, interest rate cap agreement, interest rate floor agreement, interest rate collar agreement, interest rate option or any other agreement regarding the hedging of interest rate risk exposure executed in connection with hedging the interest rate exposure of any Person and any confirming letter executed pursuant to such agreement, all as amended, restated, supplemented or otherwise modified from time to time.

“ISP98” means the International Standby Practices (1998 Revision, effective January 1, 1999), International Chamber of Commerce Publication No. 590.

“Issuing Lender” means Wachovia, in its capacity as issuer of any Letter of Credit, or any successor thereto and any other Lender designated by the Borrower as an Issuing Lender (with reasonable prior notice to the Administrative Agent of such designation) and acceptable to the Administrative Agent.

“L/C Commitment” means the lesser of (a) Ten Million Dollars ($10,000,000) and (b) the Aggregate Commitment.

“L/C Facility” means the letter of credit facility established pursuant to Article III.

“L/C Obligations” means at any time, an amount equal to the sum of (a) the aggregate undrawn and unexpired amount of the then outstanding Letters of Credit and (b) the aggregate amount of drawings under Letters of Credit which have not then been reimbursed pursuant to Section 3.5.

“L/C Participants” means the collective reference to all the Lenders other than the applicable Issuing Lender.

“Lender” means each Person executing this Agreement as a Lender (including, without limitation, each Issuing Lender and the Swingline Lender unless the context otherwise requires) set forth on the signature pages hereto and each Person that hereafter becomes a party to this Agreement as a Lender pursuant to Section 13.10.

“Lending Office” means, with respect to any Lender, the office of such Lender maintaining such Lender’s Extensions of Credit.

“Letter of Credit Application” means an application, in the form specified by the applicable Issuing Lender from time to time, requesting the applicable Issuing Lender to issue a Letter of Credit.

“Letters of Credit” has the meaning assigned thereto in Section 3.1.

“LIBOR” means the rate of interest per annum determined on the basis of the rate for deposits in Dollars in minimum amounts of at least $5,000,000 for a period equal to the applicable Interest Period which appears on the Reuters Screen LIBOR01 Page at approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of the applicable Interest Period (rounded upward, if necessary, to the nearest 1/100th of 1%).  If, for any reason, such rate does not appear on Telerate Page 3750, then “LIBOR” shall be determined by the Administrative Agent to be the arithmetic average of the rate per annum at which deposits in Dollars in minimum amounts of at least $5,000,000 would be offered by first class banks in the London interbank market to the Administrative Agent at approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of the applicable Interest Period for a period equal to such Interest Period.  Each calculation by the Administrative Agent of LIBOR shall be conclusive and binding for all purposes, absent manifest error.

“LIBOR Rate” means a rate per annum (rounded upwards, if necessary, to the next higher 1/100th of 1%) determined by the Administrative Agent pursuant to the following formula:

LIBOR Rate =	LIBOR
1.00-Eurodollar Reserve Percentage

“LIBOR Rate Loan” means any Loan bearing interest at a rate based upon the LIBOR Rate as provided in Section 4.1(a).

“Lien” means, with respect to any asset, any mortgage, leasehold mortgage, lien, pledge, charge, security interest, hypothecation or encumbrance of any kind in respect of such asset.  For the purposes of this Agreement, a Person shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, Capital Lease or other title retention agreement relating to such asset.

“Loan Documents” means, collectively, this Agreement, each Note, the Letter of Credit Applications, the Guaranty Agreement, the Security Documents and each other document, instrument, certificate and agreement executed and delivered by the Borrower or any Subsidiary thereof in connection with this Agreement or otherwise referred to herein or contemplated hereby (excluding any Hedging Agreement), all as may be amended, restated, supplemented or otherwise modified from time to time.

“Loans” means the collective reference to the Revolving Credit Loans and the Swingline Loans and “Loan” means any of such Loans.

“Material Adverse Effect” means, with respect to the Borrower or any of its Subsidiaries, a material adverse effect on (a) the properties, business, prospects, operations or condition (financial or otherwise) of the Borrower and its Subsidiaries taken as a whole, (b) the ability of any such Person to perform its obligations under the Loan Documents to which it is a party or (c) the legality, validity, binding effect or enforceability of the  Loan Documents or the rights and remedies available to the Administrative Agent and the Lenders, in each case, taken as a whole.

“Material Contract” means (a) any contract or other agreement, written or oral, of the Borrower or any of its Subsidiaries involving monetary liability of or to any such Person in an amount in excess of $1,000,000 per annum, or (b) any other contract or agreement, written or oral, of the Borrower or any of its Subsidiaries the failure to comply with which could reasonably be expected to have a Material Adverse Effect.

“Material Government Contract” has the meaning set forth in the Collateral Agreement.

“Maturity Date” means the earliest to occur of (a) July 31, 2012, (b) the date of termination by the Borrower pursuant to Section 2.5, or (c) the date of termination by the Administrative Agent on behalf of the Lenders pursuant to Section 11.2(a).

“Mortgages” means the collective reference to each mortgage, deed of trust or other real property security document, encumbering all real property now or hereafter owned by any Credit Party or any Subsidiary thereof, in each case, in form and substance reasonably satisfactory to the Administrative Agent and executed by any Credit Party or any Subsidiary thereof in favor of the Administrative Agent, for the ratable benefit of itself and the other Secured Parties, as any such document may be amended, restated, supplemented or otherwise modified from time to time.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA to which the Borrower or any ERISA Affiliate is making, or is accruing an obligation to make, or has accrued an obligation to make contributions within the preceding six (6) years.

“Net Income” means, with respect to the Borrower and its Subsidiaries for any period of determination, the net income (or loss) of the Borrower and its Subsidiaries for such period, determined on a Consolidated basis in accordance with GAAP; provided that there shall be excluded from Net Income (a) the net income (or loss) of any Person (other than a Subsidiary which shall be subject to clause (c) below), in which the Borrower or any of its Subsidiaries has a joint interest with a third party, except to the extent such net income is actually paid to the Borrower or any of its Subsidiaries by dividend or other distribution during such period, (b) the net income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of such Person or is merged into or consolidated with such Person or any of its Subsidiaries or that Person’s assets are acquired by such Person or any of its Subsidiaries except to the extent included pursuant to the foregoing clause (a), and (c) the net income (if positive) of any Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary to the Borrower or any of its Subsidiaries of such net income (i) is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute rule or governmental regulation applicable to such Subsidiary or (ii) would be subject to any taxes payable on such dividends or distributions.

“Notes” means the collective reference to the Revolving Credit Notes and the Swingline Note.

“Notice of Account Designation” has the meaning assigned thereto in Section 2.3(b).

“Notice of Borrowing” has the meaning assigned thereto in Section 2.3(a).

“Notice of Conversion/Continuation” has the meaning assigned thereto in Section 4.2.

“Notice of Prepayment” has the meaning assigned thereto in Section 2.4(c).

“Obligations” means, in each case, whether now in existence or hereafter arising: (a) the principal of and interest on (including interest accruing after the filing of any bankruptcy or similar petition) the Loans, (b) the L/C Obligations, (c) all Specified Obligations and (d) all other fees and commissions (including attorneys’ fees), charges, indebtedness, loans, liabilities, financial accommodations, obligations, covenants and duties owing by the Borrower or any of its Subsidiaries to the Lenders or the Administrative Agent, in each case under any Loan Document or otherwise, with respect to any Loan or Letter of Credit of every kind, nature and description, direct or indirect, absolute or contingent, due or to become due, contractual or tortious, liquidated or unliquidated, and whether or not evidenced by any note; provided that (a) Specified Obligations, as applicable, shall be secured and guaranteed pursuant to the Security Documents only to the extent that, and for so long as, the other Obligations are so secured and guaranteed and (b) any release of Collateral or Guarantors effected in the manner permitted by this Agreement shall not require the consent of holders of Specified Obligations.

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Officer’s Compliance Certificate” means a certificate of the chief financial officer or the treasurer of the Borrower substantially in the form of Exhibit F.

“Operating Lease” means, as to any Person as determined in accordance with GAAP, any lease of property (whether real, personal or mixed) by such Person as lessee which is not a Capital Lease.

“Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Participant” has the meaning assigned thereto in Section 13.10(d).

“Patent Security Agreement” means that certain Patent Security Agreement dated as of the Closing Date by and among Versaform Corp. and the Administrative Agent.

“Payment Event of Default” means any Event of Default specified in Section 11.1(a) or (b).

“PBGC” means the Pension Benefit Guaranty Corporation or any successor agency.

“Pension Plan” means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to the provisions of Title IV of ERISA or Section 412 of the Code and which (a) is maintained for the employees of the Borrower or any ERISA Affiliates or (b) has at any time within the preceding six (6) years been maintained for the employees of the Borrower or any of its current or former ERISA Affiliates.

“Permitted Acquisitions” means the acquisitions permitted pursuant to Section 10.3(c).

“Permitted Liens” means the Liens permitted pursuant to Section 10.2.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, governmental authority or other entity.

“Platform” has the meaning assigned thereto in Section 7.4.

“Post-Closing Deadline” means September 30, 2007, as such date may be extended at the sole discretion of the Administrative Agent.

“Prime Rate” means, at any time, the rate of interest per annum publicly announced from time to time by Wachovia as its prime rate.  Each change in the Prime Rate shall be effective as of the opening of business on the day such change in such prime rate occurs.  The parties hereto acknowledge that the rate announced publicly by Wachovia as its prime rate is an index or base rate and shall not necessarily be its lowest or best rate charged to its customers or other banks.

“Private Information” has the meaning assigned thereto in Section 7.4.

“Public Information” has the meaning assigned thereto in Section 7.4.

“Register” has the meaning assigned thereto in Section 13.10(c).

“Reimbursement Obligation” means the obligation of the Borrower to reimburse the applicable Issuing Lender pursuant to Section 3.5 for amounts drawn under Letters of Credit.

“Related Documents” mean the Acquisition Agreement, the Employment Agreements, the Seller Noncompetition Agreements and the Escrow Agreement.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Required Lenders” means, at any date, any combination of Lenders whose Commitments aggregate more than fifty percent (50%) of the Aggregate Commitment or, if the Credit Facility has been terminated pursuant to Section 11.2, any combination of Lenders holding more than fifty percent (50%) of the aggregate Extensions of Credit; provided that the Commitment of, and the portion of the Extensions of Credit, as applicable, held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Responsible Officer” means the chief executive officer, president, chief financial officer, controller, treasurer or assistant treasurer or senior manager of financial reporting of a Credit Party or any other officer of a Credit Party reasonably acceptable to the Administrative Agent.  Any document delivered hereunder that is signed by a Responsible Officer of a Credit Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Credit Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Credit Party.

“Revolving Credit Facility” means the revolving credit facility established pursuant to Article II.

“Revolving Credit Loans” means any revolving loan made to the Borrower pursuant to Section 2.1, and all such revolving loans collectively as the context requires.

“Revolving Credit Note” means a promissory note made by the Borrower in favor of a Lender evidencing the Revolving Credit Loans made by such Lender, substantially in the form of Exhibit A-1 hereto, and any amendments, supplements and modifications thereto, any substitutes therefor, and any replacements, restatements, renewals or extension thereof, in whole or in part.

“Sanctioned Entity” shall mean (a) an agency of the government of, (b) an organization directly or indirectly controlled by, or (c) a person resident in a country that is subject to a sanctions program identified on the list maintained by OFAC and available at http://www.treas.gov/offices/enforcement/ofac/programs, or as otherwise published from time to time as such program may be applicable to such agency, organization or person.

“Sanctioned Person” shall mean a person named on the list of Specially Designated Nationals or Blocked Persons maintained by OFAC available at http://www.treas.gov/offices/

enforcement/ofac/sdn/index.html, or as otherwise published from time to time.

“Secured Parties” means the Administrative Agent, the Lenders, any party to a Specified Hedge Agreement that was a Lender or an Affiliate of a Lender at the time such Specified Hedge Agreement was executed, any party to a Specified Cash Management Arrangement that was a Lender or an Affiliate of a Lender at the time such Specified Cash Management Arrangement was executed, any other holder from time to time of any of the Obligations and, in each case, their respective successors and permitted assigns.

“Security Documents” means the collective reference to the Collateral Agreement, the Mortgages, the Patent Security Agreement, the Trademark Security Agreement and each other agreement or writing pursuant to which any Credit Party purports to pledge or grant a security interest in any property or assets securing the Obligations or any such Person purports to guaranty the payment and/or performance of the Obligations, in each case, as amended, restated, supplemented or otherwise modified from time to time.

“Seller Noncompetition Agreements” means, collectively, each noncompetition agreement executed by a Seller in favor of the Borrower under the terms of the Acquisition Agreement.

“Sellers” mean, collectively, John J. Bogan, Trustee of the John Bogan Separate Property Trust Dated October 5, 1999, and William A. Huston.

“Solvent” means, as to the Borrower and its Subsidiaries on a particular date, that any such Person (a) has capital sufficient to carry on its business and transactions and all business and transactions in which it is about to engage and is able to pay its debts as they mature, (b) has assets having a value, both at fair valuation and at present fair saleable value, greater than the amount required to pay its probable liabilities (including contingencies), and (c) does not believe that it will incur debts or liabilities beyond its ability to pay such debts or liabilities as they mature.

“Specified Cash Management Arrangement” means any cash management arrangement (a) entered into by (i) any Credit Party or any Subsidiary thereof and (ii) any Lender or any Affiliate thereof at the time such cash management arrangement was entered into, as counterparty, and (b) which has been designated by such Lender or such Affiliate and the Borrower, by notice to the Administrative Agent not later than thirty (30) days after the execution and delivery by such Credit Party or such Subsidiary thereof, as a Specified Cash Management Arrangement.  The designation of any cash management arrangement as a Specified Cash Management Arrangement shall not create in favor of the Lender or Affiliate thereof that is a party thereto any rights in connection with the management or release of any Collateral or of the obligations of any Credit Party under the Collateral Agreement or any Guaranty Agreement.

“Specified Cash Management Obligations” means all existing or future payment and other obligations owing by any Credit Party or any Subsidiary thereof under any Specified Cash Management Arrangement.

“Specified Hedge Agreement” means any Hedge Agreement (a) entered into by (i) any Credit Party or any Subsidiary thereof and (ii) any Lender or any Affiliate thereof at the time such Hedge Agreement was entered into, as counterparty and (b) that has been designated by such Lender and the Borrower, by notice to the Administrative Agent not later than thirty (30) days after the execution and delivery by such Credit Party or such Subsidiary thereof, as a Specified Hedge Agreement.  The designation of any Hedge Agreement as a Specified Hedge Agreement shall not create in favor of the Lender or Affiliate thereof that is a party thereto any rights in connection with the management or release of any Collateral or of the obligations of any Credit Party under the Collateral Agreement or any Guaranty Agreement.

“Specified Hedge Obligations” means all existing or future payment and other obligations owing by any Credit Party or any Subsidiary thereof under any Specified Hedge Agreement.

“Specified Obligations” means, collectively, (a) all Specified Hedge Obligations and (b) all Specified Cash Management Obligations.

“Subordinated Indebtedness” means the collective reference to any Indebtedness of the Borrower or any Subsidiary subordinated in right and time of payment to the Obligations and containing such other terms and conditions, in each case as are satisfactory to the Administrative Agent.

“Subsidiary” means as to any Person, any corporation, partnership, limited liability company or other entity of which more than fifty percent (50%) of the outstanding Capital Stock having ordinary voting power to elect a majority of the board of directors or other managers of such corporation, partnership, limited liability company or other entity is at the time owned by or the management is otherwise controlled by such Person (irrespective of whether, at the time, Capital Stock of any other class or classes of such corporation, partnership, limited liability company or other entity shall have or might have voting power by reason of the happening of any contingency).  Unless otherwise qualified references to “Subsidiary” or “Subsidiaries” herein shall refer to those of the Borrower.

“Swingline Commitment” means the lesser of (a) Ten Million Dollars ($10,000,000) and (b) the Aggregate Commitment.

“Swingline Facility” means the swingline facility established pursuant to Section 2.2.

“Swingline Lender” means Wachovia in its capacity as swingline lender hereunder.

“Swingline Loan” means any swingline loan made by the Swingline Lender to the Borrower pursuant to Section 2.2, and all such swingline loans collectively as the context requires.

“Swingline Note” means a promissory note made by the Borrower in favor of the Swingline Lender evidencing the Swingline Loans made by the Swingline Lender, substantially in the form of Exhibit A-2 hereto, and any amendments, supplements and modifications thereto, any substitutes therefor, and any replacements, restatements, renewals or extension thereof, in whole or in part

“Swingline Termination Date” means the first to occur of (a) the resignation of Wachovia as Administrative Agent in accordance with Section 12.9 and (b) the Maturity Date.

“Synthetic Lease” means any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product where such transaction is considered borrowed money indebtedness for tax purposes but is classified as an Operating Lease in accordance with GAAP.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Termination Event” means except for any such event or condition that could not reasonably be expected to have a Material Adverse Effect: (a) a “Reportable Event” described in Section 4043 of ERISA for which the notice requirement has not been waived by the PBGC, or (b) the withdrawal of the Borrower or any ERISA Affiliate from a Pension Plan during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA, or (c) the termination of a Pension Plan, the filing of a notice of intent to terminate a Pension Plan or the treatment of a Pension Plan amendment as a termination, under Section 4041 of ERISA, if the plan assets are not sufficient to pay all plan liabilities, or (d) the institution of proceedings to terminate, or the appointment of a trustee with respect to, any Pension Plan by the PBGC, or (e) any other event or condition which would constitute grounds under Section 4042(a) of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan, or (f) the imposition of a Lien pursuant to Section 412 of the Code or Section 302 of ERISA, or (g) the partial or complete withdrawal of the Borrower of any ERISA Affiliate from a Multiemployer Plan if withdrawal liability is asserted by such plan, or (h) any event or condition which results in the reorganization or insolvency of a Multiemployer Plan under Sections 4241 or 4245 of ERISA, or (i) any event or condition which results in the termination of a Multiemployer Plan under Section 4041A of ERISA or the institution by PBGC of proceedings to terminate a Multiemployer Plan under Section 4042 of ERISA.

“Termination Value” means, in respect of any one or more Hedging Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Hedging Agreements, (a) for any date on or after the date such Hedging Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Hedging Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedging Agreements (which may include a Lender or any Affiliate of a Lender).

“Total Indebtedness” means, as of any date of determination with respect to the Borrower and its Subsidiaries on a Consolidated basis without duplication, the sum of all Indebtedness of the Borrower and its Subsidiaries.

“Total Leverage Ratio” means, with respect to the Borrower and its Subsidiaries as of any date of determination, the ratio of (a) Total Indebtedness as of such date to (b) EBITDA for the period of four (4) consecutive fiscal quarters ending on or immediately prior to such date.

“Trademark Security Agreement” means that certain Trademark Security Agreement dated as of the Closing Date by and between LMI-TCA, Inc. and the Administrative Agent.

“Transactions” means collectively, (a) the consummation of the Acquisition, (b) the entering into by the Credit Parties and their applicable Subsidiaries of the Loan Documents and the Related Documents to which they are or are intended to be a party, (c) the refinancing of certain outstanding Indebtedness of the Borrower and its Subsidiaries evidenced by the Existing Facilities and the termination of all commitments with respect thereto and (d) the payment of the fees and expenses incurred in connection with the consummation of the foregoing.

“Uniform Customs” means the Uniform Customs and Practice for Documentary Credits (1993 Revision), effective January, 1994 International Chamber of Commerce Publication No. 500.

“UCC” means the Uniform Commercial Code as in effect in the State of New York or appropriate governing state, as amended or modified from time to time.

“United States” means the United States of America.

“Wachovia” means Wachovia Bank, National Association, a national banking association, and its successors.

“Wholly-Owned” means, with respect to a Subsidiary, that all of the shares of Capital Stock of such Subsidiary are, directly or indirectly, owned or controlled by the Borrower and/or one or more of its Wholly-Owned Subsidiaries (except for directors’ qualifying shares or other shares required by Applicable Law to be owned by a Person other than the Borrower).

Section 1.2  Other Definitions and Provisions.  With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:  (a) the definitions of terms herein shall apply equally to the singular and plural forms of the terms defined, (b) whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms, (c) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (d) the word “will” shall be construed to have the same meaning and effect as the word “shall”, (e) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (f) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (g) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (h) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (i) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights, (j) the term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form, (k) in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including”, and (l) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

Section 1.3  Accounting Terms.  All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the audited financial statements required by Section 7.1(b), except as otherwise specifically prescribed herein.

Section 1.4  UCC Terms.  Terms defined in the UCC in effect on the Closing Date and not otherwise defined herein shall, unless the context otherwise indicates, have the meanings provided by those definitions.  Subject to the foregoing, the term “UCC” refers, as of any date of determination, to the UCC then in effect.

Section 1.5  Rounding.  Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

Section 1.6  References to Agreement and Laws.  Unless otherwise expressly provided herein, (a) references to formation documents, governing documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document; and (b) references to any Applicable Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Applicable Law.

Section 1.7  Times of Day.  Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

Section 1.8  Letter of Credit Amounts.  Unless otherwise specified, all references herein to the amount of a Letter of Credit at any time shall be deemed to mean the maximum face amount of such Letter of Credit after giving effect to all increases thereof contemplated by such Letter of Credit or the Letter of Credit Application therefor, whether or not such maximum face amount is in effect at such time.

ARTICLE II
REVOLVING CREDIT FACILITY

Section 2.1  Revolving Credit Loans.  Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties set forth herein, each Lender severally agrees to make Revolving Credit Loans to the Borrower from time to time from the Closing Date through, but not including, the Maturity Date as requested by the Borrower in accordance with the terms of Section 2.3; provided, that (a) the aggregate principal amount of all outstanding Revolving Credit Loans (after giving effect to any amount requested) shall not exceed the Aggregate Commitment less the sum of all outstanding Swingline Loans and L/C Obligations and (b) the principal amount of outstanding Revolving Credit Loans from any Lender to the Borrower shall not at any time exceed such Lender’s Commitment less such Lender’s Commitment Percentage of outstanding L/C Obligations and outstanding Swingline Loans.  Each Revolving Credit Loan by a Lender shall be in a principal amount equal to such Lender’s Commitment Percentage of the aggregate principal amount of Revolving Credit Loans requested on such occasion.  Subject to the terms and conditions hereof, the Borrower may borrow, repay and reborrow Revolving Credit Loans hereunder until the Maturity Date.

Section 2.2  Swingline Loans.

(a)  Availability.  Subject to the terms and conditions of this Agreement, the Swingline Lender agrees to make Swingline Loans to the Borrower from time to time from the Closing Date through, but not including, the Swingline Termination Date; provided, that the aggregate principal amount of all outstanding Swingline Loans (after giving effect to any amount requested), shall not exceed the lesser of (i) the Aggregate Commitment less the sum of all outstanding Revolving Credit Loans and the L/C Obligations and (ii) the Swingline Commitment.

(b)  Refunding.

(i)  Swingline Loans shall be refunded by the Lenders on demand by the Swingline Lender.  Such refundings shall be made by the Lenders in accordance with their respective Commitment Percentages and shall thereafter be reflected as Revolving Credit Loans of the Lenders on the books and records of the Administrative Agent.  Each Lender shall fund its respective Commitment Percentage of Revolving Credit Loans as required to repay Swingline Loans outstanding to the Swingline Lender upon demand by the Swingline Lender but in no event later than 1:00 p.m. on the next succeeding Business Day after such demand is made.  No Lender’s obligation to fund its respective Commitment Percentage of a Swingline Loan shall be affected by any other Lender’s failure to fund its Commitment Percentage of a Swingline Loan, nor shall any Lender’s Commitment Percentage be increased as a result of any such failure of any other Lender to fund its Commitment Percentage of a Swingline Loan.

(ii)  The Borrower shall pay to the Swingline Lender on demand the amount of such Swingline Loans to the extent amounts received from the Lenders are not sufficient to repay in full the outstanding Swingline Loans requested or required to be refunded.  In addition, the Borrower hereby authorizes the Administrative Agent to charge any account maintained by the Borrower with the Swingline Lender (up to the amount available therein) in order to immediately pay the Swingline Lender the amount of such Swingline Loans to the extent amounts received from the Lenders are not sufficient to repay in full the outstanding Swingline Loans requested or required to be refunded.  If any portion of any such amount paid to the Swingline Lender shall be recovered by or on behalf of the Borrower from the Swingline Lender in bankruptcy or otherwise, the loss of the amount so recovered shall be ratably shared among all the Lenders in accordance with their respective Commitment Percentages (unless the amounts so recovered by or on behalf of the Borrower pertain to a Swingline Loan extended after the occurrence and during the continuance of an Event of Default of which the Administrative Agent has received notice in the manner required pursuant to Section 12.5 and which such Event of Default has not been waived by the Required Lenders or the Lenders, as applicable).

(iii)  Each Lender acknowledges and agrees that its obligation to refund Swingline Loans in accordance with the terms of this Section is absolute and unconditional and shall not be affected by any circumstance whatsoever, including, without limitation, non-satisfaction of the conditions set forth in Article V.  Further, each Lender agrees and acknowledges that if prior to the refunding of any outstanding Swingline Loans pursuant to this Section, a Bankruptcy Event of Default shall have occurred, each Lender will, on the date the applicable Revolving Credit Loan would have been made, purchase an undivided participating interest in the Swingline Loan to be refunded in an amount equal to its Commitment Percentage of the aggregate amount of such Swingline Loan.  Each Lender will immediately transfer to the Swingline Lender, in immediately available funds, the amount of its participation and upon receipt thereof the Swingline Lender will deliver to such Lender a certificate evidencing such participation dated the date of receipt of such funds and for such amount.  Whenever, at any time after the Swingline Lender has received from any Lender such Lender’s participating interest in a Swingline Loan, the Swingline Lender receives any payment on account thereof, the Swingline Lender will distribute to such Lender its participating interest in such amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s participating interest was outstanding and funded).

Section 2.3  Procedure for Advances of Revolving Credit Loans and Swingline Loans.

(a)  Requests for Borrowing.  The Borrower shall give the Administrative Agent irrevocable prior written notice substantially in the form attached hereto as Exhibit B (a “Notice of Borrowing”) not later than 12:00 p.m. (i) on the same Business Day as each Base Rate Loan and each Swingline Loan and (ii) at least three (3) Business Days before each LIBOR Rate Loan, of its intention to borrow, specifying (A) the date of such borrowing, which shall be a Business Day, (B) the amount of such borrowing, which shall be, (x) with respect to Base Rate Loans (other than Swingline Loans) in an aggregate principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof, (y) with respect to LIBOR Rate Loans in an aggregate principal amount of $2,000,000 or a whole multiple of $500,000 in excess thereof and (z) with respect to Swingline Loans in an aggregate principal amount of $100,000 or a whole multiple of $50,000 in excess thereof, (C) whether such Loan is to be a Revolving Credit Loan or Swingline Loan, (D) in the case of a Revolving Credit Loan whether the Loans are to be LIBOR Rate Loans or Base Rate Loans, and (E) in the case of a LIBOR Rate Loan, the duration of the Interest Period applicable thereto.  A Notice of Borrowing received after 12:00 p.m. shall be deemed received on the next Business Day.  The Administrative Agent shall promptly notify the Lenders of each Notice of Borrowing.

(b)  Disbursement of Revolving Credit and Swingline Loans.  Not later than 2:00 p.m. on the proposed borrowing date, (i) each Lender will make available to the Administrative Agent, for the account of the Borrower, at the office of the Administrative Agent in funds immediately available to the Administrative Agent, such Lender’s Commitment Percentage of the Revolving Credit Loans to be made on such borrowing date and (ii) the Swingline Lender will make available to the Administrative Agent, for the account of the Borrower, at the office of the Administrative Agent in funds immediately available to the Administrative Agent, the Swingline Loans to be made on such borrowing date.  The Borrower hereby irrevocably authorizes the Administrative Agent to disburse the proceeds of each borrowing requested pursuant to this Section in immediately available funds by crediting or wiring such proceeds to the deposit account of the Borrower identified in the most recent notice substantially in the form of Exhibit C hereto (a “Notice of Account Designation”) delivered by the Borrower to the Administrative Agent or as may be otherwise agreed upon by the Borrower and the Administrative Agent from time to time.  Subject to Section 4.7 hereof, the Administrative Agent shall not be obligated to disburse the portion of the proceeds of any Revolving Credit Loan requested pursuant to this Section to the extent that any Lender has not made available to the Administrative Agent its Commitment Percentage of such Loan.  Revolving Credit Loans to be made for the purpose of refunding Swingline Loans shall be made by the Lenders as provided in Section 2.2(b).

Section 2.4  Repayment of Loans.

(a)  Repayment on Maturity Date.  The Borrower hereby agrees to repay the outstanding principal amount of (i) all Revolving Credit Loans in full on the Maturity Date, and (ii) all Swingline Loans in accordance with Section 2.2(b), together, in each case, with all accrued but unpaid interest thereon.

(b)  Mandatory Repayment of Revolving Credit Loans.  If at any time the outstanding principal amount of all Revolving Credit Loans plus the sum of all outstanding Swingline Loans and L/C Obligations exceeds the Aggregate Commitment, the Borrower agrees to repay immediately upon notice from the Administrative Agent, by payment to the Administrative Agent for the account of the Lenders, Extensions of Credit in an amount equal to such excess with each such repayment applied first to the principal amount of outstanding Swingline Loans, second to the principal amount of outstanding Revolving Credit Loans and third, with respect to any Letters of Credit then outstanding, a payment of cash collateral into a cash collateral account opened by the Administrative Agent, for the benefit of the Lenders in an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit (such cash collateral to be applied in accordance with Section 11.2(b)).

(c)  Optional Prepayments.  The Borrower may at any time and from time to time prepay without premium or penalty, but including any amount required to be paid pursuant to Section 4.9, Revolving Credit Loans and Swingline Loans, in whole or in part, with irrevocable prior written notice to the Administrative Agent substantially in the form attached hereto as Exhibit D (a “Notice of Prepayment”) given not later than 11:00 a.m. (i) on the same Business Day as each Base Rate Loan and each Swingline Loan and (ii) at least three (3) Business Days before each LIBOR Rate Loan, specifying the date and amount of prepayment and whether the prepayment is of LIBOR Rate Loans, Base Rate Loans, Swingline Loans or a combination thereof, and, if of a combination thereof, the amount allocable to each.  Upon receipt of such notice, the Administrative Agent shall promptly notify each Lender.  If any such notice is given, the amount specified in such notice shall be due and payable on the date set forth in such notice.  Partial prepayments shall be in an aggregate amount of $1,000,000 or a whole multiple of $500,000 in excess thereof with respect to Base Rate Loans (other than Swingline Loans), $2,000,000 or a whole multiple of $500,000 in excess thereof with respect to LIBOR Rate Loans and $100,000 or a whole multiple of $50,000 in excess thereof with respect to Swingline Loans.  A Notice of Prepayment received after 11:00 a.m. shall be deemed received on the next Business Day.  Each such repayment shall be accompanied by any amount required to be paid pursuant to Section 4.9.

(d)  Limitation on Prepayment of LIBOR Rate Loans.  The Borrower may not prepay any LIBOR Rate Loan on any day other than on the last day of the Interest Period applicable thereto unless such prepayment is accompanied by any amount required to be paid pursuant to Section 4.9.

(e)  Hedging Agreements and Specified Cash Management Arrangements.  No repayment or prepayment pursuant to this Section shall affect any of the Borrower’s obligations under any Hedging Agreement or any Specified Cash Management Arrangement.

Section 2.5  Permanent Reduction of the Aggregate Credit Commitment.

(a)  Voluntary Reduction.  The Borrower shall have the right at any time and from time to time, upon at least five (5) Business Days prior written notice to the Administrative Agent, to permanently reduce, without premium or penalty but including any amount required to be paid pursuant to Section 4.9, (i) the entire Aggregate Commitment at any time or (ii) portions of the Aggregate Commitment, from time to time, in an aggregate principal amount of not less than $1,000,000 or any whole multiple of $500,000 in excess thereof.  Any reduction of the Aggregate Commitment shall be applied to the Commitment of each Lender according to its Commitment Percentage.  All commitment fees accrued until the effective date of any termination of the Aggregate Commitment shall be paid on the effective date of such termination.

(b)  Corresponding Payment.  Each permanent reduction permitted pursuant to this Section shall be accompanied by a payment of principal sufficient to reduce the aggregate outstanding Revolving Credit Loans, Swingline Loans and L/C Obligations, as applicable, after such reduction to the Aggregate Commitment as so reduced and if the Aggregate Commitment as so reduced is less than the aggregate amount of all outstanding Letters of Credit, the Borrower shall be required to deposit cash collateral in a cash collateral account opened by the Administrative Agent in an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit.  Such cash collateral shall be applied in accordance with Section 11.2(b).  Any reduction of the Aggregate Commitment to zero shall be accompanied by payment of all outstanding Revolving Credit Loans and Swingline Loans (and furnishing of cash collateral satisfactory to the Administrative Agent for all L/C Obligations) and shall result in the termination of the Commitments and the Revolving Credit Facility.  Such cash collateral shall be applied in accordance with Section 11.2(b).  If the reduction of the Aggregate Commitment requires the repayment of any LIBOR Rate Loan, such repayment shall be accompanied by any amount required to be paid pursuant to Section 4.9.

Section 2.6  Termination of Revolving Credit Facility.  The Revolving Credit Facility shall terminate on the Maturity Date.

Section 2.7  Increase in Aggregate Commitment.

(a)  Request for Increase.  Provided there exists no Default or Event of Default immediately prior to or after giving effect thereto, upon notice to the Administrative Agent (which shall promptly notify the Lenders), the Borrower may, at any time during the period from the Closing Date through July 31, 2010, request an increase in the Aggregate Commitment by an amount (for all such requests) not exceeding $40,000,000; provided that (i) any such request for an increase shall be in a minimum amount of $10,000,000, and (ii) the Borrower may make a maximum of two such requests.  At the time of sending such notice, the Borrower (in consultation with the Administrative Agent) shall specify the time period within which each Lender is requested to respond (which shall in no event be less than ten (10) Business Days from the date of delivery of such notice to the Lenders).

(b)  Lender Elections to Increase.  Each Lender shall notify the Administrative Agent within such time period whether or not it agrees to increase its Commitment and, if so, whether by an amount equal to, greater than, or less than its Commitment Percentage of such requested increase.  Any Lender not responding within such time period shall be deemed to have declined to increase its Commitment.

(c)  Notification by Administrative Agent; Additional Lenders.  The Administrative Agent shall notify the Borrower and each Lender of the Lenders’ responses to each request made hereunder.  To achieve the full amount of a requested increase, and subject to the approval of the Administrative Agent, each Issuing Lender and the Swingline Lender (which approvals shall not be unreasonably withheld), the Borrower may also invite additional Eligible Assignees to become Lenders pursuant to a joinder agreement in form and substance satisfactory to the Administrative Agent and its counsel.

(d)  Effective Date and Allocations.  If the Aggregate Commitment is increased in accordance with this Section, the Administrative Agent and the Borrower shall determine the effective date (the “Increase Effective Date”) and the final allocation of such increase.  The Administrative Agent shall promptly notify the Borrower and the Lenders of the final allocation of such increase and the Increase Effective Date.

(e)  Conditions to Effectiveness of Increase.  As a condition precedent to such increase, the Borrower shall deliver to the Administrative Agent a certificate of each Credit Party dated as of the Increase Effective Date signed by a Responsible Officer of such Credit Party (i) certifying and attaching the resolutions adopted by such Credit Party approving or consenting to such increase, and (ii) in the case of the Borrower, certifying that, before and after giving effect to such increase, no Default or Event of Default exists and is continuing.  Upon the Increase Effective Date, (A) the Aggregate Commitment will be deemed to have been increased by the amount of such Commitment increase pursuant to this Section 2.7, (B) entries in the Register will be revised to reflect the revised Commitments and Commitment Percentages of each of the Lenders (including each new Lender) and (C) the outstanding Loans will be reallocated on the effective date of such increase among the Lenders in accordance with their revised Commitment Percentages and the Lenders (including each new Lender) agree to make all payments and adjustments necessary to effect such reallocation and the Borrower shall pay any and all costs required pursuant to Section 4.9 in connection with such reallocation as if such reallocation were a repayment; provided, that the Administrative Agent agrees to cooperate with the Borrower with respect to the timing of such reallocation so as to minimize any incurrence by the Borrower of costs required pursuant to Section 4.9.

(f)  Conflicting Provisions.  This Section shall supersede any provisions in Section 4.6 or 13.2 to the contrary.

ARTICLE III
LETTER OF CREDIT FACILITY

Section 3.1  L/C Commitment.  Subject to the terms and conditions hereof, the Issuing Lenders, in reliance on the agreements of the other Lenders set forth in Section 3.4(a), agree to issue standby letters of credit (“Letters of Credit”) for the account of the Borrower on any Business Day from the Closing Date through but not including the Revolving Credit Maturity Date in such form as may be approved from time to time by the applicable Issuing Lender; provided, that no Issuing Lender shall have any obligation to issue any Letter of Credit if, after giving effect to such issuance, (a) the L/C Obligations would exceed the L/C Commitment or (b) the aggregate principal amount of outstanding Revolving Credit Loans, plus the aggregate principal amount of outstanding Swingline Loans, plus the aggregate amount of L/C Obligations would exceed the Aggregate Commitment.  Each Letter of Credit shall (i) be denominated in Dollars in a minimum amount of $100,000 (or such lesser amount as may be agreed by the Administrative Agent), (ii) be a standby letter of credit issued to support obligations of the Borrower or any of its Subsidiaries, contingent or otherwise, incurred in the ordinary course of business, (iii) expire no later than the earlier of: (A) one (1) year after its date of issuance or (B) the fifth (5th) Business Day prior to the Maturity Date and (iv) be subject to the Uniform Customs and/or ISP98, as set forth in the Letter of Credit Application or as determined by the applicable Issuing Lender and, to the extent not inconsistent therewith, the laws of the State of New York.  No Issuing Lender shall at any time be obligated to issue any Letter of Credit hereunder if such issuance would conflict with, or cause such Issuing Lender or any L/C Participant to exceed any limits imposed by, any Applicable Law.  References herein to “issue” and derivations thereof with respect to Letters of Credit shall also include extensions or modifications of any existing Letters of Credit, unless the context otherwise requires. Notwithstanding the foregoing, as of the Closing Date, each of the Existing Letters of Credit shall constitute, for all purposes of this Agreement and the other Loan Documents, a Letter of Credit issued and outstanding hereunder.

Section 3.2  Procedure for Issuance of Letters of Credit.  The Borrower may from time to time request that the applicable Issuing Lender issue a Letter of Credit by delivering to the applicable Issuing Lender a Letter of Credit Application therefor, completed to the satisfaction of such Issuing Lender, and such other certificates, documents and other papers and information as such Issuing Lender and the Administrative Agent may request.  The Borrower will contemporaneously deliver to the Administrative Agent, at the Administrative Agent’s Office, a copy of such Letter of Credit Application and accompanying documentation. Upon receipt of any Letter of Credit Application, the applicable Issuing Lender shall process such Letter of Credit Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall, after approving same and receiving confirmation from the Administrative Agent that sufficient availability exists under the Revolving Credit Facility for the issuance of such Letter of Credit, subject to Section 3.1 and Article V, promptly issue the Letter of Credit requested thereby (but in no event shall the Issuing Lender be required to issue any Letter of Credit earlier than four (4) Business Days after its receipt of the Letter of Credit Application therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed by the applicable Issuing Lender and the Borrower.  The applicable Issuing Lender shall promptly furnish to the Borrower and the Administrative Agent a copy of such Letter of Credit and promptly notify each Lender of the issuance and upon request by any Lender, furnish to such Lender a copy of such Letter of Credit and the amount of such Lender’s participation therein.

Section 3.3  Commissions and Other Charges.

(a)  Letter of Credit Commissions.  The Borrower shall pay to the Administrative Agent, for the account of the applicable Issuing Lender and the L/C Participants, a letter of credit commission with respect to each Letter of Credit in an amount equal to the face amount of such Letter of Credit multiplied by the Applicable Margin with respect to LIBOR Rate Loans (determined on a per annum basis).  Such commission shall be payable quarterly in arrears on the last Business Day of each calendar quarter, on the Maturity Date and thereafter on demand of the Administrative Agent.  The Administrative Agent shall, promptly following its receipt thereof, distribute to the applicable Issuing Lender and the L/C Participants all commissions received pursuant to this Section in accordance with their respective Commitment Percentages.

(b)  Fronting Fee.  In addition to the foregoing commission, the Borrower shall pay to the Administrative Agent, for the account of the applicable Issuing Lender, a fronting fee with respect to each Letter of Credit in an amount equal to the face amount of such Letter of Credit multiplied by one-eighth of one percent (0.125%) per annum.  Such fronting fee shall be payable quarterly in arrears on the last Business Day of each calendar quarter commencing with the first such date to occur after the issuance of such Letter of Credit, on the Maturity Date and thereafter on demand of the Administrative Agent.

(c)  Other Costs.  In addition to the foregoing fees and commissions, the Borrower shall pay or reimburse the applicable Issuing Lender for such normal and customary costs and expenses as are incurred or charged by the applicable Issuing Lender in issuing, effecting payment under, amending or otherwise administering any Letter of Credit.

Section 3.4  L/C Participations.

(a)  Each Issuing Lender irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce such Issuing Lender to issue Letters of Credit hereunder, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from such Issuing Lender, on the terms and conditions hereinafter stated, for such L/C Participant’s own account and risk an undivided interest equal to such L/C Participant’s Commitment Percentage in such Issuing Lender’s obligations and rights under and in respect of each Letter of Credit issued hereunder and the amount of each draft paid by such Issuing Lender thereunder.  Each L/C Participant unconditionally and irrevocably agrees with each Issuing Lender that, if a draft is paid under any Letter of Credit for which such Issuing Lender is not reimbursed in full by the Borrower through a Revolving Credit Loan or otherwise in accordance with the terms of this Agreement, such L/C Participant shall pay to such Issuing Lender upon demand at such Issuing Lender’s address for notices specified herein an amount equal to such L/C Participant’s Commitment Percentage of the amount of such draft, or any part thereof, which is not so reimbursed.

(b)  Upon becoming aware of any amount required to be paid by any L/C Participant to the applicable Issuing Lender pursuant to Section 3.4(a) in respect of any unreimbursed portion of any payment made by such Issuing Lender under any Letter of Credit, such Issuing Lender shall notify each L/C Participant of the amount and due date of such required payment and such L/C Participant shall pay to such Issuing Lender the amount specified on the applicable due date.  If any such amount is paid to such Issuing Lender after the date such payment is due, such L/C Participant shall pay to such Issuing Lender on demand, in addition to such amount, the product of (i) such amount, times (ii) the daily average Federal Funds Rate as determined by the Administrative Agent during the period from and including the date such payment is due to the date on which such payment is immediately available to such Issuing Lender, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360.  A certificate of such Issuing Lender with respect to any amounts owing under this Section shall be conclusive in the absence of manifest error.  With respect to payment to such Issuing Lender of the unreimbursed amounts described in this Section, if the L/C Participants receive notice that any such payment is due (A) prior to 1:00 p.m. on any Business Day, such payment shall be due that Business Day, and (B) after 1:00 p.m. on any Business Day, such payment shall be due on the following Business Day.

(c)  Whenever, at any time after any Issuing Lender has made payment under any Letter of Credit and has received from any L/C Participant its Commitment Percentage of such payment in accordance with this Section, such Issuing Lender receives any payment related to such Letter of Credit (whether directly from the Borrower or otherwise, or any payment of interest on account thereof, such Issuing Lender will distribute to such L/C Participant its prorata share thereof; provided, that in the event that any such payment received by such Issuing Lender shall be required to be returned by such Issuing Lender, such L/C Participant shall return to such Issuing Lender the portion thereof previously distributed by such Issuing Lender to it.

Section 3.5  Reimbursement Obligation of the Borrower.  In the event of any drawing under any Letter of Credit, the Borrower agrees to reimburse (either with the proceeds of a Revolving Credit Loan as provided for in this Section or with funds from other sources), in same day funds, the applicable Issuing Lender on each date on which such Issuing Lender notifies the Borrower of the date and amount of a draft paid under any Letter of Credit for the amount of (a) such draft so paid and (b) any amounts referred to in Section 3.3(c) incurred by such Issuing Lender in connection with such payment.  Unless the Borrower shall immediately notify such Issuing Lender that the Borrower intends to reimburse such Issuing Lender for such drawing from other sources or funds, the Borrower shall be deemed to have timely given a Notice of Borrowing to the Administrative Agent requesting that the Lenders make a Revolving Credit Loan bearing interest at the Base Rate on such date in the amount of (a) such draft so paid and (b) any amounts referred to in Section 3.3(c) incurred by such Issuing Lender in connection with such payment, and the Lenders shall make a Revolving Credit Loan bearing interest at the Base Rate in such amount, the proceeds of which shall be applied to reimburse the Issuing Lender for the amount of the related drawing and costs and expenses. Each Lender acknowledges and agrees that its obligation to fund a Revolving Credit Loan in accordance with this Section to reimburse the Issuing Lender for any draft paid under a Letter of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including, without limitation, non-satisfaction of the conditions set forth in Section 2.3(a) or Article V.  If the Borrower has elected to pay the amount of such drawing with funds from other sources and shall fail to reimburse the Issuing Lender as provided above, the unreimbursed amount of such drawing shall bear interest at the rate which would be payable on any outstanding Base Rate Loans which were then overdue from the date such amounts become payable (whether at stated maturity, by acceleration or otherwise) until payment in full.

Section 3.6  Obligations Absolute.  The Borrower’s obligations under this Article III (including, without limitation, the Reimbursement Obligation) shall be absolute and unconditional under any and all circumstances and irrespective of any set-off, counterclaim or defense to payment which the Borrower may have or have had against the applicable Issuing Lender or any beneficiary of a Letter of Credit or any other Person.  The Borrower also agrees that the Issuing Lenders, the Administrative Agent and the L/C Participants shall not be responsible for, and the Borrower’s Reimbursement Obligation under Section 3.5 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among the Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of the Borrower against any beneficiary of such Letter of Credit or any such transferee.  No Issuing Lender shall be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions caused by such Issuing Lender’s gross negligence or willful misconduct.  The Borrower agrees that any action taken or omitted by the Issuing Lender under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of gross negligence or willful misconduct, shall be binding on the Borrower and shall not result in any liability of the Issuing Lender or any L/C Participant to the Borrower.  The responsibility of the Issuing Lenders to the Borrower in connection with any draft presented for payment under any Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are in conformity with such Letter of Credit.

Section 3.7  Effect of Letter of Credit Application.  To the extent that any provision of any Letter of Credit Application related to any Letter of Credit is inconsistent with the provisions of this Article III, the provisions of this Article III shall apply.

ARTICLE IV
GENERAL LOAN PROVISIONS

Section 4.1  Interest.

(a)  Interest Rate Options.  Subject to the provisions of this Section, at the election of the Borrower, (i) Revolving Credit Loans shall bear interest at (A) the Base Rate plus the Applicable Margin or (B) the LIBOR Rate plus the Applicable Margin (provided that the LIBOR Rate shall not be available until three (3) Business Days after the Closing Date unless the Borrower has delivered to the Administrative Agent a letter in form and substance reasonably satisfactory to the Administrative Agent indemnifying the Lenders in the manner set forth in Section 4.9 of this Agreement) and (ii) Swingline Loans shall bear interest at the Base Rate plus the Applicable Margin.  The Borrower shall select the rate of interest and Interest Period, if any, applicable to any Revolving Credit Loan at the time a Notice of Borrowing is given or at the time a Notice of Conversion/Continuation is given pursuant to Section 4.2.  Any Revolving Credit Loan or any portion thereof as to which the Borrower has not duly specified an interest rate as provided herein shall be deemed a Base Rate Loan.

(b)  Interest Periods.  In connection with each LIBOR Rate Loan, the Borrower, by giving notice at the times described in Section 2.3 or 4.2, as applicable, shall elect an interest period (each, an “Interest Period”) to be applicable to such Loan, which Interest Period shall be a period of one (1), two (2), three (3), or six (6) months; provided that:

(i)  the Interest Period shall commence on the date of advance of or conversion to any LIBOR Rate Loan and, in the case of immediately successive Interest Periods, each successive Interest Period shall commence on the date on which the immediately preceding Interest Period expires;

(ii)  if any Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided, that if any Interest Period with respect to a LIBOR Rate Loan would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the immediately preceding Business Day;

(iii)  any Interest Period with respect to a LIBOR Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the relevant calendar month at the end of such Interest Period;

(iv)  no Interest Period shall extend beyond the Maturity Date; and

(v)  there shall be no more than ten (10) Interest Periods in effect at any time.

(c)  Default Rate.  Subject to Section 11.3, upon the occurrence and during the continuance of a Payment Event of Default or a Bankruptcy Event of Default or, at the discretion of the Administrative Agent or as directed by the Required Lenders, upon the occurrence and during the continuance of an Event of Default other than a Payment Event of Default or Bankruptcy Event of Default, (i) the Borrower shall no longer have the option to request LIBOR Rate Loans, Swingline Loans or Letters of Credit, (ii) all outstanding LIBOR Rate Loans shall bear interest at a rate per annum of two percent (2%) in excess of the rate then applicable to LIBOR Rate Loans until the end of the applicable Interest Period and thereafter at a rate equal to two percent (2%) in excess of the rate then applicable to Base Rate Loans, and (iii) all outstanding Base Rate Loans and other Obligations arising hereunder or under any other Loan Document shall bear interest at a rate per annum equal to two percent (2%) in excess of the rate then applicable to Base Rate Loans or such other Obligations arising hereunder or under any other Loan Document.  Interest shall continue to accrue on the Obligations after the filing by or against the Borrower of any petition seeking any relief in bankruptcy or under any act or law pertaining to insolvency or debtor relief, whether state, federal or foreign.

(d)  Interest Payment and Computation.  Interest on each Base Rate Loan shall be due and payable in arrears on the last Business Day of each calendar quarter commencing September 30, 2007; and interest on each LIBOR Rate Loan shall be due and payable on the last day of each Interest Period applicable thereto, and if such Interest Period extends over three (3) months, at the end of each three (3) month interval during such Interest Period.  All computations of interest for Base Rate Loans when the Base Rate is determined by the Prime Rate shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed.  All other computations of fees and interest provided hereunder shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year).

(e)  Maximum Rate.  In no contingency or event whatsoever shall the aggregate of all amounts deemed interest under this Agreement charged or collected pursuant to the terms of this Agreement exceed the highest rate permissible under any Applicable Law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto.  In the event that such a court determines that the Lenders have charged or received interest hereunder in excess of the highest applicable rate, the rate in effect hereunder shall automatically be reduced to the maximum rate permitted by Applicable Law and the Lenders shall at the Administrative Agent’s option (i) promptly refund to the Borrower any interest received by the Lenders in excess of the maximum lawful rate or (ii) apply such excess to the principal balance of the Obligations on a pro rata basis.  It is the intent hereof that the Borrower not pay or contract to pay, and that neither the Administrative Agent nor any Lender receive or contract to receive, directly or indirectly in any manner whatsoever, interest in excess of that which may be paid by the Borrower under Applicable Law.

Section 4.2  Notice and Manner of Conversion or Continuation of Loans.  Provided that no Default or Event of Default has occurred and is then continuing, the Borrower shall have the option to (a) convert at any time following the third Business Day after the Closing Date all or any portion of any outstanding Base Rate Loans (other than Swingline Loans) in a principal amount equal to $2,000,000 or any whole multiple of $500,000 in excess thereof into one or more LIBOR Rate Loans and (b) upon the expiration of any Interest Period, (i) convert all or any part of its outstanding LIBOR Rate Loans in a principal amount equal to $1,000,000 or a whole multiple of $500,000 in excess thereof into Base Rate Loans (other than Swingline Loans) or (ii) continue such LIBOR Rate Loans as LIBOR Rate Loans.  Whenever the Borrower desires to convert or continue Loans as provided above, the Borrower shall give the Administrative Agent irrevocable prior written notice in the form attached as Exhibit E (a “Notice of Conversion/Continuation”) not later than 2:00 p.m. three (3) Business Days before the day on which a proposed conversion or continuation of such Loan is to be effective specifying (A) the Loans to be converted or continued, and, in the case of any LIBOR Rate Loan to be converted or continued, the last day of the Interest Period therefor, (B) the effective date of such conversion or continuation (which shall be a Business Day), (C) the principal amount of such Loans to be converted or continued, and (D) the Interest Period to be applicable to such converted or continued LIBOR Rate Loan.  The Administrative Agent shall promptly notify the Lenders of such Notice of Conversion/Continuation.

Section 4.3  Fees.

(a)  Commitment Fee.  Commencing on the Closing Date, the Borrower shall pay to the Administrative Agent, for the account of the Lenders, a non-refundable commitment fee at a rate per annum equal to the Applicable Margin (with such determination on the Closing Date to be made after giving proforma effect to the Transactions) on the average daily unused portion of the Aggregate Commitment; provided, that the amount of outstanding Swingline Loans shall not be considered usage of the Aggregate Commitment for the purpose of calculating such commitment fee.  The commitment fee shall be payable in arrears on the last Business Day of each calendar quarter during the term of this Agreement commencing September 30, 2007, and on the Maturity Date.  Such commitment fee shall be distributed by the Administrative Agent to the Lenders prorata in accordance with the Lenders’ respective Commitment Percentages.

(b)  Administrative Agent’s and Other Fees.  In order to compensate the Administrative Agent for structuring and syndicating the Loans and for its obligations hereunder, the Borrower agrees to pay to the Administrative Agent and its affiliates the fees set forth in the Fee Letter.

(c)  Other Fees.  In order to compensate the Lenders for entering into this Agreement and making the Extensions of Credit  hereunder, the Borrower agrees to pay to the Administrative Agent and its affiliates, for the account of the Lenders, the fees set forth in the Fee Letter.

Section 4.4  Manner of Payment.  Each payment by the Borrower on account of the principal of or interest on the Loans or of any fee, commission or other amounts (including the Reimbursement Obligation) payable to the Lenders under this Agreement shall be made not later than 1:00 p.m. on the date specified for payment under this Agreement to the Administrative Agent at the Administrative Agent’s Office for the account of the Lenders (other than as set forth below) prorata in accordance with their respective Commitment Percentages (except as specified below), in Dollars, in immediately available funds and shall be made without any set-off, counterclaim or deduction whatsoever.  Any payment received after such time but before 2:00 p.m. on such day shall be deemed a payment on such date for the purposes of Section 11.1, but for all other purposes shall be deemed to have been made on the next succeeding Business Day.  Any payment received after 2:00 p.m. shall be deemed to have been made on the next succeeding Business Day for all purposes.  Upon receipt by the Administrative Agent of each such payment, the Administrative Agent shall distribute to each Lender at its address for notices set forth herein its prorata share of such payment in accordance with such Lender’s Commitment Percentage (except as specified below) and shall wire advice of the amount of such credit to each Lender.  Each payment to the Administrative Agent on account of the principal of, or interest on, the Swingline Loans or of any fee, commission or other amount payable to the Swingline Lenders shall be made in like manner, but for the account of the Swingline Lender.  Each payment to the Administrative Agent of the applicable Issuing Lender’s fees or L/C Participants’ commissions shall be made in like manner, but for the account of the applicable Issuing Lender or the L/C Participants, as the case may be.  Each payment to the Administrative Agent of Administrative Agent’s fees or expenses shall be made for the account of the Administrative Agent and any amount payable to any Lender under Sections 4.9, 4.10, 4.11 or 13.3 shall be paid to the Administrative Agent for the account of the applicable Lender.  Subject to Section 4.1(b)(ii) if any payment under this Agreement shall be specified to be made upon a day which is not a Business Day, it shall be made on the next succeeding day which is a Business Day and such extension of time shall in such case be included in computing any interest if payable along with such payment.

Section 4.5  Evidence of Indebtedness.

(a)  Extensions of Credit.  The Extensions of Credit made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business.  The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Extensions of Credit made by the Lenders to the Borrower and the interest and payments thereon.  Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations.  In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.  Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Revolving Credit Note and/or Swingline Note, as applicable, which shall evidence such Lender’s Revolving Credit Loans and/or Swingline Loans, as applicable, in addition to such accounts or records.  Each Lender may attach schedules to its Notes and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.

(b)  Participations.  In addition to the accounts and records referred to in subsection (a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swingline Loans.  In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

Section 4.6  Adjustments.  If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other obligations hereunder resulting in such Lender’s receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such obligations (other than pursuant to Sections 4.9, 4.10, 4.11 or 13.3 hereof) greater than its prorata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them; provided that

(i)  if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and

(ii)  the provisions of this paragraph shall not be construed to apply to (A) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or (B) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in Swingline Loans and Letters of Credit to any assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this paragraph shall apply).

Each Credit Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Credit Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of each Credit Party in the amount of such participation.

Section 4.7  Nature of Obligations of Lenders Regarding Extensions of Credit; Assumption by the Administrative Agent.  The obligations of the Lenders under this Agreement to make the Loans and issue or participate in Letters of Credit are several and are not joint or joint and several.  Unless the Administrative Agent shall have received notice from a Lender prior to a proposed borrowing date that such Lender will not make available to the Administrative Agent such Lender’s ratable portion of the amount to be borrowed on such date (which notice shall not release such Lender of its obligations hereunder), the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the proposed borrowing date in accordance with Section 2.3(b) and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount.  If such amount is made available to the Administrative Agent on a date after such borrowing date, such Lender shall pay to the Administrative Agent on demand an amount, until paid, equal to the product of (a) the amount not made available by such Lender in accordance with the terms hereof, times (b) the daily average Federal Funds Rate during such period as determined by the Administrative Agent, times (c) a fraction the numerator of which is the number of days that elapse from and including such borrowing date to the date on which such amount not made available by such Lender in accordance with the terms hereof shall have become immediately available to the Administrative Agent and the denominator of which is 360.  A certificate of the Administrative Agent with respect to any amounts owing under this Section shall be conclusive, absent manifest error.  If such Lender’s Commitment Percentage of such borrowing is not made available to the Administrative Agent by such Lender within three (3) Business Days after such borrowing date, the Administrative Agent shall be entitled to recover such amount made available by the Administrative Agent with interest thereon at the rate per annum applicable to Base Rate Loans hereunder, on demand, from the Borrower.  The failure of any Lender to make available its Commitment Percentage of any Loan requested by the Borrower shall not relieve it or any other Lender of its obligation, if any, hereunder to make its Commitment Percentage of such Loan available on the borrowing date, but no Lender shall be responsible for the failure of any other Lender to make its Commitment Percentage of such Loan available on the borrowing date.  Notwithstanding anything set forth herein to the contrary, any Lender that fails to make available its Commitment Percentage of any Loan shall not (a) have any voting or consent rights under or with respect to any Loan Document or (b) constitute a “Lender” (or be included in the calculation of Required Lenders hereunder) for any voting or consent rights under or with respect to any Loan Document.

Section 4.8  Changed Circumstances.

(a)  Circumstances Affecting LIBOR Rate Availability.  If with respect to any Interest Period the Administrative Agent or any Lender (after consultation with the Administrative Agent) shall determine that, by reason of circumstances affecting the foreign exchange and interbank markets generally, deposits in eurodollars, in the applicable amounts are not being quoted via the Reuters Screen LIBOR01 Page or offered to the Administrative Agent or such Lender for such Interest Period, then the Administrative Agent shall forthwith give notice thereof to the Borrower.  Thereafter, until the Administrative Agent notifies the Borrower that such circumstances no longer exist, the obligation of the Lenders to make LIBOR Rate Loans and the right of the Borrower to convert any Loan to or continue any Loan as a LIBOR Rate Loan shall be suspended, and the Borrower shall repay in full (or cause to be repaid in full) the then outstanding principal amount of each such LIBOR Rate Loan together with accrued interest thereon, on the last day of the then current Interest Period applicable to such LIBOR Rate Loan or convert the then outstanding principal amount of each such LIBOR Rate Loan to a Base Rate Loan as of the last day of such Interest Period.

(b)  Laws Affecting LIBOR Rate Availability.  If, after the date hereof, the introduction of, or any Change in Law or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any of the Lenders (or any of their respective Lending Offices) with any request or directive (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, shall make it unlawful or impossible for any of the Lenders (or any of their respective Lending Offices) to honor its obligations hereunder to make or maintain any LIBOR Rate Loan, such Lender shall promptly give notice thereof to the Administrative Agent and the Administrative Agent shall promptly give notice to the Borrower and the other Lenders.  Thereafter, until the Administrative Agent notifies the Borrower that such circumstances no longer exist, (i) the obligations of the Lenders to make LIBOR Rate Loans and the right of the Borrower to convert any Loan or continue any Loan as a LIBOR Rate Loan shall be suspended and thereafter the Borrower may select only Base Rate Loans hereunder, and (ii) if any of the Lenders may not lawfully continue to maintain a LIBOR Rate Loan to the end of the then current Interest Period applicable thereto as a LIBOR Rate Loan, the applicable LIBOR Rate Loan shall immediately be converted to a Base Rate Loan for the remainder of such Interest Period.

Section 4.9  Indemnity.  The Borrower hereby indemnifies each of the Lenders against any loss or expense which may arise or be attributable to each Lender’s obtaining, liquidating or employing deposits or other funds acquired to effect, fund or maintain any Loan (a) as a consequence of any failure by the Borrower to make any payment when due of any amount due hereunder in connection with a LIBOR Rate Loan, (b) due to any failure of the Borrower to borrow, continue or convert on a date specified therefor in a Notice of Borrowing or Notice of Conversion/Continuation or (c) due to any payment, prepayment or conversion of any LIBOR Rate Loan on a date other than the last day of the Interest Period therefor.  The amount of such loss or expense shall be determined, in the applicable Lender’s sole discretion, based upon the assumption that such Lender funded its Commitment Percentage of the LIBOR Rate Loans in the London interbank market and using any reasonable attribution or averaging methods which such Lender deems appropriate and practical.  A certificate of such Lender setting forth the basis for determining such amount or amounts necessary to compensate such Lender shall be forwarded to the Borrower through the Administrative Agent and shall be conclusively presumed to be correct save for manifest error.

Section 4.10  Increased Costs.

(a)  Increased Costs Generally.  If any Change in Law shall:

(i)  impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or advances, loans or other credit extended or participated in by, any Lender (except any reserve requirement reflected in the LIBOR Rate) or the applicable Issuing Lender;

(ii)  subject any Lender or any Issuing Lender to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any LIBOR Rate Loan made by it, or change the basis of taxation of payments to such Lender or such Issuing Lender in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 4.11 and the imposition of, or any change in the rate of any Excluded Tax payable by such Lender or such Issuing Lender); or

(iii)  impose on any Lender or any Issuing Lender or the London interbank market any other condition, cost or expense affecting this Agreement or LIBOR Rate Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting into or maintaining any LIBOR Rate Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or such Issuing Lender of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or such Issuing Lender hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or such Issuing Lender, the Borrower shall promptly pay to any such Lender or such Issuing Lender, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Lender, as the case may be, for such additional costs incurred or reduction suffered.

(b)  Capital Requirements.  If any Lender or any Issuing Lender determines that any Change in Law affecting such Lender or such Issuing Lender or any lending office of such Lender or such Lender’s or such Issuing Lender’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or such Issuing Lender’s capital or on the capital of such Lender’s or such Issuing Lender’s holding company, if any, as a consequence of this Agreement, the Commitment of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Lender, to a level below that which such Lender or such Issuing Lender or such Lender’s or such Issuing Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Lender’s policies and the policies of such Lender’s or such Issuing Lender’s holding company with respect to capital adequacy), then from time to time the Borrower shall promptly pay to such Lender or such Issuing Lender, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Lender or such Lender’s or such Issuing Lender’s holding company for any such reduction suffered.

(c)  Certificates for Reimbursement.  A certificate of a Lender or an Issuing Lender setting forth the amount or amounts necessary to compensate such Lender or such Issuing Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error.  The Borrower shall pay such Lender or such Issuing Lender, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d)  Delay in Requests.  Failure or delay on the part of any Lender or any Issuing Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or such Issuing Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or any Issuing Lender pursuant to this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender or such Issuing Lender, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such Issuing Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

Section 4.11  Taxes.

(a)  Payments Free of Taxes.  Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes; provided that if the Borrower shall be required by applicable law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or such Issuing Lender, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b)  Payment of Other Taxes by the Borrower. Without limiting the provisions of paragraph (a) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)  Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent, each Lender and each Issuing Lender, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Administrative Agent, such Lender or such Issuing Lender, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or an Issuing Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or an Issuing Lender, shall be conclusive absent manifest error.

(d)  Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)  Status of Lenders. Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.  Without limiting the generality of the foregoing, in the event that the Borrower is a resident for tax purposes in the United States, any Foreign Lender shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(i)  duly completed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party,

(ii)  duly completed copies of Internal Revenue Service Form W-8ECI,

(iii)  in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) duly completed copies of Internal Revenue Service Form W-8BEN, or

(iv)  any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower to determine the withholding or deduction required to be made.

(f)  Treatment of Certain Refunds. If the Administrative Agent, a Lender or an Issuing Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent, such Lender or such Issuing Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Borrower, upon the request of the Administrative Agent, such Lender or such Issuing Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender or such Issuing Lender in the event the Administrative Agent, such Lender or such Issuing Lender is required to repay such refund to such Governmental Authority.  This paragraph shall not be construed to require the Administrative Agent, any Lender or any Issuing Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.

(g)  Survival.  Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in this Section shall survive the payment in full of the Obligations and the termination of the Commitments.

Section 4.12  Mitigation Obligations; Replacement of Lenders.

(a)  Designation of a Different Lending Office. If any Lender requests compensation under Section 4.10, or requires the Borrower to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 4.11, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 4.10 or Section 4.11, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)  Replacement of Lenders.  If any Lender requests compensation under Section 4.10, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 4.11, or if any Lender defaults in its obligation to fund Loans hereunder, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 13.10), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(i)  the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 13.10;

(ii)  such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in Letters of Credit, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 4.9) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(iii)  in the case of any such assignment resulting from a claim for compensation under Section 4.10 or payments required to be made pursuant to Section 4.11, such assignment will result in a reduction in such compensation or payments thereafter; and

(iv)  such assignment does not conflict with Applicable Law.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

Section 4.13  Security.  The Obligations of the Borrower shall be secured as provided in the Security Documents.

ARTICLE V
CLOSING; CONDITIONS OF CLOSING AND BORROWING

Section 5.1  Closing.  The closing shall take place at the offices of Kennedy Covington Lobdell & Hickman, L.L.P. at 10:00 a.m. on July 31, 2007 or on such other place, date and time as the parties hereto shall mutually agree.

Section 5.2  Conditions to Closing and Initial Extensions of Credit.  The obligation of the Lenders to close this Agreement and to make the initial Loan or issue or participate in the initial Letter of Credit, if any, is subject to the satisfaction of each of the following conditions:

(a)  Executed Loan Documents.  This Agreement, a Revolving Credit Note in favor of each Lender requesting a Revolving Credit Note, a Swingline Note in favor of the Swingline Lender (if requested thereby), the Guaranty Agreement and the Security Documents, together with any other applicable Loan Documents, shall have been duly authorized, executed and delivered to the Administrative Agent by the parties thereto, shall be in full force and effect and no Default or Event of Default shall exist hereunder or thereunder.

(b)  Closing Certificates; Etc.  The Administrative Agent shall have received each of the following in form and substance reasonably satisfactory to the Administrative Agent:

(i)  Officer’s Certificate.  A certificate from a Responsible Officer of the Borrower to the effect that (A) all representations and warranties contained in this Agreement and the other Loan Documents are true, correct and complete in all material respects; provided that any representation or warranty that is qualified by materiality or by reference to Material Adverse Effect shall be true, correct and complete in all respects; (B) neither the Borrower nor any of its Subsidiaries is in violation of any of the covenants contained in this Agreement and the other Loan Documents; (C) after giving effect to the transactions contemplated by this Agreement, no Default or Event of Default has occurred and is continuing; and (D) the Borrower and its Subsidiaries have satisfied each of the conditions set forth in Section 5.2 and Section 5.3.

(ii)  Certificate of Secretary of each Credit Party.  A certificate of a Responsible Officer of each Credit Party certifying as to the incumbency and genuineness of the signature of each officer of such Credit Party executing Loan Documents to which it is a party and certifying that attached thereto is a true, correct and complete copy of (A) the articles or certificate of incorporation or formation of such Credit Party and all amendments thereto, certified as of a recent date by the appropriate Governmental Authority in its jurisdiction of incorporation or formation, (B) the bylaws or other governing document of such Credit Party as in effect on the Closing Date, (C) resolutions duly adopted by the board of directors or other governing body of such Credit Party authorizing the transactions contemplated hereunder and the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party, and (D) each certificate required to be delivered pursuant to Section 5.2(b)(iii).

(iii)  Certificates of Good Standing.  Certificates as of a recent date of the good standing of each Credit Party under the laws of its jurisdiction of organization and, to the extent requested by the Administrative Agent, each other jurisdiction where such Credit Party is qualified to do business and, to the extent available, a certificate of the relevant taxing authorities of such jurisdictions certifying that such Credit Party has filed required tax returns and owes no delinquent taxes.

(iv)  Opinions of Counsel.  Favorable opinions of counsel to the Credit Parties addressed to the Administrative Agent and the Lenders with respect to the Credit Parties, the Loan Documents and such other matters as the Lenders shall request, each in form and substance satisfactory to the Administrative Agent.

(v)  Tax Forms.  Copies of the United States Internal Revenue Service forms required by Section 4.11(e).

(c)  Personal Property Collateral.

(i)  Filings and Recordings.  The Administrative Agent shall have received all filings and recordations that are necessary to perfect the security interests of the Administrative Agent, on behalf of itself and the other Secured Parties, in the Collateral shall have been received by the Administrative Agent and the Administrative Agent shall have received evidence and evidence reasonably satisfactory to the Administrative Agent that upon such filings and recordations such security interests constitute valid and perfected first priority Liens thereon.

(ii)  Pledged Collateral.  The Administrative Agent shall have received (A) original stock certificates or other certificates evidencing the Capital Stock pledged pursuant to the Security Documents, together with an undated stock power for each such certificate duly executed in blank by the registered owner thereof and (B) each original promissory note pledged pursuant to the Security Documents.

(iii)  Lien Search. The Administrative Agent shall have received the results of a Lien search (including a search as to judgments, pending litigation and tax matters), in form and substance reasonably satisfactory thereto, made against the Credit Parties under the Uniform Commercial Code (or applicable judicial docket) as in effect in any state in which any of the assets of such Credit Party are located, indicating among other things that its assets are free and clear of any Lien except for Permitted Liens.

(iv)  Hazard and Liability Insurance.  The Administrative Agent shall have received certificates of property hazard, business interruption and liability insurance, evidence of payment of all insurance premiums for the current policy year of each (naming the Administrative Agent as loss payee (and mortgagee, as applicable) on all certificates for property hazard insurance and as additional insured on all certificates for liability insurance), and, if requested by the Administrative Agent, copies (certified by a Responsible Officer) of insurance policies in the form required under the Security Documents and otherwise in form and substance reasonably satisfactory to the Administrative Agent.

(d)  Consents; Defaults.

(i)  Governmental and Third Party Approvals.  The Credit Parties shall have received all material governmental, shareholder and third party consents and approvals necessary (or any other material consents as determined in the reasonable discretion of the Administrative Agent) in connection with the transactions contemplated by this Agreement and the other Loan Documents and the other transactions contemplated hereby and all applicable waiting periods shall have expired without any action being taken by any Person that could reasonably be expected to restrain, prevent or impose any material adverse conditions on any of the Credit Parties or such other transactions or that could seek or threaten any of the foregoing, and no law or regulation shall be applicable which in the reasonable judgment of the Administrative Agent could reasonably be expected to have such effect.

(ii)  No Injunction, Etc.  No action, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed before any Governmental Authority to enjoin, restrain, or prohibit, or to obtain substantial damages in respect of, or which is related to or arises out of this Agreement or the other Loan Documents or the consummation of the transactions contemplated hereby or thereby, or which, in the Administrative Agent’s sole discretion, would make it inadvisable to consummate the transactions contemplated by this Agreement or the other Loan Documents or the consummation of the transactions contemplated hereby or thereby.

(e)  Financial Matters.

(i)  Financial Statements and Projections.  The Administrative Agent shall have received copies of the following, in each case in form and substance satisfactory to the Administrative Agent:

(A)  Interim unaudited financial statements for the Borrower and its Subsidiaries for the fiscal quarter ended June 30, 2007 (solely to the extent that such financial statements are available on or before the Closing Date);

(B)  Audited consolidated financial statements for D3 and its Subsidiaries for fiscal years 2004, 2005 and 2006 and interim unaudited financial statements for D3 for (x) the fiscal quarter ended March 31, 2007 and (y) for the fiscal quarter ended June 30, 2007 (solely to the extent that such financial statements for such fiscal quarter ending June 30, 2007 are available on or before the Closing Date);

(C)  A Pro forma balance sheet for the Borrower and its Subsidiaries (including, without limitation, D3) as of the Closing Date giving pro forma effect to the Transactions; and

(D)  Annual projections prepared by management of the Borrower of balance sheets, income statements and cashflow statements of the Borrower and its Subsidiaries for the five (5) years following the Closing Date (and which will not be inconsistent with information previously provided to the Administrative Agent).

(ii)  Financial Condition Certificate.  The Borrower shall have delivered to the Administrative Agent a certificate, in form and substance reasonably satisfactory to the Administrative Agent, and certified as accurate by a Responsible Officer, that (A) after giving effect to the Transactions, the Borrower and each of its Subsidiaries are each Solvent, (B) attached thereto are calculations evidencing compliance on a proforma basis with the covenants contained in Article IX hereof, (C) the financial projections previously delivered to the Administrative Agent represent the good faith estimates (utilizing reasonable assumptions) of the financial condition and operations of the Borrower and its Subsidiaries, (D) attached thereto is a calculation of the Applicable Margin and (E) attached thereto is a calculation of the Total Leverage Ratio, calculated as of the Closing Date after giving proforma effect to the Transactions, demonstrating that the Total Leverage Ratio for the twelve month period ended as of the most recent month end prior to the Closing Date for which financing statements are available does not exceed 2.00 to 1.00.

(iii)  Payment at Closing; Fee Letters. The Borrower shall have paid to the Administrative Agent and the Lenders the fees set forth or referenced in Section 4.3 to the extent payable on the Closing Date, and any other accrued and unpaid fees or commissions due hereunder (including, without limitation, legal fees and expenses) and to any other Person such amount as may be due thereto in connection with the transactions contemplated hereby, including all taxes, fees and other charges in connection with the execution, delivery, recording, filing and registration of any of the Loan Documents.

(f)  Intercompany Indebtedness.  The Lenders shall be satisfied with the amount, terms, conditions and holders of all intercompany indebtedness and all material indebtedness and other material liabilities owing to third parties to be outstanding on and after the Closing Date.

(g)  Acquisition.

(i)  The Administrative Agent shall have received, in form and substance reasonably satisfactory to the Administrative Agent, copies of the Acquisition Agreement, each other Related Document and each other aspect of the Transactions;

(ii)  The Administrative Agent shall have received, in form and substance reasonably satisfactory to the Administrative Agent, evidence that all governmental and third-party consents and approvals required to be obtained as a condition of the Sellers obligation to consummate the Acquisition pursuant to the terms of the Acquisition Agreement, have been obtained; and

(iii)  The Acquisition has been, or will concurrently be consummated in accordance with the terms and conditions of the Acquisition Agreement (including, without limitation, a cash purchase price of no more than $75,000,000) without any waiver, modification or consent thereunder that is materially adverse to the Lenders (as reasonably determined by the Administrative Agent) unless approved by the Administrative Agent.

(h)  Revolving Credit Facility Availability.  After giving effect to all Extensions of Credit occurring on the Closing Date, the Borrower shall have unused Commitments of not less than $30,000,000.

(i)  Miscellaneous.

(i)  Notice of Borrowing.  The Administrative Agent shall have received a Notice of Borrowing from the Borrower in accordance with Section 2.3(a) and a Notice of Account Designation specifying the account or accounts to which the proceeds of any Loans made after the Closing Date are to be disbursed.

(ii)  Due Diligence.  The Administrative Agent shall have completed, to its satisfaction, all corporate documentation and other legal due diligence with respect to the Transactions and the business, assets, liabilities, operations and condition (financial or otherwise) of the Borrower and its Subsidiaries in scope and determination satisfactory to the Administrative Agent in its sole discretion.

(iii)  Existing Facilities.  The Existing Facilities and all other existing Indebtedness (other than Indebtedness permitted under Section 10.1) shall be concurrently repaid in full and terminated on the Closing Date and all collateral security therefor shall be released, and the Administrative Agent shall have received one or more pay-off letters in form and substance satisfactory to it evidencing such repayment, termination, reconveyance and release.

(iv)  Ownership Structure.  The capital and ownership structure and the shareholding arrangements of the Borrower and its Subsidiaries, after giving effect to the Transactions, shall be reasonably satisfactory to the Administrative Agent.

(v)  Subsidiary Dividends.  The Administrative Agent shall be satisfied there are no material restrictions on the ability of any Subsidiary of the Borrower to pay dividends or distributions to, or otherwise advance, directly or indirectly, funds to the Borrower.

(vi)  Patriot Act.  The Borrower and each of its Subsidiaries shall have provided to the Administrative Agent and the Lenders the documentation and other information requested by the Administrative Agent in order to comply with requirements of the Act.

(vii)  Other Documents.  All opinions, certificates and other instruments and all proceedings in connection with the transactions contemplated by this Agreement shall be in form and substance satisfactory to the Administrative Agent.  The Administrative Agent shall have received copies of all other documents, certificates and instruments reasonably requested thereby, with respect to the transactions contemplated by this Agreement.

Section 5.3  Conditions to All Extensions of Credit.  The obligations of the Lenders to make any Extensions of Credit (including the initial Extension of Credit), convert or continue any Loan and/or any Issuing Lender to issue or extend any Letter of Credit are subject to the satisfaction of the following conditions precedent on the relevant borrowing, continuation, conversion, issuance or extension date:

(a)  Continuation of Representations and Warranties.  Each representation and warranty contained in this Agreement and the other Loan Documents shall be true, correct and complete in all material respects on and as of such borrowing, continuation, conversion, issuance or extension date with the same effect as if made on and as of such date, except for any representation and warranty made as of an earlier date, which representation and warranty shall remain true, correct and complete in all material respects as of such earlier date; provided, that any representation or warranty that is qualified by materiality or by reference to Material Adverse Effect shall be true, correct and complete in all respects on and as of such borrowing, continuation, conversion, issuance or extension date.

(b)  No Existing Default.  No Default or Event of Default shall have occurred and be continuing (i) on the borrowing, continuation or conversion date with respect to such Loan or after giving effect to the Loans to be made, continued or converted on such date or (ii) on the issuance or extension date with respect to such Letter of Credit or after giving effect to the issuance or extension of such Letter of Credit on such date.

(c)  Notices.  The Administrative Agent shall have received a Notice of Borrowing or Notice of Conversion/Continuation, as applicable, from the Borrower in accordance with Section 2.3(a) and Section 4.2.

(d)  Additional Documents.  The Administrative Agent shall have received each additional document, instrument, legal opinion or other item referred to in, or contemplated by, any Loan Document, in each case as reasonably requested by it.

Section 5.4  Post-Closing Conditions.  On or prior to the Post-Closing Deadline, the Administrative Agent shall have received the following:

(a)  A landlord agreement with respect to the real property leased by D3 Technologies, Inc. which is located at 4838 Ronson Court, Suite L&A, San Diego, California; and

(b)  A landlord agreement with respect to the real property leased by LMI Finishing, Inc. which is located at 1120 Main Parkway, Catoosa, Oklahoma;

provided that the Borrower shall not be required to deliver any such landlord agreement to the extent that the Administrative Agent determines that that Borrower has used commercially reasonable efforts to obtain such landlord agreement and is unable to do so.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF THE BORROWER

Section 6.1  Representations and Warranties.  To induce the Administrative Agent and Lenders to enter into this Agreement and to induce the Lenders to make Extensions of Credit, the Borrower hereby represents and warrants to the Administrative Agent and Lenders both before and after giving effect to the transactions contemplated hereunder that:

(a)  Organization; Power; Qualification.  Each of the Borrower and its Subsidiaries (i) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation, (ii) has the power and authority to own its properties and to carry on its business as now being and hereafter proposed to be conducted and (iii) is duly qualified and authorized to do business in each jurisdiction in which the character of its properties or the nature of its business requires such qualification and authorization except where the failure to be so qualified would not have a Material Adverse Effect.  The jurisdictions in which the Borrower and its Subsidiaries are organized and qualified to do business as of the Closing Date are described on Schedule 6.1(a).

(b)  Ownership.  Each Subsidiary of the Borrower as of the Closing Date is listed on Schedule 6.1(b).  As of the Closing Date, the capitalization of the Borrower and its Subsidiaries consists of the number of shares or other ownership interests, authorized, issued and outstanding, of such classes and series, with or without par value, described on Schedule 6.1(b).  All outstanding shares or other ownership interests have been duly authorized and validly issued and are fully paid and nonassessable, with no personal liability attaching to the ownership thereof, and not subject to any preemptive or similar rights.  The shareholders (or members, partners or other owners, as applicable) of the Subsidiaries of the Borrower and the number of shares or other ownership interests owned by each as of the Closing Date are described on Schedule 6.1(b).  As of the Closing Date, there are no outstanding stock purchase warrants, subscriptions, options, securities, instruments or other rights of any type or nature whatsoever, which are convertible into, exchangeable for or otherwise provide for or permit the issuance of Capital Stock of the Borrower or its Subsidiaries, except as described on Schedule 6.1(b).

(c)  Authorization of Agreement, Loan Documents and Borrowing. Each of the Borrower and its Subsidiaries has the right, power and authority and has taken all necessary corporate and other action to authorize the execution, delivery and performance of this Agreement and each of the other Loan Documents to which it is a party in accordance with their respective terms.  This Agreement and each of the other Loan Documents has been duly executed and delivered by the duly authorized officers of the Borrower and each of its Subsidiaries party thereto, and each such document constitutes the legal, valid and binding obligation of the Borrower and each Subsidiary party thereto, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar state or federal debtor relief laws from time to time in effect which affect the enforcement of creditors’ rights in general and the availability of equitable remedies.

(d)  Compliance of Agreement, Loan Documents and Borrowing with Laws, Etc.  The execution, delivery and performance by the Borrower and its Subsidiaries of the Loan Documents to which each such Person is a party, in accordance with their respective terms, the Extensions of Credit hereunder and the transactions contemplated hereby do not and will not, by the passage of time, the giving of notice or otherwise, (i) require any Governmental Approval or violate any Applicable Law relating to the Borrower or any of its Subsidiaries, (ii) conflict with, result in a breach of or constitute a default under the articles of incorporation, bylaws or other organizational documents of the Borrower or any of its Subsidiaries or any indenture, agreement or other instrument to which such Person is a party or by which any of its properties may be bound or any Governmental Approval relating to such Person, (iii) result in or require the creation or imposition of any Lien upon or with respect to any property now owned or hereafter acquired by such Person other than Liens arising under the Loan Documents or (iv) require any consent or authorization of, filing with, or other act in respect of, an arbitrator or Governmental Authority and no consent of any other Person is required in connection with the execution, delivery, performance, validity or enforceability of this Agreement.

(e)  Compliance with Law; Governmental Approvals.  Each of the Borrower and its Subsidiaries (i) has all Governmental Approvals required by any Applicable Law for it to conduct its business, each of which is in full force and effect, is final and not subject to review on appeal and is not the subject of any pending or, to the best of its knowledge, threatened attack by direct or collateral proceeding, (ii) is in compliance with each Governmental Approval applicable to it and in compliance with all other Applicable Laws relating to it or any of its respective properties and (iii) has timely filed all material reports, documents and other materials required to be filed by it under all Applicable Laws with any Governmental Authority and has retained all material records and documents required to be retained by it under Applicable Law, except in each case (i), (ii) or (iii) where the failure to have, comply or file could not reasonably be expected to have a Material Adverse Effect.

(f)  Tax Returns and Payments.  Each of the Borrower and its Subsidiaries has duly filed or caused to be filed all federal, state, local and other tax returns required by Applicable Law to be filed, and has paid, or made adequate provision for the payment of, all federal, state, local and other taxes, assessments and governmental charges or levies upon it and its property, income, profits and assets which are due and payable.  Such returns accurately reflect in all material respects all liability for taxes of the Borrower and its Subsidiaries for the periods covered thereby.  Except as set forth in Schedule 6.1(f), there is no ongoing audit or examination or, to the knowledge of the Borrower, other investigation by any Governmental Authority of the tax liability of the Borrower and its Subsidiaries.  No Governmental Authority has asserted any Lien or other claim against the Borrower or any Subsidiary thereof with respect to unpaid taxes which has not been discharged or resolved.  The charges, accruals and reserves on the books of the Borrower and any of its Subsidiaries in respect of federal, state, local and other taxes for all Fiscal Years and portions thereof since the organization of the Borrower and any of its Subsidiaries are in the judgment of the Borrower adequate, and the Borrower does not anticipate any additional taxes or assessments for any of such years.

(g)  Intellectual Property Matters.  Each of the Borrower and its Subsidiaries owns or possesses rights to use all franchises, licenses, copyrights, copyright applications, patents, patent rights or licenses, patent applications, trademarks, trademark rights, service mark, service mark rights, trade names, trade name rights, copyrights and rights with respect to the foregoing which are required to conduct its business.  No event has occurred which permits, or after notice or lapse of time or both would permit, the revocation or termination of any such rights, and neither the Borrower nor any Subsidiary thereof is liable to any Person for infringement under Applicable Law with respect to any such rights as a result of its business operations.

(h)  Environmental Matters.

(i)  The properties owned, leased or operated by the Borrower and its Subsidiaries now or in the past do not contain, and to their knowledge, have not previously contained, any Hazardous Materials in amounts or concentrations which (A) constitute or constituted a violation of applicable Environmental Laws or (B) could give rise to liability under applicable Environmental Laws, except where such violation or liability could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect;

(ii)  The Borrower, each Subsidiary and such properties and all operations conducted in connection therewith are in compliance, and have been in compliance, with all applicable Environmental Laws, and there is no contamination at, under or about such properties or such operations which could interfere with the continued operation of such properties or impair the fair saleable value thereof, except for any such noncompliance or contamination that could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect;

(iii)  Neither the Borrower nor any Subsidiary thereof has received any notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters, Hazardous Materials, or compliance with Environmental Laws, nor does the Borrower or any Subsidiary thereof have knowledge or reason to believe that any such notice will be received or is being threatened, except where such violation, alleged violation, non-compliance, liability or potential liability which is the subject of such notice could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect;

(iv)  Hazardous Materials have not been transported or disposed of to or from the properties owned, leased or operated by the Borrower and its Subsidiaries in violation of, or in a manner or to a location which could give rise to liability under, Environmental Laws, nor have any Hazardous Materials been generated, treated, stored or disposed of at, on or under any of such properties in violation of, or in a manner that could give rise to liability under, any applicable Environmental Laws, except where such violation or liability could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect;

(v)  No judicial proceedings or governmental or administrative action is pending, or, to the knowledge of the Borrower, threatened, under any Environmental Law to which the Borrower or any Subsidiary thereof is or will be named as a potentially responsible party with respect to such properties or operations conducted in connection therewith, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to Borrower, any Subsidiary or such properties or such operations, except where such proceeding, action, decree, order or other requirement could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect; and

(vi)  There has been no release, or to the best of the Borrower’s knowledge, threat of release, of Hazardous Materials at or from properties owned, leased or operated by the Borrower or any Subsidiary, now or in the past, in violation of or in amounts or in a manner that could give rise to liability under Environmental Laws, except where such violation or liability could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(i)  ERISA.

(i)  As of the Closing Date, neither the Borrower nor any ERISA Affiliate maintains or contributes to, or has any obligation under, any Employee Benefit Plans other than those identified on Schedule 6.1(i);

(ii)  The Borrower and each ERISA Affiliate is in material compliance with all applicable provisions of ERISA and the regulations and published interpretations thereunder with respect to all Employee Benefit Plans except for any required amendments for which the remedial amendment period as defined in Section 401(b) of the Code has not yet expired and except where a failure to so comply could not reasonably be expected to have a Material Adverse Effect.  Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code has been determined by the Internal Revenue Service to be so qualified, and each trust related to such plan has been determined to be exempt under Section 501(a) of the Code except for such plans that have not yet received determination letters but for which the remedial amendment period for submitting a determination letter has not yet expired.  No liability has been incurred by the Borrower or any ERISA Affiliate which remains unsatisfied for any taxes or penalties with respect to any Employee Benefit Plan or any Multiemployer Plan except for a liability that could not reasonably be expected to have a Material Adverse Effect;

(iii)  As of the Closing Date, no Pension Plan has been terminated, nor has any accumulated funding deficiency (as defined in Section 412 of the Code) been incurred (without regard to any waiver granted under Section 412 of the Code), nor has any funding waiver from the Internal Revenue Service been received or requested with respect to any Pension Plan, nor has the Borrower or any ERISA Affiliate failed to make any contributions or to pay any amounts due and owing as required by Section 412 of the Code, Section 302 of ERISA or the terms of any Pension Plan prior to the due dates of such contributions under Section 412 of the Code or Section 302 of ERISA, nor has there been any event requiring any disclosure under Section 4041(c)(3)(C) or 4063(a) of ERISA with respect to any Pension Plan;

(iv)  Except where the failure of any of the following representations to be correct in all material respects could not reasonably be expected to have a Material Adverse Effect, neither the Borrower nor any ERISA Affiliate has:  (A) engaged in a nonexempt prohibited transaction described in Section 406 of the ERISA or Section 4975 of the Code, (B) incurred any liability to the PBGC which remains outstanding other than the payment of premiums and there are no premium payments which are due and unpaid, (C) failed to make a required contribution or payment to a Multiemployer Plan, or (D) failed to make a required installment or other required payment under Section 412 of the Code;

(v)  No Termination Event has occurred or is reasonably expected to occur; and

(vi)  Except where the failure of any of the following representations to be correct in all material respects could not reasonably be expected to have a Material Adverse Effect, no proceeding, claim (other than a benefits claim in the ordinary course of business), lawsuit and/or investigation is existing or, to the best knowledge of the Borrower after due inquiry, threatened concerning or involving any (A) employee welfare benefit plan (as defined in Section 3(1) of ERISA) currently maintained or contributed to by the Borrower or any ERISA Affiliate, (B) Pension Plan or (C) Multiemployer Plan.

(j)  Margin Stock.  Neither the Borrower nor any Subsidiary thereof is engaged principally or as one of its activities in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin stock” (as each such term is defined or used, directly or indirectly, in Regulation U of the Board of Governors of the Federal Reserve System).  No part of the proceeds of any of the Loans or Letters of Credit will be used for purchasing or carrying margin stock or for any purpose which violates, or which would be inconsistent with, the provisions of Regulation T, U or X of such Board of Governors.

(k)  Government Regulation.  Neither the Borrower nor any Subsidiary thereof is an “investment company” or a company “controlled” by an “investment company” (as each such term is defined or used in the Investment Company Act of 1940, as amended) and neither the Borrower nor any Subsidiary thereof is, or after giving effect to any Extension of Credit will be, subject to regulation under the Interstate Commerce Act, as amended, or any other Applicable Law which limits its ability to incur or consummate the transactions contemplated hereby.

(l)  Material Government Contracts and Material Contracts.

(i)  Schedule 6.1(l) sets forth a complete and accurate list of all Material Government Contracts of the Borrower and its Subsidiaries in effect as of the Closing Date (except for classified Material Government Contracts which may not be disclosed to third parties pursuant to the express written terms thereof).  Other than as set forth in Schedule 6.1(l), each such Material Government Contract in existence on the Closing Date is, and after giving effect to the consummation of the transactions contemplated by the Loan Documents will be, in full force and effect as of the Closing Date in accordance with the terms thereof.  The Borrower and its Subsidiaries have made available for review by the Administrative Agent a true and complete copy of each Material Government Contract required to be listed on Schedule 6.1(l) (except for classified Material Government Contracts which may not be disclosed to third parties pursuant to the express written terms thereof).  As of the Closing Date, neither the Borrower nor any of its Subsidiaries (nor, to the knowledge of the Borrower, any other party thereto) is in breach of or in default under any Material Government Contract.

(ii)  Schedule 6.1(l) sets forth a complete and accurate list of all other Material Contracts of the Borrower and its Subsidiaries in effect as of the Closing Date not listed on any other Schedule hereto; other than as set forth in Schedule 6.1(l), each such Material Contract is, and after giving effect to the consummation of the transactions contemplated by the Loan Documents will be, in full force and effect in accordance with the terms thereof.  The Borrower and its Subsidiaries have delivered to the Administrative Agent a true and complete copy of each Material Contract required to be listed on Schedule 6.1(l) or any other Schedule hereto.  Neither the Borrower nor any Subsidiary (nor, to the knowledge of the Borrower, any other party thereto) is in breach of or in default under any Material Contract in any material respect.

(m)  Employee Relations. Each of the Borrower and its Subsidiaries has a stable work force in place and is not, as of the Closing Date, party to any collective bargaining agreement nor has any labor union been recognized as the representative of its employees except as set forth on Schedule 6.1(m).  The Borrower knows of no pending, threatened or contemplated strikes, work stoppage or other collective labor disputes involving its employees or those of its Subsidiaries.

(n)  Burdensome Provisions.  Neither the Borrower nor any Subsidiary thereof is a party to any indenture, agreement, lease or other instrument, or subject to any corporate or partnership restriction, Governmental Approval or Applicable Law which is so unusual or burdensome as in the foreseeable future could be reasonably expected to have a Material Adverse Effect.  The Borrower and its Subsidiaries do not presently anticipate that future expenditures needed to meet the provisions of any statutes, orders, rules or regulations of a Governmental Authority will be so burdensome as to have a Material Adverse Effect.  No Subsidiary is party to any agreement or instrument or otherwise subject to any restriction or encumbrance that restricts or limits its ability to make dividend payments or other distributions in respect of its Capital Stock to the Borrower or any Subsidiary or to transfer any of its assets or properties to the Borrower or any other Subsidiary in each case other than existing under or by reason of the Loan Documents or Applicable Law.

(o)  Financial Statements.  The audited and unaudited financial statements delivered pursuant to Section 5.2(e)(i) are complete and correct in all material respects and fairly present in all material respects on a Consolidated basis the assets, liabilities and financial position of the Borrower, D3 and their respective Subsidiaries as at such dates, and the results of the operations and changes of financial position for the periods then ended (other than customary year-end adjustments for unaudited financial statements).  All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP (but, in the case of any such financial statements, schedules and notes which are unaudited, only to the extent GAAP is applicable to interim unaudited reports).  The Borrower and its Subsidiaries have no Indebtedness, obligation or other unusual forward or long term commitment which is not fairly reflected in the foregoing financial statements or in the notes thereto.  The proforma financial statements delivered pursuant to Section 5.2(e)(i)(C) were prepared in good faith on the basis of the assumptions stated therein, which assumptions are believed to be reasonable in light of then existing conditions except that such financial statements and forecasts shall be subject to normal year end closing and audit adjustments.

(p)  No Material Adverse Change.  Since December 31, 2006, there has been no material adverse change in the properties, business, operations, prospects, or condition (financial or otherwise) of the Borrower and its Subsidiaries and no event has occurred or condition arisen that could reasonably be expected to have a Material Adverse Effect.

(q)  Solvency.  As of the Closing Date and after giving effect to each Extension of Credit made hereunder, the Borrower and each of its Subsidiaries will be Solvent.

(r)  Titles to Properties.  Each of the Borrower and its Subsidiaries has such title to the real property owned, if any, or leased by it as is necessary or desirable to the conduct of its business and valid and legal title to all of its personal property and assets, including, but not limited to, those reflected on the balance sheets of the Borrower and its Subsidiaries delivered pursuant to Section 6.1(n), except those which have been disposed of by the Borrower or its Subsidiaries subsequent to such date which dispositions have been in the ordinary course of business or as otherwise expressly permitted hereunder. As of the Closing Date, neither the Borrower or any of its Subsidiaries owns any real property.

(s)  Liens.  None of the properties and assets of the Borrower or any Subsidiary thereof is subject to any Lien, except Permitted Liens.  No financing statement under the Uniform Commercial Code of any state which names the Borrower or any Subsidiary thereof or any of their respective trade names or divisions as debtor and which has not been terminated, has been filed in any state or other jurisdiction and neither the Borrower nor any Subsidiary thereof has signed any such financing statement or any security agreement authorizing any secured party thereunder to file any such financing statement, except to perfect those Permitted Liens.

(t)  Indebtedness and Guaranty Obligations.  Schedule 6.1(t) is a complete and correct listing of all Indebtedness and Guaranty Obligations of the Borrower and its Subsidiaries as of the Closing Date in excess of $500,000 other than inter-company Indebtedness and Guaranty Obligations permitted pursuant to Section 10.1(h).  The Borrower and its Subsidiaries have performed and are in compliance with all of the terms of such Indebtedness and Guaranty Obligations and all instruments and agreements relating thereto, and no default or event of default, or event or condition which with notice or lapse of time or both would constitute such a default or event of default on the part of the Borrower or any of its Subsidiaries exists with respect to any such Indebtedness or Guaranty Obligation.

(u)  Litigation. Except for matters existing on the Closing Date and set forth on Schedule 6.1(u), there are no actions, suits or proceedings pending nor, to the knowledge of the Borrower, threatened against or in any other way relating adversely to or affecting the Borrower or any Subsidiary thereof or any of their respective properties in any court or before any arbitrator of any kind or before or by any Governmental Authority that (i) has or could reasonably be expected to have a Material Adverse Effect, or (ii) materially adversely affects any Transaction or any other transaction contemplated hereby.

(v)  Absence of Defaults.  No event has occurred or is continuing which constitutes a Default or an Event of Default.

(w)  Senior Indebtedness Status.  The Obligations of the Borrower and each of its Subsidiaries under this Agreement and each of the other Loan Documents rank and shall continue to rank at least senior in priority of payment to all Subordinated Indebtedness of each such Person and is designated as “Senior Indebtedness” or otherwise treated as senior debt under all instruments and documents, now or in the future, relating to all Subordinated Indebtedness.

(x)  OFAC.  None of the Borrower, any Affiliate of the Borrower or any Guarantor: (i) is a Sanctioned Person, (ii) has more than 10% of its assets in Sanctioned Entities, or (iii) derives more than 10% of its operating income from investments in, or transactions with Sanctioned Persons or Sanctioned Entities.  The proceeds of any Loan will not be used and have not been used to fund any operations in, finance any investments or activities in, or make any payments to, a Sanctioned Person or a Sanctioned Entity.

(y)  Accuracy and Completeness of Information.  All written information, reports and other papers and data produced by or on behalf of the Borrower or any Subsidiary thereof (other than financial projections, which shall be subject to the reasonable satisfaction of the Administrative Agent) and furnished to the Administrative Agent or the Lenders were, at the time the same were so furnished, complete and correct in all material respects to the extent necessary to give the recipient a true and accurate knowledge of the subject matter.

(z)  Disclosure.  The Borrower has disclosed to the Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which any of the Credit Parties are subject, and all other matters known to it (other than general economic conditions), that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.  No financial statement, material report, material certificate or other material information furnished (whether in writing or orally) by or on behalf of any of the Credit Parties to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, pro forma financial information, estimated financial information and other projected or estimated information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

Section 6.2  Survival of Representations and Warranties, Etc.  All representations and warranties set forth in this Article VI and all representations and warranties contained in any certificate, or any of the Loan Documents (including, but not limited to, any such representation or warranty made in or in connection with any amendment thereto) shall constitute representations and warranties made under this Agreement.  All representations and warranties made under this Agreement shall be made or deemed to be made at and as of the Closing Date (except those that are expressly made as of a specific date), shall survive the Closing Date and shall not be waived by the execution and delivery of this Agreement, any investigation made by or on behalf of the Lenders or the Administrative Agent or any Extension of Credit hereunder.

ARTICLE VII
FINANCIAL INFORMATION AND NOTICES

Until all the Obligations (other than (a) contingent or indemnification obligations not then due and (b) the Specified Obligations) have been paid and satisfied in full and the Commitments terminated, unless consent has been obtained in the manner set forth in Section 13.2, the Borrower will furnish or cause to be furnished to the Administrative Agent at the Administrative Agent’s Office at the address set forth in Section 13.1 and to the Lenders at their respective addresses as set forth on the Register, or such other office as may be designated by the Administrative Agent and Lenders from time to time:

Section 7.1  Financial Statements and Projections.

(a)  Quarterly Financial Statements.  As soon as practicable and in any event within forty-five (45) days (or, if earlier, on the date of any required public filing thereof) after the end of each of the first three (3) fiscal quarters of each Fiscal Year, an unaudited Consolidated balance sheet of the Borrower and its Subsidiaries as of the close of such fiscal quarter and unaudited Consolidated statements of income and cash flows for the fiscal quarter then ended and that portion of the Fiscal Year then ended, including the notes thereto, all in reasonable detail setting forth in comparative form the corresponding figures as of the end of and for the corresponding period in the preceding Fiscal Year and prepared by the Borrower in accordance with GAAP (to the extent GAAP is applicable to interim unaudited reports) and, if applicable, containing disclosure of the effect on the financial position or results of operations of any change in the application of accounting principles and practices during the period, and certified by the chief financial officer of the Borrower to present fairly in all material respects the financial condition of the Borrower and its Subsidiaries on a Consolidated basis as of their respective dates and the results of operations of the Borrower and its Subsidiaries for the respective periods then ended, subject to normal year end adjustments.  Delivery by the Borrower to the Administrative Agent and the Lenders of the Borrower’s quarterly report to the SEC on Form 10-Q with respect to any fiscal quarter, or the availability of such report on EDGAR Online, within the period specified above shall be deemed to be compliance by the Borrower with this Section 7.1(a).

(b)  Annual Financial Statements.  As soon as practicable and in any event within ninety (90) days (or, if earlier, on the date of any required public filing thereof) after the end of each Fiscal Year, an audited Consolidated balance sheet of the Borrower and its Subsidiaries as of the close of such Fiscal Year and audited Consolidated statements of income, retained earnings and cash flows for the Fiscal Year then ended, including the notes thereto, all in reasonable detail setting forth in comparative form the corresponding figures as of the end of and for the preceding Fiscal Year and prepared in accordance with GAAP and, if applicable, containing disclosure of the effect on the financial position or results of operations of any change in the application of accounting principles and practices during the year.  Such annual financial statements shall be audited by an independent certified public accounting firm acceptable to the Administrative Agent, and accompanied by a report thereon by such certified public accountants that is not qualified with respect to scope limitations imposed by the Borrower or any of its Subsidiaries or with respect to accounting principles followed by the Borrower or any of its Subsidiaries not in accordance with GAAP.  Delivery by the Borrower to the Administrative Agent and the Lenders of the Borrower’s annual report to the SEC on Form 10-K with respect to any Fiscal Year, or the availability of such report on EDGAR Online, within the period specified above shall be deemed to be compliance by the Borrower with this Section 7.1(b).

(c)  Annual Budget and Financial Projections.  As soon as practicable and in any event within thirty (30) days after the end of each Fiscal Year, an annual operating and capital budget of the Borrower and its Subsidiaries for the ensuing four (4) fiscal quarters, in a form and with calculations to be made in a manner reasonably satisfactory to the Administrative Agent.

Section 7.2  Officer’s Compliance Certificate.  At each time financial statements are delivered pursuant to Sections 7.1(a) or (b) and at such other times as the Administrative Agent shall reasonably request, an Officer’s Compliance Certificate.

Section 7.3  Other Reports.

(a)  Promptly upon receipt thereof, copies of all reports, if any, submitted to the Borrower or its Board of Directors by its independent public accountants in connection with their auditing function, including, without limitation, any management report and any management responses thereto;

(b)  Promptly upon the request thereof, such other information and documentation required by bank regulatory authorities under applicable “know your customer” and Anti-Money Laundering rules and regulations (including, without limitation, the Act), as from time to time reasonably requested by the Administrative Agent or any Lender; and

(c)  Such other information regarding the operations, business affairs and financial condition of the Borrower or any of its Subsidiaries as the Administrative Agent or any Lender may reasonably request.

Section 7.4  Notice of Litigation and Other Matters.  Prompt (but in no event later than ten (10) days after an officer of the Borrower obtains knowledge thereof) telephonic and written notice of:

(a)  the commencement of all proceedings and investigations by or before any Governmental Authority and all actions and proceedings in any court or before any arbitrator against or involving the Borrower or any Subsidiary thereof or any of their respective properties, assets or businesses which, if adversely determined, could reasonably be expected to have a Material Adverse Effect;

(b)  any notice of any violation received by the Borrower or any Subsidiary thereof from any Governmental Authority including, without limitation, any notice of violation of Environmental Laws which could reasonably be expected to have a Material Adverse Effect;

(c)  any labor controversy that has resulted in, or threatens to result in, a strike or other work action against the Borrower or any Subsidiary thereof which could reasonably be expected to have a Material Adverse Effect;

(d)  any attachment, judgment, lien, levy or order exceeding $750,000 that may be assessed against or threatened against the Borrower or any Subsidiary thereof;

(e)  (i) any Default or Event of Default or (ii) any event which constitutes or which with the passage of time or giving of notice or both would constitute a default or event of default under any Material Contract to which the Borrower or any of its Subsidiaries is a party or by which the Borrower or any Subsidiary thereof or any of their respective properties may be bound;

(f)  (i) any unfavorable determination letter from the Internal Revenue Service regarding the qualification of an Employee Benefit Plan under Section 401(a) of the Code (along with a copy thereof), (ii) all notices received by the Borrower or any ERISA Affiliate of the PBGC’s intent to terminate any Pension Plan or to have a trustee appointed to administer any Pension Plan, (iii) all notices received by the Borrower or any ERISA Affiliate from a Multiemployer Plan sponsor concerning the imposition or amount of withdrawal liability pursuant to Section 4202 of ERISA and (iv) the Borrower obtaining knowledge or reason to know that the Borrower or any ERISA Affiliate has filed or intends to file a notice of intent to terminate any Pension Plan under a distress termination within the meaning of Section 4041(c) of ERISA; and

(g)  any event which makes any of the representations set forth in Section 6.1 inaccurate in any respect.

The Borrower hereby acknowledges that the Administrative Agent and/or the Arranger will make available to the Lenders and the L/C Issuer materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on SyndTrak Online or another similar electronic system (the “Platform”).  Notwithstanding anything to the contrary contained in the preceding sentence, the Borrower’s compliance with respect to the timely delivery of Borrower Materials shall be determined by reference to the date such Borrower Materials are initially delivered by the Borrower to the Administrative Agent, not by reference to the date such Borrower Materials are posted on the Platform.  The Borrower will cooperate with the Administrative Agent in connection with the publication of Borrower Materials pursuant to this Article VII and will designate Borrower Materials (a) that are either available to the public or not material with respect to the Borrower and its Subsidiaries or any of their respective securities for purposes of United States federal and state securities laws, as “Public Information” and (b) that are not Public Information as “Private Information”.

Section 7.5  Accuracy of Information.  All written information, reports, statements and other papers and data furnished by or on behalf of the Borrower to the Administrative Agent or any Lender whether pursuant to this Article VII or any other provision of this Agreement, or any of the Security Documents, shall, at the time the same is so furnished, comply with the representations and warranties set forth in Section 6.1(y) and (z).

ARTICLE VIII
AFFIRMATIVE COVENANTS

Until all of the Obligations (other than (a) contingent or indemnification obligations not then due and (b) the Specified Obligations) have been paid and satisfied in full and the Commitments terminated, unless consent has been obtained in the manner provided for in Section 13.2, the Borrower will, and will cause each of its Subsidiaries to:

Section 8.1  Preservation of Corporate Existence and Related Matters.  Except as permitted by Section 10.4, (a) preserve and maintain its separate corporate, limited liability company, partnership or other entity existence and all rights, permits, franchises, licenses and privileges necessary to the conduct of its business, and (b) except where the failure to qualify or remain qualified as a foreign corporation could not reasonably be expected to have a Material Adverse Effect, qualify and remain qualified as a foreign corporation and authorized to do business in each jurisdiction where the nature and scope of its activities require it to so qualify under Applicable Law.

Section 8.2  Maintenance of Property.  In addition to the requirements of any of the Security Documents, protect and preserve all properties useful in and material to its business, including copyrights, patents, trade names, service marks and trademarks; maintain in good working order and condition, ordinary wear and tear excepted, all buildings, equipment and other tangible real and personal property; and from time to time make or cause to be made all repairs, renewals and replacements thereof and additions to such property necessary for the conduct of its business, so that the business carried on in connection therewith may be conducted in a commercially reasonable manner.

Section 8.3  Insurance.  Maintain insurance with financially sound and reputable insurance companies against such risks and in such amounts as are customarily maintained by similar businesses and as may be required by Applicable Law and as are required by any Security Documents (including, without limitation, hazard and business interruption insurance), and on the Closing Date and from time to time thereafter deliver to the Administrative Agent upon its request a detailed list of the insurance then in effect, stating the names of the insurance companies, the amounts and rates of the insurance, the dates of the expiration thereof and the properties and risks covered thereby.

Section 8.4  Accounting Methods and Financial Records.  Maintain a system of accounting, and keep such books, records and accounts (which shall be true and complete in all material respects) as may be required or as may be necessary to permit the preparation of financial statements in accordance with GAAP and in compliance with the regulations of any Governmental Authority having jurisdiction over it or any of its properties.

Section 8.5  Payment and Performance of Obligations.  Pay and perform all Obligations under this Agreement and the other Loan Documents, and pay or perform (a) all taxes, assessments and other governmental charges that may be levied or assessed upon it or any of its property, and (b) all other indebtedness, obligations and liabilities in accordance with customary trade practices; provided, that the Borrower or such Subsidiary may contest any item described in clauses (a) or (b) of this Section in good faith so long as adequate reserves are maintained with respect thereto in accordance with GAAP.

Section 8.6  Compliance With Laws and Approvals.  Observe and remain in compliance in all material respects with all Applicable Laws and maintain in full force and effect all Governmental Approvals, in each case applicable to the conduct of its business.

Section 8.7  Environmental Laws.  In addition to and without limiting the generality of Section 8.6, (a) comply with, and ensure such compliance by all tenants and subtenants with all applicable Environmental Laws and obtain and comply with and maintain, and ensure that all tenants and subtenants, if any, obtain and comply with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws except where the failure to do so could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, (b) conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws, and promptly comply with all lawful orders and directives of any Governmental Authority regarding Environmental Laws except where the failure to conduct or complete such actions, or comply with such orders or directions, could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, and (c) defend, indemnify and hold harmless the Administrative Agent and the Lenders, and their respective parents, Subsidiaries, Affiliates, employees, agents, officers and directors, from and against any claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature known or unknown, contingent or otherwise, arising out of, or in any way relating to the presence of Hazardous Materials, or the violation of, noncompliance with or liability under any Environmental Laws applicable to the operations of the Borrower or any such Subsidiary, or any orders, requirements or demands of Governmental Authorities related thereto, including, without limitation, reasonable attorney’s and consultant’s fees, investigation and laboratory fees, response costs, court costs and litigation expenses, except to the extent that any of the foregoing are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of the party seeking indemnification therefor.

Section 8.8  Compliance with ERISA. In addition to and without limiting the generality of Section 8.6, (a) except where the failure to so comply could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) comply with all material applicable provisions of ERISA and the regulations and published interpretations thereunder with respect to all Employee Benefit Plans, (ii) not take any action or fail to take action the result of which could be a liability to the PBGC or to a Multiemployer Plan, (iii) not participate in any prohibited transaction that could result in any civil penalty under ERISA or tax under the Code and (iv) operate each Employee Benefit Plan in such a manner that will not incur any tax liability under Section 4980B of the Code or any liability to any qualified beneficiary as defined in Section 4980B of the Code and (b) furnish to the Administrative Agent upon the Administrative Agent’s request such additional information about any Employee Benefit Plan as may be reasonably requested by the Administrative Agent.

Section 8.9  Compliance With Agreements.  Comply in all material respects with each term, condition and provision of all leases, agreements and other instruments entered into in the conduct of its business including, without limitation, any Material Contract; provided, that the Borrower or any such Subsidiary may contest any such lease, agreement or other instrument in good faith through applicable proceedings so long as adequate reserves are maintained in accordance with GAAP.

Section 8.10  Visits and Inspections.  Permit representatives of the Administrative Agent or any Lender, from time to time, upon reasonable notice and during normal business hours, to visit and inspect its properties; inspect, audit and make extracts from its books, records and files, including, but not limited to, management letters prepared by independent accountants; and discuss with its principal officers, and its independent accountants, its business, assets, liabilities, financial condition, results of operations and business prospects.

Section 8.11  Additional Subsidiaries. Notify the Administrative Agent of the creation or acquisition of any Subsidiary or the designation of any Subsidiary as a Subsidiary and promptly thereafter (and in any event within thirty (30) days), cause such Person to (i) become a Guarantor by delivering to the Administrative Agent a duly executed supplement to the Guaranty Agreement or such other document as the Administrative Agent shall deem appropriate for such purpose, (ii) pledge a security interest in all collateral owned by such Subsidiary by delivering to the Administrative Agent a duly executed supplement to each Security Document or such other document as the Administrative Agent shall deem appropriate for such purpose and comply with the terms of each Security Document, (iii) deliver to the Administrative Agent such documents and certificates referred to in Section 5.2 as may be reasonably requested by the Administrative Agent, (iv) deliver to the Administrative Agent such original Capital Stock or other certificates and stock or other transfer powers evidencing the Capital Stock of such Person, (v) deliver to the Administrative Agent such updated Schedules to the Loan Documents as requested by the Administrative Agent with respect to such Person, and (vi) deliver to the Administrative Agent such other documents as may be reasonably requested by the Administrative Agent, all in form, content and scope reasonably satisfactory to the Administrative Agent.

Section 8.12  Real Property Collateral.  Notify the Administrative Agent within ten (10) Business Days after the acquisition of any owned or leased real property by any Credit Party, and within sixty (60) days following request by the Administrative Agent, deliver such mortgages, leasehold mortgages, deeds of trust, title insurance policies, landlord agreements, environmental reports, surveys and other documents reasonably requested by the Administrative Agent in connection with granting and perfecting a first priority Lien on such real property in favor of the Administrative Agent, for the benefit of itself and the other Secured Parties, all in form and substance reasonably satisfactory to the Administrative Agent; provided, however, that no Credit Party shall be required to comply with the requirements of this Section 8.12 with respect to any individual owned or leased real property unless the fair market value of such real property exceeds $1,000,000.

Section 8.13  Use of Proceeds.  The Borrower shall use the proceeds of the Extensions of Credit (a) to finance the Transactions, (b) to finance permitted acquisitions, and (c) for ongoing working capital and general corporate requirements of the Borrower and its Subsidiaries, including the payment of certain fees and expenses incurred in connection with the Transactions and the Facilities.

Section 8.14  Further Assurances.  Make, execute and deliver all such additional and further acts, things, deeds and instruments as the Administrative Agent, the Issuing Lenders or the Required Lenders (through the Administrative Agent) may reasonably require to document and consummate the transactions contemplated hereby and to vest completely in and insure the Administrative Agent, the Issuing Lenders and the Lenders their respective rights under this Agreement, the Letters of Credit and the other Loan Documents.

ARTICLE IX
FINANCIAL COVENANTS

Until all of the Obligations (other than (a) contingent or indemnification obligations not then due and (b) the Specified Obligations) have been paid and satisfied in full and the Commitments terminated, unless consent has been obtained in the manner set forth in Section 13.2, the Borrower and its Subsidiaries on a Consolidated basis will not:

Section 9.1  Total Leverage Ratio:  As of any fiscal quarter end, permit the Total Leverage Ratio to be greater than 3.00 to 1.00.

Section 9.2  Fixed Charge Coverage Ratio:  As of any fiscal quarter end, permit the Fixed Charge Coverage Ratio to be less than 1.15 to 1.00.

ARTICLE X
NEGATIVE COVENANTS

Until all of the Obligations (other than (a) contingent or indemnification obligations not then due and (b) the Specified Obligations) have been paid and satisfied in full and the Commitments terminated, unless consent has been obtained in the manner set forth in Section 13.2, the Borrower has not, will not and will not permit any of its Subsidiaries to:

Section 10.1  Limitations on Indebtedness.  Create, incur, assume or suffer to exist any Indebtedness except:

(a)  the Obligations (excluding Specified Hedge Obligations permitted pursuant to Section 10.1(b));

(b)  Indebtedness incurred in connection with a Hedging Agreement which is entered into for interest rate, foreign currency or other business purposes and not for speculative purposes, with a counterparty reasonably satisfactory to the Administrative Agent; provided, that any counterparty that is a Lender or an Affiliate thereof shall be deemed satisfactory to the Administrative Agent;

(c)  Indebtedness existing on the Closing Date and not otherwise permitted under this Section, as set forth on Schedule 6.1(t), and the renewal, refinancing, extension and replacement (but not the increase in the aggregate principal amount) thereof;

(d)  Indebtedness of the Borrower and its Subsidiaries incurred in connection with Capital Leases in an aggregate amount not to exceed $2,000,000 on any date of determination;

(e)  purchase money Indebtedness of the Borrower and its Subsidiaries with respect to the purchase of Equipment in an aggregate amount not to exceed $5,000,000 on any date of determination;

(f)  Guaranty Obligations in favor of the Administrative Agent for the benefit of the Administrative Agent and the other Secured Parties;

(g)  Guaranty Obligations with respect to Indebtedness permitted pursuant to subsections (a) through (e) of this Section;

(h)  Indebtedness owed by (i) any Guarantor to the Borrower, (ii) the Borrower to any Guarantor, (iii) any Guarantor to any other Guarantor, (iv) any Subsidiary that is not a Guarantor to any other Subsidiary that is not a Guarantor, (v) any Subsidiary that is not a Guarantor to the Borrower or any Guarantor in an amount not to exceed $500,000, or (vi) the Borrower or any Guarantor to any Subsidiary that is not a Guarantor in an amount not to exceed $500,000; and

(i)  additional unsecured Indebtedness and additional unsecured Subordinated Indebtedness, each containing such terms and conditions as are satisfactory to the Required Lenders; provided that in the case of each issuance of such Indebtedness, (i) the Required Lenders shall have consented to the issuance of such Indebtedness, (ii) no Default or Event of Default shall have occurred and be continuing or would be caused by the issuance of such Indebtedness, (iii) the Administrative Agent shall have received satisfactory written evidence that the Borrower would be in compliance with all covenants contained in this Agreement on a proforma basis after giving effect to the issuance of any such Indebtedness, and (iv) the aggregate amount of all such Indebtedness, shall not exceed $150,000,000 in the aggregate at any time;

provided, that no agreement or instrument with respect to Indebtedness permitted to be incurred by this Section shall restrict, limit or otherwise encumber (by covenant or otherwise) the ability of any Subsidiary of the Borrower to make any payment to the Borrower or any Guarantor (in the form of dividends, intercompany advances or otherwise) for the purpose of enabling the Borrower to pay the Obligations.

Section 10.2  Limitations on Liens.  Create, incur, assume or suffer to exist, any Lien on or with respect to any of its assets or properties (including, without limitation, shares of Capital Stock), real or personal, whether now owned or hereafter acquired, except:

(a)  Liens for taxes, assessments and other governmental charges or levies (excluding any Lien imposed pursuant to any of the provisions of ERISA or Environmental Laws) not yet due or as to which the period of grace (not to exceed thirty (30) days), if any, related thereto has not expired or which are being contested in good faith and by appropriate proceedings if adequate reserves are maintained to the extent required by GAAP;

(b)  the claims of materialmen, mechanics, carriers, warehousemen, processors or landlords for labor, materials, supplies or rentals incurred in the ordinary course of business, (i) which are not overdue for a period of more than thirty (30) days or (ii) which are being contested in good faith and by appropriate proceedings;

(c)  Liens consisting of deposits or pledges made in the ordinary course of business in connection with, or to secure payment of, obligations under workers’ compensation, unemployment insurance or similar legislation;

(d)  Liens constituting encumbrances in the nature of zoning restrictions, easements and rights or restrictions of record on the use of real property, which in the aggregate so not result in a Material Adverse Effect and which do not, in any case, detract from the value of such property or impair the use thereof in the ordinary conduct of business;

(e)  Liens of the Administrative Agent for the benefit of the Administrative Agent and the other Secured Parties under the Loan Documents;

(f)  Liens not otherwise permitted hereunder securing obligations not at any time exceeding in the aggregate $500,000;

(g)  Liens not otherwise permitted by this Section and in existence on the Closing Date and described on Schedule 10.2; and

(h)  Liens securing Indebtedness permitted under Sections 10.1(d) and (e); provided that (i) such Liens shall be created substantially simultaneously with the acquisition or lease of the related asset, (ii) such Liens do not at any time encumber any property other than the property financed by such Indebtedness, (iii) the amount of Indebtedness secured thereby is not increased and (iv) the principal amount of Indebtedness secured by any such Lien shall at no time exceed one hundred percent (100%) of the original purchase price or lease payment amount of such property at the time it was acquired.

Section 10.3  Limitations on Loans, Advances, Investments and Acquisitions.  Purchase, own, invest in or otherwise acquire, directly or indirectly, any Capital Stock, interests in any partnership or joint venture (including, without limitation, the creation or capitalization of any Subsidiary), evidence of Indebtedness or other obligation or security, substantially all or a material portion of the business or assets of any other Person or any other investment or interest whatsoever in any other Person, or make or permit to exist, directly or indirectly, any loans, advances or extensions of credit to, or any investment in cash or by delivery of property in, any Person except:

(a)  (i) investments as of the Closing Date in Subsidiaries existing on the Closing Date, (ii) investments in Subsidiaries formed or acquired after the Closing Date so long as the Borrower and its Subsidiaries comply with the applicable provisions of Section 8.11 and (iii) the other loans, advances and investments existing on the Closing Date which are described on Schedule 10.3;

(b)  investments in (i) marketable direct obligations issued or unconditionally guaranteed by the United States or any agency thereof maturing within one year from the date of acquisition thereof, (ii) commercial paper maturing no more than one hundred twenty (120) days from the date of creation thereof and currently having the highest rating obtainable from either Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. or Moody’s Investors Service, Inc., (iii) certificates of deposit maturing no more than three hundred sixty four (364) days from the date of creation thereof issued by commercial banks incorporated under the laws of the United States, each having combined capital, surplus and undivided profits of not less than $500,000,000 and having a rating of “A” or better by a nationally recognized rating agency; provided, that unless otherwise approved by the Administrative Agent, the aggregate amount invested in such certificates of deposit shall not at any time exceed $5,000,000 for any one such certificate of deposit and $10,000,000 for any one such bank, or (iv) time deposits maturing no more than thirty (30) days from the date of creation thereof with commercial banks or savings banks or savings and loan associations each having membership either in the FDIC or the deposits of which are insured by the FDIC and in amounts not exceeding the maximum amounts of insurance thereunder;

(c)  investments by the Borrower or any of its Subsidiaries in the form of non-hostile acquisitions of all or substantially all of the business or a line of business (whether by the acquisition of Capital Stock, assets or any combination thereof) of any other Person if each such acquisition meets all of the foregoing requirements:

(i)  evidence of approval of the acquisition by the acquiree’s board of directors or equivalent governing body or a copy of the opinion of counsel delivered by legal counsel to the acquiree in connection with the acquisition which evidences such approval or opines that such approval is not required shall be delivered to the Administrative Agent at the time the documents referred to in clause (v) of this Section 10.3(c) are required to be delivered;

(ii)  the Person to be acquired shall be in a substantially similar or complementary line of business as the Borrower;

(iii)  a description of the acquisition in the form customarily prepared by the Borrower shall have been delivered to the Administrative Agent and the Lenders prior to the consummation of the acquisition;

(iv)  the Borrower shall have demonstrated to the Administrative Agent (as of the date of the proposed acquisitions and after giving effect thereto and any Extensions of Credit made or to be made in connection therewith) (A) compliance with each covenant contained in and in the manner set forth in Article IX, (B) the Total Leverage Ratio is at least 0.25 below the Total Leverage Ratio then applicable in Section 9.1, (C) no Default or Event of Default shall have occurred and be continuing both before and after giving effect to the proposed acquisition and (D) the Borrower will have cash on hand plus unfunded Commitments under the Credit Facility of at least $10,000,000;

(v)  the Borrower shall have delivered to the Administrative Agent such documents reasonably requested by the Administrative Agent or the Required Lenders (through the Administrative Agent) pursuant to Section 8.11 to be delivered at the time required pursuant to Section 8.11, said documents to include a favorable opinion of counsel to the Borrower acceptable to the Administrative Agent addressed to the Administrative Agent and the Lenders with respect to the Borrower, the Person to be acquired and the acquisition in form and substance reasonably acceptable to the Administrative Agent; and;

(vi)  the Borrower or any Domestic Subsidiary shall be the surviving Person and no Change of Control shall have been effected thereby;

(vii)  the Borrower shall provide such other documents and other information as may be reasonably requested by the Administrative Agent or the Required Lenders (through the Administrative Agent) in connection with the proposed acquisition;

(viii)  as of the date of such acquisition, there is no material litigation pending or threatened; and

(ix)  the total aggregate consideration (including, without limitation, all cash consideration, assumed debt, earn-outs (valued at an amount reasonably determined in good faith by the Borrower to be payable in connection with such earn-outs) and deferred payments) to be paid by the Borrower and its Subsidiaries in connection with such acquisition, or series of related acquisitions, does not exceed $40 million;

(d)  Hedging Agreements permitted pursuant to Section 10.1;

(e)  purchases of assets in the ordinary course of business;

(f)  intercompany Indebtedness permitted pursuant to Section 10.1(h); and

(g)  other additional investments not otherwise permitted pursuant to this Section not exceeding $1,000,000 in the aggregate in any Fiscal Year.

Section 10.4  Limitations on Mergers and Liquidation.  Merge, consolidate or enter into any similar combination with any other Person or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution) except:

(a)  any Wholly-Owned Subsidiary of the Borrower may be merged or consolidated with or into the Borrower (provided that the Borrower shall be the continuing or surviving Person) or with or into any Guarantor (provided that the Guarantor shall be the continuing or surviving Person);

(b)  any Wholly-Owned Subsidiary may sell, lease, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Borrower or any other Wholly-Owned Subsidiary; provided that (i) if the transferor in such a transaction is a Guarantor, then the transferee must either be the Borrower or a Guarantor and (ii) if the transferee is either the Borrower or a Guarantor, such sale, lease, transfer or other disposition shall not be for an amount greater than the fair market value;

(c)  any Wholly-Owned Subsidiary of the Borrower may merge into the Person such Wholly-Owned Subsidiary was formed to acquire in connection with a Permitted Acquisition; and

(d)  any Subsidiary of the Borrower may wind-up into the Borrower or any Guarantor.

Section 10.5  Limitations on Sale of Assets.  Convey, sell, lease, assign, transfer or otherwise dispose of any of its property, business or assets (including, without limitation, the sale of any receivables and leasehold interests and any sale-leaseback or similar transaction), whether now owned or hereafter acquired except:

(a)  the sale of inventory in the ordinary course of business;

(b)  the sale of obsolete assets no longer used or usable in the business of the Borrower or any of its Subsidiaries;

(c)  the transfer of assets to the Borrower or any Guarantor pursuant to Section 10.4(d);

(d)  the sale or discount without recourse of accounts receivable arising in the ordinary course of business in connection with the compromise or collection thereof;

(e)  the disposition of any Hedging Agreement; and

(f)  additional dispositions of assets not otherwise permitted pursuant to this Section in an aggregate amount not to exceed $500,000 in any Fiscal Year.

Section 10.6  Limitations on Dividends and Distributions.  Declare or pay any dividends upon any of its Capital Stock; purchase, redeem, retire or otherwise acquire, directly or indirectly, any shares of its Capital Stock, or make any distribution of cash, property or assets among the holders of shares of its Capital Stock, or make any change in its capital structure; provided that:

(a)  the Borrower or any Subsidiary may pay dividends in shares of its own Capital Stock; and

(b)  any Subsidiary may pay cash dividends to the Borrower.

Section 10.7  Limitations on Exchange and Issuance of Capital Stock.  Issue, sell or otherwise dispose of any class or series of Capital Stock that, by its terms or by the terms of any security into which it is convertible or exchangeable, is, or upon the happening of an event or passage of time would be, (a) convertible or exchangeable into Indebtedness or (b) required to be redeemed or repurchased, including at the option of the holder, in whole or in part, or has, or upon the happening of an event or passage of time would have, a redemption or similar payment due.

Section 10.8  Transactions with Affiliates.  Except for transactions permitted by Sections 10.3, 10.6 and 10.7, and except as set forth in Schedule 10.8, directly or indirectly (a) make any loan or advance to, or purchase or assume any note or other obligation to or from, any of its officers, directors, shareholders or other Affiliates, or to or from any member of the immediate family of any of its officers, directors, shareholders or other Affiliates, or subcontract any operations to any of its Affiliates or (b) enter into, or be a party to, any other transaction not described in clause (a) above with any of its Affiliates, except pursuant to the reasonable requirements of its business and upon fair and reasonable terms that are fully disclosed to the Required Lenders prior to the consummation thereof and are no less favorable to it than it would obtain in a comparable arm’s length transaction with a Person not its Affiliate.

Section 10.9  Certain Accounting Changes; Organizational Documents.  (a) Change its Fiscal Year end, or make any change in its accounting treatment and reporting practices except as required by GAAP or (b) amend, modify or change its articles of incorporation (or corporate charter or other similar organizational documents) or amend, modify or change its bylaws (or other similar documents) in any manner adverse in any respect to the rights or interests of the Lenders.

Section 10.10  Amendments; Payments and Prepayments of Subordinated Indebtedness.

(a)  Amend or modify (or permit the modification or amendment of) any of the terms or provisions of any Subordinated Indebtedness in any respect which would materially adversely affect the rights or interests of the Administrative Agent and Lenders hereunder.

(b)  Cancel, forgive, make any payment or prepayment on, or redeem or acquire for value (including, without limitation, (i) by way of depositing with any trustee with respect thereto money or securities before due for the purpose of paying when due and (ii) at the maturity thereof) any Subordinated Indebtedness, except refinancings, refundings, renewals, extensions or exchange of any Subordinated Indebtedness permitted by Section 10.1(i).

Section 10.11  Restrictive Agreements.

(a)  Enter into any Indebtedness which contains any negative pledge on assets or any covenants more restrictive than the provisions of Articles VIII, IX and X hereof, or which restricts, limits or otherwise encumbers its ability to incur Liens on or with respect to any of its assets or properties other than the assets or properties securing such Indebtedness.

(b)  Enter into or permit to exist any agreement which impairs or limits the ability of any Subsidiary of the Borrower to pay dividends to the Borrower.

Section 10.12  Nature of Business.  Alter in any material respect the character or conduct of the business conducted by the Borrower and its Subsidiaries as of the Closing Date.

Section 10.13  Impairment of Security Interests. Take or omit to take any action, which might or would have the result of materially impairing the security interests in favor of the Administrative Agent with respect to the Collateral or grant to any Person (other than the Administrative Agent, for the benefit of itself and the other Secured Parties, pursuant to the Security Documents) any interest whatsoever in the Collateral, except for Permitted Liens and asset dispositions permitted under Section 10.5.

Section 10.14  Amendments and Other Documents.  Amend, modify, waive or supplement (or permit modification, amendment, waiver or supplement of) any of the terms or provisions of (a) the documents evidencing the Acquisition, (b) the Employment Agreements or (c) any other Related Document, in each case in any respect that would materially and adversely affect the rights or interests of the Administrative Agent and the Lenders hereunder, in each, without the prior written consent of the Administrative Agent

ARTICLE XI
DEFAULT AND REMEDIES

Section 11.1  Events of Default.  Each of the following shall constitute an Event of Default, whatever the reason for such event and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment or order of any court or any order, rule or regulation of any Governmental Authority or otherwise:

(a)  Default in Payment of Principal of Loans and Reimbursement Obligations.  The Borrower shall default in any payment of principal of any Loan or Reimbursement Obligation when and as due (whether at maturity, by reason of acceleration or otherwise).

(b)  Other Payment Default.  The Borrower or any other Credit Party shall default in the payment when and as due (whether at maturity, by reason of acceleration or otherwise) of interest on any Loan or Reimbursement Obligation or the payment of any other Obligation, and such default shall continue for a period of three (3) Business Days.

(c)  Misrepresentation.  Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of any Credit Party or any Subsidiary thereof in this Agreement, in any other Loan Document, or in any document delivered in connection herewith or therewith that is subject to materiality or Material Adverse Effect qualifications, shall be incorrect or misleading in any respect when made or deemed made or any representation, warranty, certification or statement of fact made or deemed made by or on behalf of any Credit Party or any Subsidiary thereof in this Agreement, any other Loan Document, or in any document delivered in connection herewith or therewith that is not subject to materiality or Material Adverse Effect qualifications, shall be incorrect or misleading in any material respect when made or deemed made.

(d)  Default in Performance of Certain Covenants.  The Borrower or any other Credit Party shall default in the performance or observance of any covenant or agreement contained in Sections 5.4, 7.1, 7.2 or 7.4(e)(i) or Articles IX or X of this Agreement.

(e)  Default in Performance of Other Covenants and Conditions.  The Borrower or any other Credit Party shall default in the performance or observance of any term, covenant, condition or agreement contained in this Agreement (other than as specifically provided for otherwise in this Section) or any other Loan Document and such default shall continue for a period of thirty (30) days after written notice thereof has been given to the Borrower by the Administrative Agent.

(f)  Hedging Agreement.  The Borrower or any other Credit Party shall default in the performance or observance of any term, covenant, condition or agreement (after giving effect to any applicable grace or cure period) under any Hedging Agreement and such default causes the termination of such Hedging Agreement and the Termination Value owed by such Credit Party as a result thereof exceeds $500,000.

(g)  Indebtedness Cross-Default.  The Borrower or any other Credit Party shall (i) default in the payment of any Indebtedness (other than the Loans or any Reimbursement Obligation) the aggregate outstanding amount of which Indebtedness is in excess of $1,000,000 beyond the period of grace if any, provided in the instrument or agreement under which such Indebtedness was created, or (ii) default in the observance or performance of any other agreement or condition relating to any Indebtedness (other than the Loans or any Reimbursement Obligation) the aggregate outstanding amount of which Indebtedness is in excess of $1,000,000 or contained in any instrument or agreement evidencing, securing or relating thereto or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, with the giving of notice if required, any such Indebtedness to become due prior to its stated maturity (any applicable grace period having expired).

(h)  Other Cross-Defaults.  The Borrower or any other Credit Party shall default in the payment when due, or in the performance or observance, of any obligation or condition of any Material Contract beyond the period of grace, if any, contained in such Material Contract, which default, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, unless, but only as long as, the existence of any such default is being contested by the Borrower or such Credit Party in good faith by appropriate proceedings and adequate reserves in respect thereof have been established on the books of the Borrower or such Credit Party to the extent required by GAAP.

(i)  Change in Control.  A Change in Control shall occur.

(j)  Voluntary Bankruptcy Proceeding.  The Borrower or any Subsidiary thereof shall (i) commence a voluntary case under the federal bankruptcy laws (as now or hereafter in effect), (ii) file a petition seeking to take advantage of any other laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding up or composition for adjustment of debts, (iii) consent to or fail to contest in a timely and appropriate manner any petition filed against it in an involuntary case under such bankruptcy laws or other laws, (iv) apply for or consent to, or fail to contest in a timely and appropriate manner, the appointment of, or the taking of possession by, a receiver, custodian, trustee, or liquidator of itself or of a substantial part of its property, domestic or foreign, (v) admit in writing its inability to pay its debts as they become due, (vi) make a general assignment for the benefit of creditors, or (vii) take any corporate action for the purpose of authorizing any of the foregoing.

(k)  Involuntary Bankruptcy Proceeding.  A case or other proceeding shall be commenced against the Borrower or any Credit Party thereof in any court of competent jurisdiction seeking (i) relief under the federal bankruptcy laws (as now or hereafter in effect) or under any other laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding up or adjustment of debts, or (ii) the appointment of a trustee, receiver, custodian, liquidator or the like for the Borrower or any Credit Party thereof or for all or any substantial part of their respective assets, domestic or foreign, and such case or proceeding shall continue without dismissal or stay for a period of sixty (60) consecutive days, or an order granting the relief requested in such case or proceeding (including, but not limited to, an order for relief under such federal bankruptcy laws) shall be entered.

(l)  Failure of Agreements.  Any material provision of this Agreement or any provision of any other Loan Document shall for any reason cease to be valid and binding on the Borrower or any other Credit Party party thereto (except in the event this Agreement or other Loan Document is, by its terms, terminated and no longer in force) or any such Person shall so state in writing, or any Loan Document shall for any reason cease to create a valid and perfected first priority Lien on, or security interest in, any of the Collateral purported to be covered thereby, in each case other than in accordance with the express terms hereof or thereof.

(m)  Termination Event.  The occurrence of any of the following events:  (i) the Borrower or any ERISA Affiliate fails to make full payment when due of all amounts which, under the provisions of any Pension Plan or Section 412 of the Code, the Borrower or any ERISA Affiliate is required to pay as contributions thereto, (ii) an accumulated funding deficiency in excess of $2,000,000 occurs or exists, whether or not waived, with respect to any Pension Plan, (iii) a Termination Event or (iv) the Borrower or any ERISA Affiliate as employers under one or more Multiemployer Plans makes a complete or partial withdrawal from any such Multiemployer Plan and the plan sponsor of such Multiemployer Plans notifies such withdrawing employer that such employer has incurred a withdrawal liability requiring payments in an amount exceeding $2,000,000.

(n)  Judgment.  A judgment or order for the payment of money which causes the aggregate amount of all such judgments to exceed $2,000,000 in any Fiscal Year (to the extent not covered by independent third party insurance as to which the insurer does not dispute coverage) shall be entered against the Borrower or any Credit Party by any court and such judgment or order shall continue without having been discharged, vacated, stayed or bonded pending appeal for a period of thirty (30) days after the entry thereof.

(o)  Environmental.  Any one or more Environmental Claims shall have been asserted against the Borrower or any Credit Party; the Borrower and any Credit Party would be reasonably likely to incur liability as a result thereof; and such liability would be reasonably likely, individually or in the aggregate, to have a Material Adverse Effect.

(p)  Material Permits and Licenses.  The loss, suspension or revocation of, or failure to renew, any license, accreditation or permit now held or hereafter acquired by the Credit Party or any Subsidiary thereof if such loss, suspension, revocation or failure to renew would have a Material Adverse Effect; or the occurrence of any other Material Adverse Effect.

Section 11.2  Remedies.  Upon the occurrence of an Event of Default, with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower:

(a)  Acceleration; Termination of Facilities.  Terminate the Commitments and declare the principal of and interest on the Loans and the Reimbursement Obligations at the time outstanding, and all other amounts owed to the Lenders and to the Administrative Agent under this Agreement or any of the other Loan Documents (including, without limitation, all L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented or shall be entitled to present the documents required thereunder) and all other Obligations (other than Specified Obligations), to be forthwith due and payable, whereupon the same shall immediately become due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived by each Credit Party, anything in this Agreement or the other Loan Documents to the contrary notwithstanding, and terminate the Credit Facility and any right of the Borrower to request borrowings or Letters of Credit thereunder; provided, that upon the occurrence of a Bankruptcy Event of Default, the Credit Facility shall be automatically terminated and all Obligations (other than Specified Obligations) shall automatically become due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived by each Credit Party, anything in this Agreement or in any other Loan Document to the contrary notwithstanding.

(b)  Letters of Credit.  With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to the preceding paragraph, the Borrower shall at such time deposit in a cash collateral account opened by the Administrative Agent an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit.  Amounts held in such cash collateral account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay the other Obligations on a pro rata basis.  After all such Letters of Credit shall have expired or been fully drawn upon, the Reimbursement Obligation shall have been satisfied and all other Obligations shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the Borrower.

(c)  Rights of Collection.  Exercise on behalf of the Lenders all of its other rights and remedies under this Agreement, the other Loan Documents and Applicable Law, in order to satisfy all of the Borrower’s Obligations.

Section 11.3  Rights and Remedies Cumulative; Non-Waiver; etc.  The enumeration of the rights and remedies of the Administrative Agent and the Lenders set forth in this Agreement is not intended to be exhaustive and the exercise by the Administrative Agent and the Lenders of any right or remedy shall not preclude the exercise of any other rights or remedies, all of which shall be cumulative, and shall be in addition to any other right or remedy given hereunder or under the other Loan Documents or that may now or hereafter exist at law or in equity or by suit or otherwise.  No delay or failure to take action on the part of the Administrative Agent or any Lender in exercising any right, power or privilege shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege or shall be construed to be a waiver of any Event of Default.  No course of dealing between the  Borrower, the Administrative Agent and the Lenders or their respective agents or employees shall be effective to change, modify or discharge any provision of this Agreement or any of the other Loan Documents or to constitute a waiver of any Event of Default.

Section 11.4  Crediting of Payments and Proceeds.  In the event that the Borrower shall fail to pay any of the Obligations when due and the Obligations have been accelerated pursuant to Section 11.2, all payments received by the Lenders upon the Obligations and all net proceeds from the enforcement of the Obligations shall be applied:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts, including attorney fees, payable to the Administrative Agent in its capacity as such and each Issuing Lender in its capacity as such (ratably among the Administrative Agent and such Issuing Lender in proportion to the respective amounts described in this clause First payable to them);

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders, including attorney fees (ratably among the Lenders in proportion to the respective amounts described in this clause Second payable to them);

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans and Reimbursement Obligations (ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them);

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, Reimbursement Obligations and Specified Obligations (including any termination payments and any accrued and unpaid interest thereon) (ratably among the Lenders and counterparties to the respective Specified Obligations in proportion to the respective amounts described in this clause Fourth held by them);

Fifth, to the Administrative Agent for the account of the applicable Issuing Lender, to cash collateralize any L/C Obligations then outstanding; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

Section 11.5  Administrative Agent May File Proofs of Claim.  In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Credit Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered to, and if required by the Required Lenders shall, by intervention in such proceeding or otherwise:

(a)  file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 3.3, 4.3 and 13.3) allowed in such judicial proceeding; and

(b)  collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 4.3 and 13.3.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

ARTICLE XII
THE ADMINISTRATIVE AGENT

Section 12.1  Appointment.  Each of the Lenders hereby irrevocably designates and appoints Wachovia to act on its behalf as the Administrative Agent of such Lender under this Agreement and the other Loan Documents for the term hereof and each such Lender irrevocably authorizes Wachovia, as Administrative Agent for such Lender, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and such other Loan Documents, together with such other powers as are reasonably incidental thereto.  Notwithstanding any provision to the contrary elsewhere in this Agreement or such other Loan Documents, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein and therein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or the other Loan Documents or otherwise exist against the Administrative Agent.  Any reference to the Administrative Agent in this Article XII shall be deemed to refer to the Administrative Agent solely in its capacity as Administrative Agent and not in its capacity as a Lender.

Section 12.2  Delegation of Duties.  The Administrative Agent may execute any of its respective duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties.  The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by the Administrative Agent with reasonable care.

Section 12.3  Exculpatory Provisions.  Neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact, Subsidiaries or Affiliates shall be (a) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or the other Loan Documents (except for actions occasioned solely by its or such Person’s own gross negligence or willful misconduct), or (b) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by the Borrower or any of the Credit Parties or any officer thereof contained in this Agreement or the other Loan Documents or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or the other Loan Documents or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or the other Loan Documents or for any failure of the Borrower or any of the Credit Parties to perform its obligations hereunder or thereunder.  The Administrative Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement, or to inspect the properties, books or records of the Borrower or any of the Credit Parties.

Section 12.4  Reliance by the Administrative Agent.

(a)  The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Borrower), independent accountants and other experts selected by the Administrative Agent.  The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement and the other Loan Documents unless it shall first receive such advice or concurrence of the Required Lenders (or, when expressly required hereby or by the relevant other Loan Documents, all the Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action except for its own gross negligence or willful misconduct.  The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement in accordance with a request of the Required Lenders (or, when expressly required hereby, all the Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders.

(b)  For purposes of determining compliance with the conditions specified in Section 5.2, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

Section 12.5  Notice of Default.  The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless it has received notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”.  In the event that the Administrative Agent receives such a notice, it shall promptly give notice thereof to the Lenders.  The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, when expressly required hereby, all the Lenders); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders, except to the extent that other provisions of this Agreement expressly require that any such action be taken or not be taken only with the consent and authorization or the request of the Lenders or Required Lenders, as applicable.

Section 12.6  Non-Reliance on the Administrative Agent and Other Lenders.  Each Lender expressly acknowledges that neither the Administrative Agent nor any of its respective officers, directors, employees, agents, attorneys-in-fact, Subsidiaries or Affiliates has made any representations or warranties to it and that no act by the Administrative Agent hereafter taken, including any review of the affairs of the  Borrower or any Credit Party, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender.  Each Lender represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Borrower and its Subsidiaries and made its own decision to make its Loans and issue or participate in Letters of Credit hereunder and enter into this Agreement.  Each Lender also represents that it will, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Borrower or any Credit Party.  Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder or by the other Loan Documents, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, financial and other condition or creditworthiness of the Borrower or any of the Credit Parties which may come into the possession of the Administrative Agent or any of its respective officers, directors, employees, agents, attorneys-in-fact, Subsidiaries or Affiliates.

Section 12.7  Indemnification.  The Lenders agree to indemnify the Administrative Agent in its capacity as such and (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to the respective amounts of their Commitment Percentages from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including, without limitation, at any time following the payment of the Loans or any Reimbursement Obligation) be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of this Agreement or the other Loan Documents, or any documents, reports or other information provided to the Administrative Agent or any Lender or contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Administrative Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements to the extent resulting from the Administrative Agent’s bad faith, gross negligence or willful misconduct.  The agreements in this Section shall survive the payment of the Obligations and the termination of this Agreement.

Section 12.8  The Administrative Agent in Its Individual Capacity.  The Administrative Agent and its respective Subsidiaries and Affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Borrower as though the Administrative Agent were not the Administrative Agent hereunder.  With respect to any Loans made or renewed by it and with respect to any Letter of Credit issued by it or participated in by it, the Administrative Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not the Administrative Agent, and the terms “Lender” and “Lenders” shall include the Administrative Agent in its individual capacity.

Section 12.9  Resignation of the Administrative Agent; Successor Administrative Agent.

(a)  Subject to the appointment and acceptance of a successor as provided below, Wachovia may resign as the Administrative Agent at any time by giving notice thereof to the Lenders and the Borrower.  Upon any such resignation, the Required Lenders shall appoint from among the Lenders a successor administrative agent for the Lenders, which successor administrative agent shall be consented to by the Borrower at all times other than during the existence of an Event of Default (which consent of the Borrower shall not be unreasonably withheld or delayed).  If no successor administrative agent shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the Administrative Agent’s giving of notice of resignation, then the Administrative Agent may, on behalf of the Lenders, appoint a successor administrative agent.  Upon the acceptance of any appointment as Administrative Agent hereunder by a successor administrative agent, such successor administrative agent shall thereupon succeed to and become vested with all rights, powers, privileges and duties of the retiring Administrative Agent and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder without any other or further act or deed on the part of such retiring Administrative Agent or any other Lender.  After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Article XII and Section 13.3 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement.  If no successor administrative agent has accepted appointment as Administrative Agent by the date which is thirty (30) days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above.

(b)  Notwithstanding anything to the contrary contained herein, (A) Wachovia may, upon thirty (30) days’ notice to the Borrower, resign as Swingline Lender and (B) any Issuing Lender may, upon thirty (30) days’ notice to the Borrower, the Administrative Agent and the Lenders, resign as an Issuing Lender.  In the event of any such resignation as Issuing Lender or Swingline Lender, the Borrower shall be entitled to appoint from among the Lenders, subject to acceptance of such appointment by the Lender so chosen, a successor Issuing Lender or Swingline Lender hereunder; provided that no failure by the Borrower to appoint any such successor shall affect the resignation of Wachovia as Swingline Lender or the resignation of any Issuing Lender as an Issuing Lender, as the case may be.  If any Issuing Lender resigns as an Issuing Lender, it shall retain all the rights and obligations of an Issuing Lender hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as an Issuing Lender and all L/C Obligations with respect thereto, including the right to require the Lenders to make Revolving Credit Loans or fund risk participations for unreimbursed amounts of Letters of Credit pursuant to Section 3.4.  If Wachovia resigns as Swingline Lender, it shall retain all the rights of the Swingline Lender provided for hereunder with respect to Swingline Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Revolving Credit Loans or fund risk participations in outstanding Swingline Loans pursuant to Section 2.2(b).

Section 12.10  Collateral and Guaranty Matters.  The Lenders irrevocably authorize the Administrative Agent, at its option and in its discretion (without notice to, or vote or consent of, any counterparty to any Specified Hedge Agreement or Specified Cash Management Agreement that was a Lender or an Affiliate of any Lender at the time such agreement was executed):

(a)  to release any Lien on any Collateral granted to or held by the Administrative Agent, for the ratable benefit of itself and the other Secured Parties (whether or not on the date of such release there may be outstanding Specified Obligations or contingent or indemnification obligations not then due), under any Loan Document (i) upon repayment of the outstanding principal of and all accrued interest on the Loans, payment of all outstanding fees and expenses hereunder, the termination of the Lenders’ Commitments and the expiration or termination of all Letters of Credit, (ii) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document, or (iii) subject to Section 13.2, if approved, authorized or ratified in writing by the Required Lenders;

(b)  to subordinate any Lien on any Collateral (whether or not on the date of such release there may be outstanding Specified Obligations or contingent or indemnification obligations not then due) granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such Collateral that is permitted by Section 10.2(g); and

(c)  to release any Guarantor (whether or not on the date of such release there may be outstanding Specified Obligations or contingent or indemnification obligations not then due) from its obligations under the Guaranty Agreement if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty Agreement pursuant to this Section.

Section 12.11  Other Agents, Arrangers and Managers.  None of the Lenders or other Persons identified on the facing page or signature pages of this Agreement as a “syndication agent,” “documentation agent,” “co-agent,” “book manager,” “lead manager,” “arranger,” “lead arranger” or “co-arranger” shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than, in the case of such Lenders, those applicable to all Lenders as such.  Without limiting the foregoing, none of the Lenders or other Persons so identified shall have or be deemed to have any fiduciary relationship with any Lender.  Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

ARTICLE XIII
MISCELLANEOUS

Section 13.1  Notices.

(a)  Notices Generally.  Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows:

If to the Borrower:
LMI Aerospace, Inc.
411 Fountain Lakes Blvd.
St. Charles, Missouri  63301
Attention:  Lawrence E. Dickinson
Telephone No.: (636) 916-2150
Telecopy No.: (636) 949-1576
E-mail:  edickinson@lmiaerospace.com
Webpage:  www.lmiaerospace.com

With copies to:	Gallop, Johnson & Neuman, L.C. 101 South Hanley, Suite 1700 St. Louis, Missouri 63105 Attention: John P. Walsh, Esq. Telephone No.: (314) 615-6263 Telecopy No.: (314) 615-6001 E-mail: jpwalsh@gjn.com

If to Wachovia as Administrative Agent:
Wachovia Bank, National Association
Charlotte Plaza, CP-8
201 South College Street
Charlotte, North Carolina 28288-0680
Attention:  Syndication Agency Services
Telephone No.:  (704) 374-2698
Telecopy No.:  (704) 383-0288

With copies to:	1 South Broad Street PA4843 Philadelphia, Pennsylvania 19107 Attention: William F. Fox Telephone No.: (267) 321-6612 Telecopy No.: (267) 321-6700 E-mail: bill.fox@wachovia.com

If to any Lender:	To the address set forth on the Register

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient).  Notices delivered through electronic communications to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b)  Electronic Communications.

(i)  Notices and other communications to the Lenders and the Issuing Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or the Issuing Bank pursuant to Article II if such Lender or the Issuing Bank, as applicable, has notified the Administrative Agent that is incapable of receiving notices under such Article by electronic communication.  The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

(ii)  Unless the Administrative Agent otherwise prescribes, (A) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (B) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (A) of notification that such notice or communication is available and identifying the website address therefor.

(c)  Administrative Agent’s Office.  The Administrative Agent hereby designates its office located at the address set forth above, or any subsequent office which shall have been specified for such purpose by written notice to the Borrower and Lenders, as the Administrative Agent’s Office referred to herein, to which payments due are to be made and at which Loans will be disbursed and Letters of Credit requested.

(d)  Change of Address, Etc.  Any party hereto may change its address or telecopier number for notices and other communications hereunder by notice to the other parties hereto.

Section 13.2  Amendments, Waivers and Consents.  Except as set forth below or as specifically provided in any Loan Document, any term, covenant, agreement or condition of this Agreement or any of the other Loan Documents may be amended or waived by the Lenders, and any consent given by the Lenders, if, but only if, such amendment, waiver or consent is in writing signed by the Required Lenders (or by the Administrative Agent with the consent of the Required Lenders) and delivered to the Administrative Agent and, in the case of an amendment, signed by the Borrower; provided, that no amendment, waiver or consent shall:

(a)  waive any condition set forth in Section 5.2 without the written consent of each Lender directly affected thereby;

(b)  amend Section 11.1 or waive any of the conditions set forth in Section 5.3 or waive any Default or Event of Default for purposes of waiving any of the conditions set forth in Section 5.3 without the prior written consent of any combination of Revolving Credit Lenders whose Commitments aggregate more than fifty percent (50%) of the Aggregate Commitments;

(c)  extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 11.2) or the amount of Loans of any Lender without the written consent of such Lender;

(d)  postpone any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;

(e)  reduce the principal of, or the rate of interest specified herein on, any Loan or Reimbursement Obligation, or (subject to clause (iv) of the second proviso to this Section) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby; provided that only the consent of the Required Lenders shall be necessary (i) to waive any obligation of the Borrower to pay interest at the rate set forth in Section 4.1(c) during the continuance of an Event of Default, or (ii) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or L/C Obligation or to reduce any fee payable hereunder;

(f)  change Section 4.4 or Section 11.4 in a manner that would alter the prorata sharing of payments required thereby without the written consent of each Lender directly affected thereby;

(g)  change any provision of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender;

(h)  release all of the Guarantors or release Guarantors comprising substantially all of the credit support for the Obligations, in either case, from the Subsidiary Guaranty Agreement (other than as authorized in Section 12.10) or as otherwise specifically permitted or contemplated in this Agreement or the Subsidiary Guaranty Agreement), without the written consent of each Lender; or

(i)  release all or a material portion of the Collateral or release any Security Document (other than as authorized in Section 12.10 or as otherwise specifically permitted or contemplated in this Agreement or the applicable Security Document) without the written consent of each Lender;

providedfurther, that (i) no amendment, waiver or consent shall, unless in writing and signed by the applicable Issuing Lender in addition to the Lenders required above, affect the rights or duties of such Issuing Lender under this Agreement or any Letter of Credit Application relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Swingline Lender in addition to the Lenders required above, affect the rights or duties of the Swingline Lender under this Agreement; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; and (iv) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto.  Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender.

In addition, notwithstanding anything to the contrary contained herein, each Lender hereby authorizes the Administrative Agent on its behalf, and without its further consent, to enter into amendments to this Agreement and the other Loan Documents as the Administrative Agent may reasonably deem appropriate in order to effectuate any increase in the Aggregate Commitments pursuant to Section 2.7, including, without limitation, amendments to permit such increases in the Aggregate Commitments to share ratably in the benefits of this Agreement and the other Loan Documents and to include appropriately any Lenders under such increases in the Aggregate Commitments in any determination of Required Lenders; provided that no such amendment shall adversely affect in any material respect the rights of any Lender, in each case, without the written consent of such Lender.

Section 13.3  Expenses; Indemnity.

(a)  Costs and Expenses.  The Borrower and each other Credit Party, jointly and severally, shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by any Issuing Lender in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent, any Lender or any Issuing Lender (including the fees, charges and disbursements of any counsel for the Administrative Agent, any Lender or any Issuing Lender), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b)  Indemnification by the Borrower.  The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and each Issuing Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, and shall pay or reimburse any such Indemnitee for, any and all losses, claims (including, without limitation, any Environmental Claims or civil penalties or fines assessed by OFAC), damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Credit Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by any Issuing Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or Release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Claim related in any way to the Borrower or any of its Subsidiaries, (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Credit Party or any Subsidiary thereof, and regardless of whether any Indemnitee is a party thereto, or (v) any claim (including, without limitation, any Environmental Claims or civil penalties or fines assessed by the U.S. Department of the Treasury’s Office of Foreign Assets Control), investigation, litigation or other proceeding (whether or not the Administrative Agent or any Lender is a party thereto) and the prosecution and defense thereof, arising out of or in any way connected with the Loans, this Agreement, any other Loan Document, or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby, including without limitation, reasonable attorneys and consultant’s fees, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrower or any other Credit Party against an Indemnitee for breach in bad faith of such Indemnitee's obligations hereunder or under any other Loan Document, if the Borrower or such Credit Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

(c)  Reimbursement by Lenders.  To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under clause (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), any Issuing Lender or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), each Issuing Lender or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or such Issuing Lender in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or such Issuing Lender in connection with such capacity.  The obligations of the Lenders under this clause (c) are subject to the provisions of Section 4.7.

(d)  Waiver of Consequential Damages, Etc.  To the fullest extent permitted by Applicable Law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof.  No Indemnitee referred to in clause (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e)  Payments.  All amounts due under this Section shall be payable promptly after demand therefor.

Section 13.4  Right of Set-off.  If an Event of Default shall have occurred and be continuing, each Lender, each Issuing Lender, the Swingline Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, such Issuing Lender, the Swingline Lender or any such Affiliate to or for the credit or the account of the Borrower or any other Credit Party against any and all of the obligations of the Borrower or such Credit Party now or hereafter existing under this Agreement or any other Loan Document to such Lender, such Issuing Lender or the Swingline Lender, irrespective of whether or not such Lender, such Issuing Lender or the Swingline Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such Credit Party may be contingent or unmatured or are owed to a branch or office of such Lender, such Issuing Lender or the Swingline Lender different from the branch or office holding such deposit or obligated on such indebtedness.  The rights of each Lender, such Issuing Lender, the Swingline Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, such Issuing Lender, the Swingline Lender or their respective Affiliates may have.  Each Lender, each Issuing Lender and the Swingline Lender agree to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

Section 13.5  Governing Law, Jurisdiction, Etc.

(a)  Governing Law.  This Agreement and the other Loan Documents, unless expressly set forth therein, shall be governed by, construed and enforced in accordance with the laws of the State of New York, including Section 5-1401 and Section 5-1402 of the General Obligations Law of the State of New York, without reference to any other conflicts of law principles thereof.

(b)  Submission to Jurisdiction.  The Borrower irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the courts of the State of New York sitting in the Borough of Manhattan, City of New York and of the United States District Court for the Southern District of New York and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York state court or, to the fullest extent permitted by Applicable Law, in such Federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement or in any other Loan Document shall affect any right that the Administrative Agent, any Lender or any Issuing Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or its properties in the courts of any jurisdiction.

(c)  Waiver of Venue.  The Borrower irrevocably and unconditionally waives, to the fullest extent permitted by Applicable Law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by Applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)  Service of Process.  Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 13.1.  Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by Applicable Law.

Section 13.6  Waiver of Jury Trial.

(a)  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 13.7  Reversal of Payments.  To the extent the Borrower makes a payment or payments to the Administrative Agent for the ratable benefit of the Lenders or the Administrative Agent receives any payment or proceeds of the collateral which payments or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds repaid, the Obligations or part thereof intended to be satisfied shall be revived and continued in full force and effect as if such payment or proceeds had not been received by the Administrative Agent.

Section 13.8  Injunctive Relief.  The Borrower recognizes that, in the event the Borrower fails to perform, observe or discharge any of its obligations or liabilities under this Agreement, any remedy of law may prove to be inadequate relief to the Lenders. Therefore, the Borrower agrees that the Lenders, at the Lenders’ option, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages.

Section 13.9  Accounting Matters.  If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

Section 13.10  Successors and Assigns; Participations.

(a)  Successors and Assigns Generally.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any other Credit Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of paragraph (b) of this Section, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)  Assignments by Lenders.  Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)  Minimum Amounts.

(A)  in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)  in any case not described in paragraph (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $5,000,000, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided that the Borrower shall be deemed to have given its consent five (5) Business Days after the date written notice thereof has been delivered by the assigning Lender (through the Administrative Agent) unless such consent is expressly refused by the Borrower prior to such fifth (5th) Business Day;

(ii)  Required Consents.  No consent shall be required for any assignment except to the extent required by paragraph (b)(i)(B) of this Section and, in addition:

(A)  the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund;

(B)  the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for any assignment if such assignment is to a Person that is not a Lender with a Commitment, an Affiliate of such Lender or an Approved Fund with respect to such Lender; and

(C)  the consents of the applicable Issuing Lender and the Swingline Lender (such consents not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding) or for any assignment in respect of the Revolving Credit Facility.

(iii)  Assignment and Assumption.  The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 for each assignment, and the assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(iv)  No Assignment to Borrower.  No such assignment shall be made to the Borrower or any of the Borrower’s Affiliates or Subsidiaries.

(v)  No Assignment to Natural Persons.  No such assignment shall be made to a natural person.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 4.8, 4.9, 4.10, 4.11 and 13.3 with respect to facts and circumstances occurring prior to the effective date of such assignment.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section.

(c)  Register.  The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices in Charlotte, North Carolina, a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower and any Lender (but only to the extent of entries in the Register that are applicable to such Lender), at any reasonable time and from time to time upon reasonable prior notice.

(d)  Participations.  Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Issuing Lenders, the Swingline Lender and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver or modification described in Section 13.2 that directly affects such Participant and could not be affected by a vote of the Required Lenders.  Subject to paragraph (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 4.8, 4.9, 4.10 and 4.11 to the same extent as if it was a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 13.4 as though it were a Lender, provided such Participant agrees to be subject to Section 4.6 as though it were a Lender.

(e)  Limitations upon Participant Rights.  A Participant shall not be entitled to receive any greater payment under Sections 4.10 and 4.11 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.  A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 4.11 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 4.11(e) as though it were a Lender.

(f)  Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

Section 13.11  Confidentiality.  Each of the Administrative Agent, the Lenders and the Issuing Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and other representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by Applicable Laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document (or any Hedging Agreement with a Lender or the Administrative Agent) or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, Participant or proposed Participant, or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower, (h) to Gold Sheets and other similar bank trade publications, such information to consist of deal terms and other information customarily found in such publications, or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender, any Issuing Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower.  For purposes of this Section, “Information” means all information received from the Borrower or any of its Subsidiaries relating to the Borrower or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or any Issuing Lender on a nonconfidential basis prior to disclosure by the Borrower or any of its Subsidiaries; provided that, in the case of information received from the Borrower or any of its Subsidiaries after the date hereof, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Section 13.12  Performance of Duties.  Each of the Credit Party’s obligations under this Agreement and each of the other Loan Documents shall be performed by such Credit Party at its sole cost and expense.

Section 13.13  All Powers Coupled with Interest.  All powers of attorney and other authorizations granted to the Lenders, the Administrative Agent and any Persons designated by the Administrative Agent or any Lender pursuant to any provisions of this Agreement or any of the other Loan Documents shall be deemed coupled with an interest and shall be irrevocable so long as any of the Obligations remain unpaid or unsatisfied, any of the Aggregate Commitment remains in effect or the Credit Facility has not been terminated.

Section 13.14  Survival of Indemnities.  Notwithstanding any termination of this Agreement, the indemnities to which the Administrative Agent and the Lenders are entitled under the provisions of this Article XIII and any other provision of this Agreement and the other Loan Documents shall continue in full force and effect and shall protect the Administrative Agent and the Lenders against events arising after such termination as well as before.

Section 13.15  Titles and Captions.  Titles and captions of Articles, Sections and subsections in, and the table of contents of, this Agreement are for convenience only, and neither limit nor amplify the provisions of this Agreement.

Section 13.16  Severability of Provisions.  Any provision of this Agreement or any other Loan Document which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remainder of such provision or the remaining provisions hereof or thereof or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 13.17  Counterparts; Integration; Effectiveness; Electronic Execution.

(a)  Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the Administrative Agent or the Lenders in any other Loan Document shall not be deemed a conflict with this Agreement.  Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.  Except as provided in Section 5.2, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.  Delivery of an executed counterpart of a signature page of this agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

(b)  Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 13.18  Term of Agreement.  This Agreement shall remain in effect from the Closing Date through and including the date upon which all Obligations arising hereunder or under any other Loan Document shall have been indefeasibly and irrevocably paid and satisfied in full and the Aggregate Commitment has been terminated.  No termination of this Agreement shall affect the rights and obligations of the parties hereto arising prior to such termination or in respect of any provision of this Agreement which survives such termination.

Section 13.19  USA Patriot Act.  The Administrative Agent and each Lender hereby notifies the Borrower that pursuant to the Act, it is required to obtain, verify and record information that identifies the Borrower and Guarantors, which information includes the name and address of each Borrower and Guarantor and other information that will allow such Lender to identify such Borrower or Guarantor in accordance with the Act

Section 13.20  Advice of Counsel; No Strict Construction.  Each of the parties represents to each other party hereto that it has discussed this Agreement with its counsel.  The parties hereto have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

Section 13.21  Inconsistencies with Other Documents; Independent Effect of Covenants.

(a)  In the event there is a conflict or inconsistency between this Agreement and any other Loan Document, the terms of this Agreement shall control; provided that any provision of the Security Documents which imposes additional burdens on the Borrower or any of its Subsidiaries or further restricts the rights of the Borrower or any of its Subsidiaries or gives the Administrative Agent or Lenders additional rights shall not be deemed to be in conflict or inconsistent with this Agreement and shall be given full force and effect.

(b)  The Borrower expressly acknowledges and agrees that each covenant contained in Articles VIII, IX, or X hereof shall be given independent effect.  Accordingly, the Borrower shall not engage in any transaction or other act otherwise permitted under any covenant contained in Articles VIII, IX, or X if, before or after giving effect to such transaction or act, the Borrower shall or would be in breach of any other covenant contained in Articles VIII, IX, or X.

[Signature pages to follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed under seal by their duly authorized officers, all as of the day and year first written above.

LMI AEROSPACE, INC., as Borrower

By:	/s/ Lawrence E. Dickinson
	Name:	Lawrence E. Dickinson
	Title:	Chief Financial Officer & Secretary

AGENTS AND LENDERS:

WACHOVIA BANK, NATIONAL ASSOCIATION, as Administrative Agent, Swingline Lender, Issuing Lender and Lender

By:	/s/ James R. Zilisch
	Name:	James R. Zilisch
	Title:	Managing Director

WELLS FARGO BANK, N.A., as Lender

By:	/s/ Beth A. Tiffin
	Name:	Beth A. Tiffin
	Title:	Vice President

LaSalle Bank National Association,
as Lender

By:	/s/ Jon Chase
	Name:	Jon Chase
	Title:	Assistant Vice President

Charter One Bank, N.A.,
as Lender

By:	/s/ Richard H. Ault
	Name:	Richard H Ault
	Title:	Vice President

Comerica Bank,
as Lender

By:	/s/ Mark J. Leveille
	Name:	Mark J. Leveille
	Title:	Assistant Vice President

U.S. BANK, NATIONAL ASSOCIATION,
as Lender

By:	/s/ Derek L. Martin
	Name:	Derek L. Martin
	Title:	Vice President

EXHIBIT A-1
to
Credit Agreement
dated as of July 31, 2007
by and among
LMI Aerospace, Inc.,
as Borrower,
the Lenders party thereto,
as Lenders
and
Wachovia Bank, National Association,
as Administrative Agent

FORM OF REVOLVING CREDIT NOTE

REVOLVING CREDIT NOTE

$____________________                                                                                                                                                                                  _____________, 20__

FOR VALUE RECEIVED, the undersigned, LMI AEROSPACE, INC., a Missouri corporation (the "Borrower"), promises to pay to the order of ____________________ (the "Lender"), at the place and times provided in the Credit Agreement referred to below, the principal sum of ________________________ AND NO/100 DOLLARS ($________________) or, if less, the unpaid principal amount of all Revolving Credit Loans made by the Lender from time to time pursuant to that certain Credit Agreement, dated as of July 31, 2007 (as amended, restated, supplemented or otherwise modified from time to time, the "Credit Agreement") by and among the Borrower, the Lenders who are or may become a party thereto, as Lenders, and Wachovia Bank, National Association, as Administrative Agent. Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Credit Agreement.

The unpaid principal amount of this Revolving Credit Note from time to time outstanding is subject to mandatory repayment from time to time as provided in the Credit Agreement and shall bear interest as provided in Section 4.1, of the Credit Agreement. The Borrower shall have the right, at any time and from time to time, to make voluntary prepayments of the outstanding principal amount of, and interest on, this Revolving Credit Note, in whole or in part, without premium or penalty (except as otherwise provided in the Credit Agreement) pursuant to Section 2.4(c) of the Credit Agreement. All payments of principal and interest on this Revolving Credit Note shall be payable in lawful currency of the United States of America in immediately available funds to the account designated in the Credit Agreement.

This Revolving Credit Note is entitled to the benefits of, and evidences Obligations incurred under, the Credit Agreement, to which reference is made for a description of the security for this Revolving Credit Note and for a statement of the terms and conditions on which the Borrower is permitted and required to make prepayments and repayments of principal of the Obligations evidenced by this Revolving Credit Note and on which such Obligations may be declared to be immediately due and payable.

THIS REVOLVING CREDIT NOTE SHALL BE GOVERNED BY, CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, INCLUDING SECTION 5-1401 AND SECTION 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK, WITHOUT REFERENCE TO ANY OTHER CONFLICT OF LAW PRINCIPLES THEREOF.

The Indebtedness evidenced by this Revolving Credit Note is senior in right of payment to all Subordinated Indebtedness referred to in the Credit Agreement.

The Borrower hereby waives all requirements as to diligence, presentment, demand of payment, protest and (except as required by the Credit Agreement) notice of any kind including, without limitation, notice of acceleration or intent to accelerate, with respect to this Revolving Credit Note.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this Revolving Credit Note as of the day and year first above written.

LMI AEROSPACE, INC.

By: __________________________________
Name: ________________________________
Title: ________________________________

EXHIBIT A-2
to
Credit Agreement
dated as of July 31, 2007
by and among
LMI Aerospace, Inc.,
as Borrower,
the Lenders party thereto,
as Lenders
and
Wachovia Bank, National Association,
as Administrative Agent

FORM OF SWINGLINE NOTE

SWINGLINE NOTE

$10,000,000                                                                                                                                                                                                              July 31, 2007

FOR VALUE RECEIVED, the undersigned, LMI AEROSPACE, INC., a Missouri corporation (the "Borrower"), promises to pay to the order of WACHOVIA BANK, NATIONAL ASSOCIATION (the "Lender"), at the place and times provided in the Credit Agreement referred to below, the principal sum of TEN MILLION AND NO/ 100 DOLLARS ($10,000,000) or, if less, the principal amount of all Swingline Loans made by the Lender from time to time pursuant to that certain Credit Agreement, dated as of July 31, 2007 (as amended, restated, supplemented or otherwise modified, the "Credit Agreement") by and among the Borrower, the Lenders who are or may become a party thereto, as Lenders, and Wachovia Bank, National Association, as Administrative Agent. Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Credit Agreement

The unpaid principal amount of this Swingline Note from time to time outstanding is subject to mandatory repayment from time to time as provided in the Credit Agreement and shall bear interest as provided in Section 4.1, of the Credit Agreement The Borrower shall have the right, at any time and from time to time, to make voluntary prepayments of the outstanding principal amount of, and interest on, this Swingline Note, in whole or in part, without premium or penalty (except as otherwise provided in the Credit Agreement) pursuant to Section 2.4(c) of the Credit Agreement. Swingline Loans refunded as Revolving Credit Loans in accordance with Section 2.2(b) of the Credit Agreement shall be payable by the Borrower as Revolving Credit Loans pursuant to the Revolving Credit Notes, and shall not be payable under this Swingline Note as Swingline Loans. All payments of principal and interest on this Swingline Note shall be payable in lawful currency of the United States of America in immediately available funds, to the account designated in the Credit Agreement.

This Swingline Note is entitled to the benefits of, and evidences Swingline Loans and associated Obligations incurred under, the Credit Agreement, to which reference is made for a description of the security for this Swingline Note and for a statement of the terms and conditions on which the Borrower is permitted and required to make prepayments and repayments of principal of the Swingline Loans and associated Obligations evidenced by this Swingline Note and on which such Swingline Loans and associated Obligations may be declared to be immediately due and payable.

THIS SWINGLINE NOTE SHALL BE GOVERNED BY, CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, INCLUDING SECTION 5-1401 AND SECTION 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK, WITHOUT REFERENCE TO ANY OTHER CONFLICT OF LAW PRINCIPLES THEREOF.

The Indebtedness evidenced by this Swingline Note is senior in right of payment to all Subordinated Indebtedness referred to in the Credit Agreement.

The Borrower hereby waives all requirements as to diligence, presentment, demand of payment, protest and (except as required by the Credit Agreement) notice of any kind including, without limitation, notice of acceleration or intent to accelerate, with respect to this Swingline Note.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this Swingline Note as of the day and year first above written.

LMI AEROSPACE, INC.

By: _______________________________
Name: ____________________________
Title: _____________________________

EXHIBIT B
to
Credit Agreement
dated as of July 31, 2007
by and among
LMI Aerospace, Inc.,
as Borrower,
the Lenders party thereto,
as Lenders
and
Wachovia Bank, National Association,
as Administrative Agent

FORM OF NOTICE OF BORROWING

NOTICE OF BORROWING

Dated as of: _________________

Wachovia Bank, National Association,
as Administrative Agent
Charlotte Plaza, CP-8
201 South College Street
Charlotte, North Carolina 28288-0680
Attention: Syndication Agency Services

Ladies and Gentlemen:

This irrevocable Notice of Borrowing is delivered to you pursuant to Section 2.3, of the Credit Agreement dated as of July 31, 2007 (as amended, restated, supplemented or otherwise modified, the "Credit Agreement"), by and among LMI AEROSPACE, INC., a Missouri corporation, as Borrower, the lenders who are or may become party thereto, as Lenders, and Wachovia Bank, National Association, as Administrative Agent. Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Credit Agreement

1.           The Borrower hereby requests that the Lenders make a [Revolving Credit Loan] [Swingline Loan] to the Borrower in the aggregate principal amount of _______________.  (Complete with an amount in accordance with Section 2.3(a) of the Credit Agreement.)

2.           The Borrower hereby requests that such Loan be made on the following Business Day: __________________.  (Complete with a Business Day in accordance with Section 2.3(a) of the Credit Agreement for Revolving Credit Loans or Swingline Loans).

3.           The Borrower hereby requests that such Loan bear interest at the following interest rate, plus the Applicable Margin, as set forth below:

Interest Period                                          Termination Date for
Component                                                                                   (LIBOR                                        Interest Period
of Loan                                Interest Rate                                   Rate only)                                                    (if applicable)

[Base Rate or LIBOR
Rate]1

1 Complete with (i) the Base Rate or the LIBOR Rate for Revolving Credit Loans (provided that the LIBOR Rate shall not be available until three (3) Business Days after the Closing Date) or (ii) the Base Rate for Swingline Loans.

4.           The principal amount of all Loans and L/C Obligations outstanding as of the date hereof (including the Loan requested herein) does not exceed the maximum amount permitted to be outstanding pursuant to the terms of the Credit Agreement.

5.           All of the conditions applicable to the Loan requested herein as set forth in the Credit Agreement have been satisfied as of the date hereof and will remain satisfied to the date of such Loan.

[Signature Page Follows]

2

IN WITNESS WHEREOF, the undersigned has executed this Notice of Borrowing as of the day and year first written above.

LMI AEROSPACE, INC.

By: ________________________________
Name: _____________________________
Title: ______________________________

3

EXHIBIT C
to
Credit Agreement
dated as of July 31, 2007
by and among
LMI Aerospace, Inc.,
as Borrower,
the Lenders party thereto,
as Lenders
and
Wachovia Bank, National Association,
as Administrative Agent

FORM OF NOTICE OF ACCOUNT DESIGNATION

NOTICE OF ACCOUNT DESIGNATION

Dated as of: ______________

Wachovia Bank, National Association,
as Administrative Agent
Charlotte Plaza, CP-8
201 South College Street
Charlotte, North Carolina 28288-0680
Attention: Syndication Agency Services

Ladies and Gentlemen:

This Notice of Account Designation is delivered to you pursuant to Section 2.3(b) of the Credit Agreement dated as of July 31, 2007 (as amended, restated, supplemented or otherwise modified, the "Credit Agreement"), by and among LMI AEROSPACE, INC., a Missouri corporation, as Borrower, the lenders who are or may become party thereto, as Lenders, and Wachovia Bank, National Association, as Administrative Agent. Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Credit Agreement

1.           The Administrative Agent is hereby authorized to disburse all Loan proceeds into the following account(s):

______________________________
ABA Routing Number: ______________
Account Number: _______________

2.           This authorization shall remain in effect until revoked or until a subsequent Notice of Account Designation is provided to the Administrative Agent.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this Notice of Account Designation as of the day and year first written above.

LMI AEROSPACE, INC.

By: ______________________________
Name: ___________________________
Title: ____________________________

EXHIBIT D
to
Credit Agreement
dated as of July 31, 2007
by and among
LMI Aerospace, Inc.,
as Borrower,
the Lenders party thereto,
as Lenders
and
Wachovia Bank, National Association,
as Administrative Agent

FORM OF NOTICE OF PREPAYMENT

NOTICE OF PREPAYMENT

Dated as of: ________________

Wachovia Bank, National Association,
as Administrative Agent
Charlotte Plaza, CP-8
201 South College Street
Charlotte, North Carolina 28288-0680
Attention: Syndication Agency Services

Ladies and Gentlemen:

This irrevocable Notice of Prepayment is delivered to you pursuant to Section 2.4(c) of the Credit Agreement dated as of July 31, 2007 (as amended, restated, supplemented or otherwise modified, the "Credit Agreement"), by and among LMI AEROSPACE, INC., a Missouri corporation, as Borrower, the lenders who are or may become party thereto, as Lenders, and Wachovia Bank, National Association, as Administrative Agent. Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Credit Agreement.

1.           The Borrower hereby provides notice to the Administrative Agent that it shall repay the following Base Rate Loans and/or LIBOR Rate Loans: _____________. (Complete with an amount in accordance with Section 2.4 of the Credit Agreement).

2.           The Loan to be prepaid is a [check each applicable box]

❑           Swingline Loan

❑           Revolving Credit Loan

3.           The Borrower shall repay the above-referenced Loans on the following Business Day: _____________. (Complete with a date no earlier than the same Business Day as of the date of this Notice of Prepayment with respect to any Base Rate Loan (including any Swingline Loan) and three (3) Business Days subsequent to date of this Notice of Prepayment with respect to any LIBOR Rate Loan.)

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this Notice of Prepayment as of the day and year first written above.

LMI AEROSPACE, INC.

By: ______________________________
Name: ___________________________
Title: ____________________________

EXHIBIT E
to
Credit Agreement
dated as of July 31, 2007
by and among
LMI Aerospace, Inc.,
as Borrower,
the Lenders party thereto,
as Lenders
and
Wachovia Bank, National Association,
as Administrative Agent

FORM OF NOTICE OF CONVERSION/CONTINUATION

NOTICE OF CONVERSION/CONTINUATION

Dated as of: ___________________

Wachovia Bank, National Association,
as Administrative Agent
Charlotte Plaza, CP-8
201 South College Street
Charlotte, North Carolina 28288-0680
Attention: Syndication Agency Services

Ladies and Gentlemen:

This irrevocable Notice of Conversion/Continuation (this “Notice”) is delivered to you pursuant to Section 4.2 of the Credit Agreement dated as of July 31, 2007 (as amended, restated, supplemented or otherwise modified, the "Credit Agreement"), by and among LMI AEROSPACE, INC., a Missouri corporation, as Borrower, the lenders who are or may become party thereto, as Lenders, and Wachovia Bank, National Association, as Administrative Agent. Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Credit Agreement

1.           This Notice is submitted for the purpose of: (Check one and complete applicable information in accordance with the Credit Agreement.)

☐           Converting all or a portion of a Base Rate Loan into a LIBOR Rate Loan

(a)	The aggregate outstanding principal balance of such Loan is $_________________.

(b)	The principal amount of such Loan to be converted is $_____________________.

(c)	The requested effective date of the conversion of such Loan is __________________.

(d)	The requested Interest Period applicable to the converted Loan is __________________.

☐           Converting a portion of LIBOR Rate Loan into a Base Rate Loan

(a)	The aggregate outstanding principal balance of such Loan is $__________________.

(b)	The last day of the current Interest Period for such Loan is ___________________.

(c)	The principal amount of such Loan to be converted is $__________________.

(d)	The requested effective date of the conversion of such Loan is ___________________.

☐	Continuing all or a portion of a LIBOR Rate Loan as a LIBOR Rate Loan

(a)	The aggregate outstanding principal balance of such Loan is $__________________.

(b)	The last day of the current Interest Period for such Loan is ___________________.

(c)	The principal amount of such Loan to be continued is $__________________.

(d)	The requested effective date of the continuation of such Loan is ___________________.

(e)	The requested Interest Period applicable to the continued Loan is ___________________.

2.            The principal amount of all Loans and L/C Obligations outstanding as of the date hereof does not exceed the maximum amount permitted to be outstanding pursuant to the terms of the Credit Agreement.

3.            All of the conditions applicable to the conversion or continuation of the Loan requested herein as set forth in the Credit Agreement have been satisfied or waived as of the date hereof and will remain satisfied or waived to the date of such Loan.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this Notice of Conversion/Continuation as of the day and year first written above.

LMI AEROSPACE, INC.

By: _________________________________
Name: ______________________________
Title: _______________________________

EXHIBIT F
to
Credit Agreement
dated as of July 31, 2007
by and among
LMI Aerospace, Inc.,
as Borrower,
the Lenders party thereto,
as Lenders
and
Wachovia Bank, National Association,
as Administrative Agent

FORM OF OFFICER'S COMPLIANCE CERTIFICATE

OFFICER'S COMPLIANCE CERTIFICATE

The undersigned, on behalf of LMI AEROSPACE, INC., a Missouri corporation, as Borrower, hereby certifies to the Administrative Agent and the Lenders, each as defined in the Credit Agreement referred to below, as follows:

1.            This certificate is delivered to you pursuant to Section 7.2 of the Credit Agreement dated as of July 31, 2007 (as amended, restated, supplemented or otherwise modified, the "Credit Agreement"), by and among the Borrower, the Lenders who are or may become party thereto, as Lenders, and Wachovia Bank, National Association, as Administrative Agent. Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Credit Agreement.

2.           I have reviewed the financial statements of the Borrower and its Subsidiaries dated as of ______________ and for the ___________ period[s] then ended delivered in accordance with Section 7.1[(a)][(b)] of the Credit Agreement and such statements fairly present in all material respects the financial condition of the Borrower and its Subsidiaries as of the dates indicated and the results of their operations and cash flows for the period[s] indicated.

3.            I have reviewed the terms of the Credit Agreement, and the related Loan Documents and have made, or caused to be made under my supervision, a review in reasonable detail of the transactions and the condition of the Borrower and its Subsidiaries during the accounting period covered by the financial statements referred to in Paragraph 2 above. Such review has not disclosed the existence during or at the end of such accounting period of any condition or event that constitutes a Default or an Event of Default, nor do I have any knowledge of the existence of any such condition or event as at the date of this certificate [except, if such condition or event existed or exists, describe the nature and period of existence thereof and what action the Borrower has taken, is taking and proposes to take with respect thereto].

4.           The Applicable Margin, the Commitment Fee and calculations determining such figures are set forth on the attached Schedule 1.

5.            The Borrower and its Subsidiaries are in compliance with the financial covenants contained in Article IX of the Credit Agreement as shown on such Schedule 2 and the Borrower and its Subsidiaries are in compliance with the other covenants and restrictions contained in the Credit Agreement.

[Signature Page Follows]

WITNESS the following signature as of the day and year first written above.

LMI AEROSPACE, INC.

By: _______________________________
Name: ____________________________
Title: _____________________________

Schedule 1
to
Officer's Compliance Certificate

[To be provided in a form acceptable to the Administrative Agent]

Schedule 2
to
Officer's Compliance Certificate

[To be provided in a form acceptable to the Administrative Agent]

EXHIBIT G
to
Credit Agreement
dated as of July 31, 2007
by and among
LMI Aerospace, Inc.,
as Borrower,
the Lenders party thereto,
as Lenders
and
Wachovia Bank, National Association,
as Administrative Agent

FORM OF ASSIGNMENT AND ASSUMPTION

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the "Assignment and Assumption") is dated as of the Effective Date set forth below and is entered into by and between [the][each]1 Assignor identified on the Schedules hereto as "Assignor" or "Assignors" (collectively, the "Assignors" and each an "Assignor") and [the] [each]2 Assignee identified on the Schedules hereto as "Assignee" or "Assignees" (collectively, the "Assignees" and each an "Assignee"). [It is understood and agreed that the rights and obligations of [the Assignors] [the Assignees]3 hereunder are several and not joint.]4 Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the "Credit Agreement"), receipt of a copy of which is hereby acknowledged by [the] [each] Assignee. The Standard Terms and Conditions set forth in Annex 1, attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee] [the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor's][the respective Assignors'] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent 'related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor] [the respective Assignors] under the respective facilities identified below (including without limitation any letters of credit, guarantees, and swingline loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] "Assigned Interest"). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

1 For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.
2 For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.
3 Select as appropriate.
4 Include bracketed language if there are either multiple Assignors or multiple Assignees.

1.	Assignor:	See Schedules attached hereto
2.	Assignees:	See Schedules attached hereto
3.	Borrower:	LMI Aerospace, Inc.
4.	Administrative Agent:	Wachovia Bank, National Association, as the administrative under the Credit Agreement
5.	Credit Agreement:
The Credit Agreement dated as of July 31, 2007 among LMI Aerospace, Inc., as Borrower, the Lenders who are or may become party thereto, as Lenders, and Wachovia Bank, Association, as Administrative Agent (as amended, restated, supplemented or otherwise modified)

6.	Assigned Interest:	See Schedules attached hereto
[7.	Trade Date:	__________________][5]

[Remainder of Page Intentionally Left Blank]

5 To be completed if the Assignor and the Assignees intend that the minimum assignment amount is to be determined as of the Trade Date.

Effective Date:	_____________, 20____ [TO BE INSERTED BY THE ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR(S)

See Schedules attached hereto

ASSIGNEE(S)

See Schedules attached hereto

[Consented to and]6 Accepted:

WACHOVIA BANK, NATIONAL ASSOCIATION,
as Administrative Agent

By: __________________________________ Name:_______________________________
Title: ________________________________

WACHOVIA BANK, NATIONAL ASSOCIATION,
as Swingline Lender and Issuing Lender

By: _________________________________ Name:_______________________________
Title:________________________________

[Consented to:]7

LMI AEROSPACE, INC.

By: _________________________________ Title:

6 To be added only if the consent of the Administrative Agent and/or the Swingline Lender and Issuing Lender is required by the terms of the Credit Agreement. May also use a Master Consent
7 To be added only if the consent of the Borrower is required by the terms of the Credit Agreement. May also use a Master Consent.

SCHEDULE 1
To Assignment and Assumption

By its execution of this Schedule, the Assignee agrees to the terms set forth in the attached Assignment and Assumption.

Assigned Interests:

Facility Assigned[8]	Aggregate Amount of Commitment/ Loans for all Lenders[7]	Amount of Commitment/ Loans Assigned[9]	Percentage Assigned of Commitment/ Loans[10]	CUSIP Number
	$	$	%
	$	$	%
	$	$	%

[NAME OF ASSIGNEE]
[and is an Affiliate/Approved Fund of [identify
Lender]11]

By: _____________________________________
Name: __________________________________
Title: ____________________________________

8 Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g. "Revolving Credit Commitment," etc.).
9 Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
10 Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.
11 Select as applicable.

SCHEDULE 2
To Assignment and Assumption

By its execution of this Schedule, the Assignor agrees to the terms set forth in the attached Assignment and Assumption.

Assigned Interests:

Facility Assigned[12]	Aggregate Amount of Commitment/ Loans for all Lenders[11]	Amount of Commitment/ Loans Assigned[13]	Percentage Assigned of Commitment/ Loans[14]	CUSIP Number
	$	$	%
	$	$	%
	$	$	%

[NAME OF ASSIGNOR]

By: _________________________________
Name:
Title:

12 Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g. "Revolving Credit Commitment," etc.)
13 Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
14 Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

ANNEX 1
to Assignment and Assumption

STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION

1.           Representations and Warranties.

1.1  Assignor[s]. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee[s]. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 13.10 of the Credit Agreement (subject to such consents, if any, as may be required under Section 13.10(b)(ii) of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Sections 5.2 or 7.1. thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, and (vii) if it is a Foreign Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2.            Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date.

3.            General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

EXHIBIT H
to
Credit Agreement
dated as of July 31, 2007
by and among
LMI Aerospace, Inc.,
as Borrower,
the Lenders party thereto,
as Lenders
and
Wachovia Bank, National Association,
as Administrative Agent

FORM OF GUARANTY AGREEMENT

EXECUTION COPY

SUBSIDIARY GUARANTY AGREEMENT

dated as of July 31, 2007

by and among

Certain Subsidiaries of
LMI AEROSPACE, INC.

as Subsidiary Guarantors,

in favor of

WACHOVIA BANK, NATIONAL ASSOCIATION,

as Administrative Agent

TABLE OF CONTENTS

                                                                                                                                    Page
ARTICLE I DEFINED TERMS		1
SECTION 1.1	Definitions	1
SECTION 1.2	Other Definitional Provisions	1

ARTICLE III REPRESENTATIONS AND WARRANTIES	8

SUBSIDIARY GUARANTY AGREEMENT (as amended, restated, supplemented or otherwise modified from time to time, this "Subsidiary Guaranty"), dated as of July 31, 2007, is made by certain Subsidiaries of LMI AEROSPACE, INC., a Missouri corporation (such Subsidiaries, collectively, the "Subsidiary Guarantors", each, a "Subsidiary Guarantor"), in favor of WACHOVIA BANK, NATIONAL ASSOCIATION, as Administrative Agent (in such capacity, the "Administrative Agent") for the ratable benefit of the Secured Parties.

STATEMENT OF PURPOSE

Pursuant to the terms of the Credit Agreement, dated of even date herewith (as amended, restated, supplemented or otherwise modified from time to time, the "Credit Agreement"), by and among LMI Aerospace, Inc., a Missouri corporation (the "Borrower"), the banks and other financial institutions from time to time party thereto (the "Lenders") and the Administrative Agent, the Lenders have agreed to make Extensions of Credit to the Borrower upon the terms and subject to the conditions set forth therein.

The Borrower and the Subsidiary Guarantors, though separate legal entities, comprise one integrated financial enterprise, and all Extensions of Credit to the Borrower will inure, directly or indirectly, to the benefit of each of the Subsidiary Guarantors.

It is a condition precedent to the obligation of the Lenders to make their respective Extensions of Credit to the Borrower under the Credit Agreement that the Subsidiary Guarantors shall have executed and delivered this Subsidiary Guaranty to the Administrative Agent, for the ratable benefit of the Secured Parties.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, and to induce the Administrative Agent and the Lenders to enter into the Credit Agreement and to induce the Lenders to make their respective Extensions of Credit to the Borrower thereunder, the Subsidiary Guarantors hereby agree with the Administrative Agent, for the ratable benefit of the Secured Parties, as follows:

ARTICLE I

DEFINED TERMS

SECTION 1.1                                Definitions. The following terms when used in this Subsidiary Guaranty shall have the meanings assigned to them below:

"Additional Guarantor" means each Domestic Subsidiary of the Parent which hereafter becomes a Subsidiary Guarantor pursuant to Section 4.19 hereof and Section 8.11 of the Credit Agreement.

"Applicable Insolvency Laws" means all Applicable Law governing bankruptcy, reorganization, arrangement, adjustment of debts, relief of debtors, dissolution, insolvency, fraudulent transfers or conveyances or other similar laws (including, without limitation, 11 U.S.C. Sections 544, 547, 548 and 550 and other "avoidance" provisions of Title 11 of the United States Code, as amended or supplemented).

"Guaranteed Obligations" has the meaning set forth in Section 2.1.

SECTION 1.2.                                Other Definitional Provisions. Capitalized terms used and not otherwise defined in this Subsidiary Guaranty, including the preambles and recitals hereof, shall have the meanings ascribed to them in the Credit Agreement. In the event of a conflict between capitalized terms defined herein and in the Credit Agreement, the Credit Agreement shall control. The words "hereof," "herein", "hereto" and "hereunder" and words of similar import when used in this Subsidiary Guaranty shall refer to this Subsidiary Guaranty as a whole and not to any particular provision of this Subsidiary Guaranty, and Section references are to this Subsidiary Guaranty unless otherwise specified. The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms. Where the context requires, terms relating to the Collateral or any part thereof, when used in relation to a Subsidiary Guarantor, shall refer to such Subsidiary Guarantor's Collateral or the relevant part thereof.

ARTICLE II

SUBSIDIARY GUARANTY

SECTION 2.1                                Subsidiary Guaranty. Each Subsidiary Guarantor hereby, jointly and severally with the other Subsidiary Guarantors, unconditionally guarantees to the Administrative Agent for the ratable benefit of the Secured Parties, and their respective permitted successors, endorsees, transferees and assigns, the prompt payment and performance of all Obligations, whether primary or secondary (whether by way of endorsement or otherwise), whether now existing or hereafter arising, whether or not from time to time reduced or extinguished (except by payment thereof) or hereafter increased or incurred, whether enforceable or unenforceable as against the Parent, the Borrower or any other Person, whether or not discharged, stayed or otherwise affected by any Applicable Insolvency Law or proceeding thereunder, whether created directly with the Administrative Agent or any other Secured Party or acquired by the Administrative Agent or any other Secured Party through assignment or endorsement or otherwise, whether matured or unmatured, whether joint or several, as and when the same become due and payable (whether at maturity or earlier, by reason of acceleration, mandatory repayment or otherwise), in accordance with the terms of any such instruments evidencing any such obligations, including all renewals, extensions or modifications thereof (all of the foregoing being hereafter collectively referred to as the "Guaranteed Obligations").

SECTION 2.2                                Bankruptcy Limitations on Subsidiary Guarantors. Notwithstanding anything to the contrary contained in. Section 2.1 it is the intention of each Subsidiary Guarantor and the Secured Parties that, in any proceeding involving the bankruptcy, reorganization, arrangement, adjustment of debts, relief of debtors, dissolution or insolvency or any similar proceeding with respect to any Subsidiary Guarantor or its assets, the amount of such Subsidiary Guarantor's obligations with respect to the Guaranteed Obligations shall be equal to, but not in excess of, the maximum amount thereof not subject to avoidance or recovery by operation of Applicable Insolvency Laws after giving effect to Section 2.3(a). To that end, but only in the event and to the extent that after giving effect to Section 2.3(a) such Subsidiary Guarantor's obligations with respect to the Guaranteed Obligations or any payment made pursuant to such Guaranteed Obligations would, but for the operation of the first sentence of this Section 2.2 be subject to avoidance or recovery in any such proceeding under Applicable Insolvency Laws after giving effect to Section 2.3(a) the amount of such Subsidiary Guarantor's obligations with respect to the Guaranteed Obligations shall be limited to the largest amount which, after giving effect thereto, would not, under Applicable Insolvency Laws, render such Subsidiary Guarantor's obligations with respect to the Guaranteed Obligations unenforceable or avoidable or otherwise subject to recovery under Applicable Insolvency Laws. To the extent any payment actually made pursuant to the Guaranteed Obligations exceeds the limitation of the first sentence of this Section 2.2 and is otherwise subject to avoidance and recovery in any such proceeding under Applicable Insolvency Laws, the amount subject to avoidance shall in all events be limited to the amount by which such actual payment exceeds such limitation and the Guaranteed Obligations as limited by the first sentence of this Section 2.2 shall in all events remain in full force and effect and be fully enforceable against such Subsidiary Guarantor. The first sentence of this Section 2.2 is intended solely to preserve the rights of the Administrative Agent hereunder against such Subsidiary Guarantor in such proceeding to the maximum extent permitted by Applicable Insolvency Laws and neither the Parent, the Borrower, such Subsidiary Guarantor, any other Subsidiary Guarantor, any other guarantor, nor any other Person shall have any right or claim under such sentence that would not otherwise be available under Applicable Insolvency Laws in such proceeding.

SECTION 2.3                                Agreements for Contribution.

(a)           Right of Contribution. The Subsidiary Guarantors hereby agree among themselves that, if any Subsidiary Guarantor shall make an Excess Payment (as defined below), such Subsidiary Guarantor shall have a right of contribution from each other Subsidiary Guarantor in an amount equal to such other Subsidiary Guarantor's Contribution Share (as defined below) of such Excess Payment. The payment obligations of any Subsidiary Guarantor under this Section 2.3(a) shall be subordinate and subject in right of payment to the Guaranteed Obligations until such time as the Guaranteed Obligations (other than (i) any contingent indemnity obligations not yet due and (ii) the Specified Obligations) have been indefeasibly paid in full in cash and the Revolving Credit Commitment terminated, and none of the Subsidiary Guarantors shall exercise any right or remedy under this Section 2.3(a) against any other Subsidiary Guarantor until such Guaranteed Obligations (other than (i) any contingent indemnity obligations not yet due and (ii) the Specified Obligations) have been indefeasibly paid in full in cash and the Revolving Credit Commitment terminated. For purposes of this Section 2.3(a), (i) "Excess Payment" shall mean the amount paid by any Subsidiary Guarantor in excess of its Ratable Share (as defined below) of any Guaranteed Obligations; (ii) "Ratable Share" shall mean, for any Subsidiary Guarantor in respect of any payment of Guaranteed Obligations, the ratio (expressed as a percentage) as of the date of such payment of Guaranteed Obligations of (A) the amount by which the aggregate present fair salable value of all of its assets and properties exceeds the amount of all debts and liabilities of such Subsidiary Guarantor (including probable contingent, subordinated, unmatured, and unliquidated liabilities, but excluding the obligations of such Subsidiary Guarantor hereunder) to (B) the amount by which the aggregate present fair salable value of all assets and other properties of all of the Subsidiary Guarantors exceeds the amount of all of the debts and liabilities (including probable contingent, subordinated, unmatured, and unliquidated liabilities, but excluding the obligations of the Subsidiary Guarantors hereunder) of all of the Subsidiary Guarantors; provided, however, that, for purposes of calculating the Ratable Shares of the Subsidiary Guarantors in respect of any payment of Guaranteed Obligations, any Subsidiary Guarantor that became a Subsidiary Guarantor subsequent to the date of any such payment shall be deemed to have been a Subsidiary Guarantor on the date of such payment and the financial information for such Subsidiary Guarantor as of the date such Subsidiary Guarantor became a Subsidiary Guarantor shall be utilized for such Subsidiary Guarantor in connection with such payment; and (iii) "Contribution Share" shall mean, for any Subsidiary Guarantor in respect of any Excess Payment made by any other Subsidiary Guarantor, the ratio (expressed as a percentage) as of the date of such Excess Payment of (A) the amount by which the aggregate present fair salable value of all of its assets and properties exceeds the amount of all debts and liabilities of such Subsidiary Guarantor (including probable contingent, subordinated, unmatured, and unliquidated liabilities, but excluding the obligations of such Subsidiary Guarantor hereunder) to (B) the amount by which the aggregate present fair salable value of all assets and other properties of all of the Subsidiary Guarantors other than the maker of such Excess Payment exceeds the amount of all of the debts and liabilities (including probable contingent, subordinated, unmatured, and unliquidated liabilities, but excluding the obligations of the Subsidiary Guarantors) of all of the Subsidiary Guarantors other than the maker of such Excess Payment; provided, however, that, for purposes of calculating the Contribution Shares of the Subsidiary Guarantors in respect of any Excess Payment, any Subsidiary Guarantor that became a Subsidiary Guarantor subsequent to the date of any such Excess Payment shall be deemed to have been a Subsidiary Guarantor on the date of such Excess Payment and. the financial information for such Subsidiary Guarantor as of the date such Subsidiary Guarantor became a Subsidiary Guarantor shall be utilized for such Subsidiary Guarantor in connection with such Excess Payment. Each of the Subsidiary Guarantors recognizes and acknowledges that the rights to contribution arising hereunder shall constitute an asset in favor of the party entitled to such contribution. This Section 2.3 shall not be deemed to affect any right of subrogation, indemnity, reimbursement or contribution that any Subsidiary Guarantor may have under Applicable Law against the Borrower in respect of any payment of Guaranteed Obligations.

(b)           No Subrogation. Notwithstanding any payment or payments by any of the Subsidiary Guarantors hereunder, or any set-off or application of funds of any of the Subsidiary Guarantors by the Administrative Agent, the Control Agent or any other Secured Party, or the receipt of any amounts by the Administrative Agent, the Control Agent or any other Secured Party with respect to any of the Guaranteed Obligations, none of the Subsidiary Guarantors shall be entitled to be subrogated to any of the rights of the Administrative Agent, the Control Agent or any other Secured Party against the Parent, the Borrower, the other Subsidiary Guarantors, any other guarantor, any other Person or against any collateral security held by the Administrative Agent, the Control Agent or any other Secured Party for the payment of the Guaranteed Obligations nor shall any of the Subsidiary Guarantors seek any reimbursement from the Parent, the Borrower, any of the other Subsidiary Guarantors, any other guarantor or any other Person in respect of payments made by such Subsidiary Guarantor in connection with the Guaranteed Obligations, until all amounts owing to the Administrative Agent and the other Secured Parties on account of the Guaranteed Obligations (other than (i) any contingent indemnity obligations not yet due and (ii) the Specified Obligations) are indefeasibly paid in full in cash and the Revolving Credit Commitment is terminated. If any amount shall be paid to any Subsidiary Guarantor on account of such subrogation rights at any time when all of the Guaranteed Obligations (other than (i) any contingent indemnity obligations not yet due and (ii) the Specified Obligations) shall not have been indefeasibly paid in cash in full, such amount shall be held by such Subsidiary Guarantor in trust for the Administrative Agent, segregated from other funds of such Subsidiary Guarantor, and shall, forthwith upon receipt by such Subsidiary Guarantor, be turned over to the Administrative Agent in the exact form received by such Subsidiary Guarantor (duly endorsed by such Subsidiary Guarantor to the Administrative Agent, if required) to be applied against the Guaranteed Obligations, whether matured or unmatured, in such order as set forth in the Credit Agreement.

SECTION 2.4                                Nature of Subsidiary Guaranty.

(a)           Each Subsidiary Guarantor agrees that this Subsidiary Guaranty is a continuing, unconditional guaranty of payment and performance and not of collection, and that its obligations under this Subsidiary Guaranty shall be primary, absolute and unconditional, irrespective of, and unaffected by:

(i)
the genuineness, validity, regularity, enforceability or any future amendment of, or change in, the Credit Agreement, any other Loan Document, any Specified Hedge Agreement, any Specified Cash Management Arrangement or any other agreement, document or instrument to which the Parent, the Borrower, any Subsidiary Guarantor or any of their respective Subsidiaries or Affiliates is or may become a party;

(ii)
the absence of any action to enforce this Subsidiary Guaranty, the Credit Agreement, any other Loan Document, any Specified Hedge Agreement or any Specified Cash Management Arrangement, or the waiver or consent by the Administrative Agent, the Control Agent or any other Secured Party with respect to any of the provisions of this Subsidiary Guaranty, the Credit Agreement, any other Loan Document, any Specified Hedge Agreement or any Specified Cash Management Arrangement;

(iii)
the existence, value or condition of, or failure to perfect its Lien against, any security for or other guaranty of the Guaranteed Obligations, or any action, or the absence of any action, by the Administrative Agent, the Control Agent or any other Secured Party in respect of such security or guaranty (including, without limitation, the release of any such security or guaranty);

(iv)
any structural change in, restructuring of or other similar organizational change of the Parent, the Borrower, any Subsidiary Guarantor, any other guarantors or any of their respective Subsidiaries or Affiliates; or

(v)	to the extent permitted by Applicable Law, any other action or circumstances which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor (other than payment);

it being agreed by each Subsidiary Guarantor that, subject to the first sentence of Section 2.2, its obligations under this Subsidiary Guaranty shall not be discharged until the final indefeasible payment and performance, in full, of the Guaranteed Obligations (other than (A) any contingent indemnity obligations not yet due and (B) the Specified Obligations) and the termination of the Revolving Credit Commitment.

(b)           Each Subsidiary Guarantor represents, warrants and agrees that the Guaranteed Obligations and its obligations under this Subsidiary Guaranty are not and shall not be subject to any counterclaims, offsets or defenses of any kind (other than the defense of payment) against the Administrative Agent, the Control Agent, the other Secured Parties, the Parent or the Borrower whether now existing or which may arise in the future.

(c)           Each Subsidiary Guarantor hereby agrees and acknowledges that the Guaranteed Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon this Subsidiary Guaranty, and all dealings between the Borrower and any of the Subsidiary Guarantors, on the one hand, and the Administrative Agent and the other Secured Parties, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon this Subsidiary Guaranty.

SECTION 2.5                                Waivers. To the extent permitted by Applicable Law, each Subsidiary Guarantor expressly waives all of the following rights and defenses (and agrees not to take advantage of or assert any such right or defense):

(a)           any rights it may now or in the future have under any statute, or at law or in equity, or otherwise, to compel the Administrative Agent, the Control Agent or any other Secured Party to proceed in respect of the Guaranteed Obligations against the Parent, the Borrower, any other Subsidiary Guarantor, any other guarantor or any other Person or against any security for or other guaranty of the payment and performance of the Guaranteed Obligations before proceeding against, or as a condition to proceeding against, such Subsidiary Guarantor,

(b)           any defense based upon the failure of the Administrative Agent, the Control Agent or any other Secured Party to commence an action in respect of the Guaranteed Obligations against the Parent, the Borrower, such Subsidiary Guarantor, any other Subsidiary Guarantor, any other guarantor or any other Person or any security for the payment and performance of the Guaranteed Obligations;

(c)           any right to insist upon, plead or in any manner whatever claim or take the benefit or advantage of, any appraisal, valuation, stay, extension, marshalling of assets or redemption laws, or exemption, whether now or at any time hereafter in force, which may delay, prevent or otherwise affect the performance by such Subsidiary Guarantor of its obligations under, or the enforcement by the Administrative Agent or the other Secured Parties of this Subsidiary Guaranty;

(d)           any right of diligence, presentment, demand, protest and notice (except as specifically required herein or in any other Loan Document) of whatever kind or nature with respect to any of the Guaranteed Obligations and waives, to the fullest extent permitted by Applicable Law, the benefit of all provisions of Applicable Law which are or might be in conflict with the terms of this Subsidiary Guaranty; and

(e)           any and all right to notice of the creation, renewal, extension or accrual of any of the Guaranteed Obligations and notice of or proof of reliance by the Administrative Agent or any other Secured Party upon, or acceptance of, this Subsidiary Guaranty.

Each Subsidiary Guarantor agrees that any notice or directive given at any time to the Administrative Agent or any other Secured Party which is inconsistent with any of the foregoing waivers shall be null and void and may be ignored by the Administrative Agent or such other Secured Party, and, in addition, may not be pleaded or introduced as evidence in any litigation relating to this Subsidiary Guaranty for the reason that such pleading or introduction would be at variance with the written terms of this Subsidiary Guaranty, unless the Administrative Agent and the Required Lenders have specifically agreed otherwise in writing. The foregoing waivers are of the essence of the transaction contemplated by the Credit Agreement, the other Loan Documents, the Specified Hedge Agreements and the Specified Cash Management Arrangements and, but for this Subsidiary Guaranty and such waivers, the Administrative Agent and the other Secured Parties would decline to enter into the Credit Agreement, the other Loan Documents, the Specified Hedge Agreements and the Specified Cash Management Arrangements.

SECTION 2.6                                Modification of Loan Documents, etc. Neither the Administrative Agent nor any other Secured Party shall incur any liability to any Subsidiary Guarantor as a result of any of the following, and none of the following shall impair or release this Subsidiary Guaranty or any of the obligations of any Subsidiary Guarantor under this Subsidiary Guaranty:

(a)           any change or extension of the manner, place or terms of payment of, or renewal or alteration of all or any portion of, the Guaranteed Obligations;

(b)           any action under or in respect of the Credit Agreement, any other Loan Document, any Specified Hedge Agreement or any Specified Cash Management Arrangement in the exercise of any remedy, power or privilege contained therein or available to any of them at law, in equity or otherwise, or waiver or refraining from exercising any such remedies, powers or privileges;

(c)           any amendment to, or modification of, in any manner whatsoever, the Credit Agreement, any other Loan Document, any Specified Hedge Agreement or any Specified Cash Management Arrangement;

(d)           any extension or waiver. of the time for performance by the Parent, the Borrower, any Subsidiary Guarantor, any other guarantor, or any other Person of, or compliance with, any term, covenant or agreement on its part to be performed or observed under the Credit Agreement, any other Loan Document, any Specified Hedge Agreement or any Specified Cash Management Arrangement, or waiver of such performance or compliance or consent to a failure of, or departure from, such performance or compliance;

(e)           the taking and holding of security or collateral for the payment of the Guaranteed Obligations or the sale, exchange, release, disposal of, or other dealing with, any property pledged, mortgaged or conveyed, or in which the Administrative Agent or the other Secured Parties have been granted a Lien, to secure any Indebtedness of the Parent, the Borrower, any Subsidiary Guarantor, any other guarantor or any other Person to the Administrative Agent or the other Secured Parties;

(f)           the release of anyone who may be liable in any manner for the payment of any amounts owed by the Parent, the Borrower, any Subsidiary Guarantor, any other guarantor or any other Person to the Administrative Agent or any other Secured Party;

(g)           any modification or termination of the terms of any intercreditor or subordination agreement pursuant, to which claims of other creditors of the Parent, the Borrower, any Subsidiary Guarantor, any other guarantor or any other Person are subordinated to the claims of the Administrative Agent or any other Secured Party; or

(h)           any application of any sums by whomever paid or however realized to any Guaranteed Obligations owing by the Parent, the Borrower, any Subsidiary Guarantor, any other guarantor or any other Person to the Administrative Agent or any other Secured Party in such manner as the Administrative Agent or any other Secured Party shall determine in its reasonable discretion.

SECTION 2.7                                Demand by the Administrative Agent. In addition to the terms set forth in this Article II and in no manner imposing any limitation on such terms, if all or any portion of the then outstanding Guaranteed Obligations are declared to be immediately due and payable, then the Subsidiary Guarantors shall, upon demand in writing therefor by the Administrative Agent to the Subsidiary Guarantors, pay all or such portion of the outstanding Guaranteed Obligations due hereunder then declared due and payable.

SECTION 2.8                                Remedies. Upon the occurrence and during the continuance of any Event of Default, with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, enforce against the Subsidiary Guarantors their obligations and liabilities hereunder and exercise such other rights and remedies as may be available to the Administrative Agent hereunder, under the Credit Agreement, the other Loan Documents, the Specified Hedge Agreements, the Specified Cash Management Arrangements or otherwise.

SECTION 2.9                                Benefits of Subsidiary Guaranty. The provisions of this Subsidiary Guaranty are for the benefit of the Administrative Agent and the other Secured Parties and their respective permitted successors, transferees-, endorsees and assigns, and nothing herein contained shall impair, as between the Borrower, the Administrative Agent and the other Secured Parties, the obligations of the Borrower under the Credit Agreement, the other Loan Documents, the Specified Hedge Agreements or the Specified Cash Management Arrangements. In the event all or any part of the Guaranteed Obligations are transferred, endorsed or assigned by the Administrative Agent or any other Secured Party to any Person or Persons as permitted under the Credit Agreement, any reference to an "Administrative Agent" or "Secured Party" herein shall be deemed to refer equally to such Person or Persons.

SECTION 2.10                                Termination; Reinstatement.

(a)           Subject to clause (c) below, this Subsidiary Guaranty shall remain in full force and effect until all the Guaranteed Obligations (other than (i) any contingent indemnity obligations not yet due and (ii) the Specified Obligations) and all the obligations of the Subsidiary Guarantors under this Subsidiary Guaranty shall have been indefeasibly paid in full in cash and the Revolving Credit Commitment is terminated.

(b)           No payment made by the Parent, the Borrower, any Subsidiary Guarantor, any other guarantor or any other Person received or collected by the Administrative Agent or any other Secured Party from the Parent, the Borrower, any Subsidiary Guarantor, any other guarantor or any other Person by virtue of any action or proceeding or any set-off or appropriation or application at any time or from time to time in reduction of or in payment of the Guaranteed Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of any Subsidiary Guarantor hereunder which shall, notwithstanding any such payment (other than any payment made by such Subsidiary Guarantor in respect of the obligations of the Subsidiary Guarantors or any payment received or collected from such Subsidiary Guarantor in respect of the obligations of the Subsidiary Guarantors), remain liable for the obligations of the Subsidiary Guarantors up to the maximum liability of such Subsidiary Guarantor hereunder until the Guaranteed Obligations and all the obligations of the Subsidiary Guarantors (other than (i) any contingent indemnity obligations not yet due and (ii) the Specified Obligations) shall have been indefeasibly paid in full in cash and the Revolving Credit Commitment is terminated.

(c)           Notwithstanding anything to the contrary contained in this Subsidiary Guaranty, each Subsidiary Guarantor agrees that, if any payment made by the Parent, the Borrower, any Subsidiary Guarantor or any other Person applied to the Guaranteed Obligations is at any time avoided, annulled, set aside, rescinded, invalidated, declared to be fraudulent or preferential or otherwise required to be refunded or repaid, or is repaid in whole or in part pursuant to a good faith settlement of a pending or threatened avoidance claim, or the proceeds of any Collateral are required to be refunded by the Administrative Agent or any other Secured Party to the Borrower, its estate, trustee, receiver or any other Person, including, without limitation, the Parent or any Subsidiary Guarantor, under any Applicable Law or equitable cause, then, to the extent of such payment or repayment, each Subsidiary Guarantor's liability hereunder (and any Lien or Collateral securing such liability) shall be and remain in full force and effect, as fully as if such payment had never been made, and, if prior thereto; this Subsidiary Guaranty shall have been terminated, canceled or surrendered (and if any Lien or Collateral securing such Subsidiary Guarantor's liability hereunder shall have been released or terminated by virtue of such cancellation or surrender), this Subsidiary Guaranty (and such Lien or Collateral) shall be reinstated in full force and effect, and such prior cancellation or surrender shall not diminish, release, discharge, impair or otherwise affect the obligations of such Subsidiary Guarantor in respect of the amount of such payment (or any Lien or Collateral securing such obligation).

SECTION 2.11                                Payments. Any payments by the Subsidiary Guarantors shall be made to the Administrative Agent, to be credited and applied to the Guaranteed Obligations in accordance with Section 11.4 of the Credit Agreement, in immediately available Dollars to an account designated by the Administrative Agent or at the Administrative Agent's Office or at any other address that may be specified in writing from time to time by the Administrative Agent.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

To induce the Administrative Agent and the other Secured Parties to enter into the Loan Documents, the Specified Hedge Agreements and the Specified Cash Management Arrangements and to make any Extensions of Credit, each Subsidiary Guarantor hereby represents and warrants that each representation and warranty contained in Article VI of the Credit Agreement relating to such .Subsidiary Guarantor is true and correct in all material respects as if made by such Subsidiary Guarantor herein; provided, that any representation or warranty that is qualified by materiality or by reference to Material Adverse Effect shall be true and correct in all respects.

ARTICLE IV

MISCELLANEOUS

SECTION 4.1                                Notices. All notices and communications hereunder shall be given to the addresses and otherwise made in accordance with Section 13.1 of the Credit Agreement; provided, that notices and communications to the Subsidiary Guarantors shall be directed to the Subsidiary Guarantors at the address of the Borrower set forth in Section 13.1 of the Credit Agreement.

SECTION 4.2                                Amendments, Waivers and Consents. None of the terms or provisions of this Subsidiary Guaranty may be waived, amended, supplemented or otherwise modified, nor may any consent be given, except in accordance with Section 13.2 of the Credit Agreement.

SECTION 4.3                                Expenses, Indemnification, Waiver of Consequential Damages, etc.

(a)           The Subsidiary Guarantors shall, jointly and severally, pay all out-of-pocket expenses (including, without limitation, attorney's fees and expenses) incurred by the Administrative Agent and each other Secured Party to the extent the Borrower would be required to do so pursuant to Section 13.3 of the Credit Agreement.

(b)           The Subsidiary Guarantors shall, jointly and severally, pay and indemnify each Indemnitee (which for purposes of this Subsidiary Guaranty shall include, without limitation, all Secured Parties) against Indemnified Taxes and Other Taxes to the extent the Borrower would be required to do so pursuant to Section 4.11 of the Credit Agreement.

(c)           The Subsidiary Guarantors shall, jointly and severally, indemnify each Indemnitee to the extent the Borrower would be required to do so pursuant to Section 13.3 of the Credit Agreement.

(d)           Notwithstanding anything to the contrary contained in this Subsidiary Guaranty, to the fullest extent permitted by Applicable Law, each Subsidiary Guarantor shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Subsidiary Guaranty, any other Loan Document, any Specified Hedge Agreement, any Specified Cash Management Arrangement or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof.

(e)           No Indemnitee referred to in this Section 4.3 shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Subsidiary Guaranty, the other Loan Documents, any Specified Hedge Agreements or any Specified Cash Management Arrangements or the transactions contemplated hereby or thereby.

(f)           All amounts due under this Section 4.3 shall be payable promptly after demand therefor.

SECTION 4.4                                Right of Set-off. If an Event of Default shall have occurred and be continuing, subject to the terms of the Intercreditor Agreement, each Secured Party and each of its respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Secured Party or any such Affiliate to or for the credit or the account of such Subsidiary Guarantor against any and all of the obligations of such Subsidiary Guarantor now or hereafter existing under this Subsidiary Guaranty, any other Loan Document, any Specified Hedge Agreement or any Specified Cash Management Arrangement to such Secured Party, irrespective of whether or not such Secured Party shall have made any demand under this Subsidiary Guaranty, any other Loan Document, any Specified Hedge Agreement or any Specified Cash Management Arrangement and although such obligations of such Subsidiary Guarantor may be contingent or unmatured or are owed to a branch or office of such Secured Party different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Secured Party and its respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Secured Party or its respective Affiliates may have. Each Secured Party agrees to notify such Subsidiary Guarantor and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

SECTION 4.5                                Governing Law; Jurisdiction; Venue; Service of Process.

(a)           Governing Law. This Subsidiary Guaranty shall be governed by, and construed in accordance with, the laws of the State of New York (including Section 5-1401 and Section 5-1402 of the General Obligations Law of the State of New York) without reference to the conflicts of law principles thereof.

(b)           Submission to Jurisdiction. Each Subsidiary Guarantor irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the courts of the State of New York sitting in the Borough of Manhattan, New York and of the United States District Court 6f the Borough of Manhattan, New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Subsidiary Guaranty or any other Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York state court or, to the fullest extent permitted by Applicable Law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Subsidiary Guaranty or in any other Loan Document shall affect any right that the Administrative Agent or any other Secured Party may otherwise have to bring any action or proceeding relating to this Subsidiary Guaranty or any other Loan Document against any Subsidiary Guarantor or its properties in the courts of any jurisdiction.

(c)           Waiver of Venue. Each Subsidiary Guarantor irrevocably and unconditionally waives, to the fullest extent permitted by Applicable Law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Subsidiary Guaranty or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by Applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)           Service of Process. Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 13.1 of the Credit Agreement. Nothing in this Subsidiary Guaranty will affect the right of any party hereto to serve process in any other manner permitted by Applicable Law.

(e)           Appointment of the Borrower as Agent for the Subsidiary Guarantors. Each Subsidiary Guarantor hereby irrevocably appoints and authorizes the Borrower to act as its agent for service of process and notices required to be delivered under this Subsidiary Guaranty or under the other Loan Documents, it being understood and agreed that receipt by the Borrower of any summons, notice or other similar item shall be deemed effective receipt by each Subsidiary Guarantor and its Subsidiaries.

SECTION 4.6                                Waiver of Jury Trial.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS SUBSIDIARY GUARANTY OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS SUBSIDIARY GUARANTY AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 4.7                                Injunctive Relief; Punitive Damages.

(a)           Each Subsidiary Guarantor recognizes that, in the event such Subsidiary Guarantor fails to perform, observe or discharge any of its obligations or liabilities under this Subsidiary Guaranty or any other Loan Document, any remedy of law may prove to be inadequate relief to the Administrative Agent and the other Secured Parties. Therefore, each Subsidiary Guarantor agrees that the Administrative Agent and the other Secured Parties, at the option of the Administrative Agent and the other Secured Parties, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages.

(b)           The Administrative Agent, the other Secured Parties and each Subsidiary Guarantor hereby agree that no such Person shall have a remedy of punitive or exemplary damages against any other party to a Loan Document and each such Person hereby waives any right or claim to punitive or exemplary damages that such Person may now have or may arise in the future in connection with any Dispute, whether such Dispute is resolved through arbitration or judicially.

SECTION 4.8                                No Waiver by Course of Conduct, Cumulative Remedies. Neither the Administrative Agent nor any other Secured Party shall by any act (except by a written instrument pursuant to Section 4.2), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default. No delay or failure to take action on the part of the Administrative Agent or any other Secured Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by the Administrative Agent or any other Secured Party of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which the Administrative Agent or such other Secured Party would otherwise have on any future occasion. The enumeration of the rights and remedies of the Administrative Agent and the other Secured Parties set forth in this Subsidiary Guaranty is not intended to be exhaustive and the exercise by- the Administrative Agent and the other Secured Parties of any right or remedy shall not preclude the exercise of any other rights or remedies, all of which shall be cumulative, and shall be in addition to any other right or remedy given hereunder or under the other Loan Documents or that may now or hereafter exist at law or in equity or by suit or otherwise.

SECTION 4.9                                Successors and Assigns. The provisions of this Subsidiary Guaranty shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; except that no Subsidiary Guarantor may assign or otherwise transfer any of its rights or obligations under this Subsidiary Guaranty without the prior written consent of the Administrative Agent and the other Secured Parties (in accordance with the Credit Agreement).

SECTION 4.10                              Survival of Indemnities. Notwithstanding any termination of this Subsidiary Guaranty, the indemnities to which the Administrative Agent and the other Secured Parties are entitled under the provisions of Section 4.3 and any other provision of this Subsidiary Guaranty and the other Loan Documents shall continue in full force and effect and shall protect the Administrative Agent and the other Secured Parties against events arising after such termination as well as before.

SECTION 4.11                              All Powers Coupled With Interest. All powers of attorney and other authorizations granted to the Secured Parties, the Administrative Agent, the Control Agent and any Persons designated by the Administrative Agent or any other Secured Party pursuant to any provisions of this Subsidiary Guaranty or any of the other Loan Documents shall be deemed coupled with an interest and shall be irrevocable so long as any of the Guaranteed Obligations remain unpaid or unsatisfied, any of the Commitments remain in effect or the Credit Facility has not been terminated.

SECTION 4.12                               Titles and Captions. Titles and captions of Articles, Sections and subsections in, and the table of contents of this Subsidiary Guaranty are for convenience only, and neither limit nor amplify the provisions of this Subsidiary Guaranty.

SECTION 4.13                               Severability of Provisions. Any provision of this Subsidiary Guaranty or any other Loan Document which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remainder of such provision or the remaining provisions hereof or thereof or affecting the validity or enforceability of such provision in any other jurisdiction.

SECTION 4.14                               Counterparts. This Subsidiary Guaranty may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and shall be binding upon all patties, their successors and assigns, and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Subsidiary Guaranty or any document or instrument delivered in connection herewith by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Subsidiary Guaranty or such other document or instrument, as applicable.

SECTION 4.15                                Integration. This Subsidiary Guaranty, together with the other Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter. In the event of any conflict between the provisions of this Subsidiary Guaranty and those of any other Loan Document, the provisions of the Credit Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the Administrative Agent or the other Secured Parties in any other Loan Document shall not be deemed a conflict with this Subsidiary Guaranty.

SECTION 4.16                                Advice of Counsel,No Strict Construction. Each of the parties represents to each other party hereto that it has discussed this Subsidiary Guaranty with its counsel. The parties hereto have participated jointly in the negotiation and drafting of this Subsidiary Guaranty. In the event an ambiguity or question of intent or interpretation arises, this Subsidiary Guaranty shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Subsidiary Guaranty.

SECTION 4.17                                Acknowledgements. Each Subsidiary Guarantor hereby acknowledges that:

(a)           it has been advised by counsel in the negotiation, execution and delivery of this Subsidiary Guaranty and the other Loan Documents to which it is a party;

(b)           it has received a copy of the Credit Agreement and has reviewed and understands same;

(c)           neither the Administrative Agent nor any other Secured Party has any fiduciary relationship with or duty to any Subsidiary Guarantor arising out of or in connection with this Subsidiary Guaranty or any of the other Loan Documents, and the relationship between the Subsidiary Guarantors, . on the one hand, and the Administrative Agent and the other Secured Parties, on the other hand, in connection herewith or therewith is solely that of debtor and creditor, and

(d)           no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby or thereby among the Secured Parties or among the Subsidiary Guarantors and the Secured Parties.

SECTION 4.18                                Releases. Subject to the terms of the Intercreditor Agreement, at such time as the Guaranteed Obligations (other than (a) any contingent indemnity obligations not yet due and (b) the Specified Obligations) shall have been indefeasibly paid in full in cash and the Revolving Credit Commitment has been terminated, this Subsidiary Guaranty and all obligations (other than those expressly stated to survive such termination or as may be reinstated after such termination) of the Administrative Agent and each Subsidiary Guarantor hereunder shall terminate, all without delivery of any instrument or performance of any act by any party. If all of the Capital Stock of any Subsidiary Guarantor shall be disposed of (including by merger or consolidation) in a transaction expressly permitted by the terms of the Credit Agreement, the guaranty provided hereby of such Subsidiary Guarantor shall automatically be discharged and released contemporaneously with such disposition without any further action by the Administrative Agent, any Lender or any other Person.

SECTION 4.19                                Additional Subsidiary Guarantors. Each Subsidiary of the Parent that is required to become a party to this Subsidiary Guaranty pursuant to Section 8.11 of the Credit Agreement shall become a Subsidiary Guarantor for all purposes of this Subsidiary Guaranty upon execution and delivery by such Subsidiary of a supplement in form and substance reasonably satisfactory to the Administrative Agent.

SECTION 4.20                                Secured Parties. Each Secured Party not a party to the Credit Agreement who obtains the benefit of this Subsidiary Guaranty shall be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of the Credit Agreement, and that with respect to the actions and omissions of the Administrative Agent hereunder or otherwise relating hereto that do or may affect such Secured Party, the Administrative Agent and each of its Affiliates shall be entitled to all the rights, benefits and immunities conferred under Article XII of the Credit Agreement.

[Signature Pages to Follow]

IN WITNESS WHEREOF, each of the Subsidiary Guarantors has executed and delivered this Subsidiary Guaranty under seal by its duly authorized officers, all as of the day and year first above written.

PRECISE MACHINE COMPANY, as Subsidiary
Guarantor

By: __________________________________
Name: _______________________________
Title: ________________________________

PRECISE MACHINE PARTNERS, L.L.P., as
Subsidiary Guarantor

By: Precise Machine Company, its
managing partner

By: _________________________________
Name: ______________________________
Title: ________________________________

LEONARD'S METAL, INC., as Subsidiary
Guarantor

By: __________________________________
Name: _______________________________
Title: _________________________________

LMI FINISHING, INC., as Subsidiary Guarantor

By: __________________________________
Name: _______________________________
Title: ________________________________

VERSAFORM CORP., as Subsidiary Guarantor

By: __________________________________
Name: _______________________________
Title: ________________________________

TEMPCO ENGINEERING, INC. as Subsidiary
Guarantor

By: __________________________________
Name: _______________________________
Title: ________________________________

LMI KITTING, LLC, as Subsidiary Guarantor

By: Leonard's Metal, Inc., its sole member

By: __________________________________
Name: ________________________________
Title: _________________________________

LMI-TCA, INC., as Subsidiary Guarantor

By: ___________________________________
Name: ________________________________
Title: _________________________________

D3 TECHNOLOGIES INC., as Subsidiary
Guarantor

By: ____________________________________
Name: _________________________________
Title: __________________________________

[Signature Pages Continue]

WACHOVIA BANK, NATIONAL ASSOCIATION, as
Administrative Agent

By: _____________________________________
Name: __________________________________
Title: ___________________________________

EXHIBIT I
to
Credit Agreement
dated as of July 31, 2007
by and among
LMI Aerospace, Inc.,
as Borrower,
the Lenders party thereto,
as Lenders
and
Wachovia Bank, National Association,
as Administrative Agent

FORM OF COLLATERAL AGREEMENT

Execution Copy

COLLATERAL AGREEMENT

dated as of July 31, 2007

by and among

LMI AEROSPACE, INC.,
and certain of its Subsidiaries
as Grantors,

in favor of

WACHOVIA BANK, NATIONAL ASSOCIATION,
as Administrative Agent

Table of Contents
                                                                                                                                    Page

ARTICLE I DEFINED TERMS		1
SECTION 1.1	Terms Defined in the Uniform Commercial Code	1
SECTION 1.2	Definitions	2
SECTION 1.3	Other Definitional Provisions	5

ARTICLE II SECURITY INTEREST		6
SECTION 2.1	Grant of Security Interest	6
SECTION 2.3	Grantors Remain Liable	8

ARTICLE V REMEDIAL PROVISIONS		19
SECTION 5.1	General Remedies	19
SECTION 5.2	Specific Remedies	19

SECTION 5.3	Registration Rights	22
SECTION 5.4	Application of Proceeds	23
SECTION 5.5	Waiver, Deficiency	23

ARTICLE VI THE ADMINISTRATIVE AGENT		23
SECTION 6.1	Administrative Agent's Appointment as Attorney-In-Fact	23
SECTION 6.2	Duty of Administrative Agent	25
SECTION 6.3	Authority of Administrative Agent	25

SCHEDULES:

Schedule 3.6	Exact Legal Name; Jurisdiction of Organization; Taxpayer Identification Number; Registered Organization Number; Mailing Address; Chief Executive Office and other Locations
Schedule 3.7	Material Government Contracts
Schedule 3.9	Commercial Tort Claims
Schedule 3.10	Deposit Accounts
Schedule 3.11	Intellectual Property
Schedule 3.13	Investment Property and Partnership/LLC Interests

EXHIBITS:

Exhibit A-1	Form of Assignment Agreement
Exhibit A-2	Form of Notice of Assignment

This COLLATERAL AGREEMENT (this "Agreement"), dated as of July 31, 2007, is by and among LMI AEROSPACE, INC., a Missouri corporation (the "Borrower"), certain of its Subsidiaries as identified on the signature pages hereto and any Additional Grantor (as defined below) who may become party to this Agreement (such Subsidiaries and Additional Grantors, collectively, with the Borrower, the "Grantors"), in favor of WACHOVIA BANK, NATIONAL ASSOCIATION, as Administrative Agent (in such capacity, the "Administrative Agent") for the ratable benefit of the banks and other financial institutions (the "Secured Parties") from time to time parties to the Credit Agreement, dated as of the date hereof (as amended, restated, supplemented or otherwise modified from time to time, the "Credit Agreement"), by and among the Borrower, the Secured Parties, and the Administrative Agent.

STATEMENT OF PURPOSE

Pursuant to the Credit Agreement, the Lenders have agreed to make Extensions of Credit to the Borrower upon the terms and subject to the conditions set forth therein.

Pursuant to the terms of a Guaranty Agreement of even date, certain Subsidiaries of the Borrower who are parties hereto have guaranteed the payment and performance of the Obligations.

It is a condition precedent to the obligation of the Lenders to make their respective Extensions of Credit to the Borrower under the Credit Agreement that the Grantors shall have executed and delivered this Agreement to the Administrative Agent, for the ratable benefit of itself and the Secured Parties.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, and to induce the Administrative Agent and the Secured Parties to enter into the Credit Agreement and to induce the Secured Parties to make their respective Extensions of Credit to the Borrower thereunder, each Grantor hereby agrees with the Administrative Agent, for the ratable benefit of itself and the Secured Parties, as follows:
ARTICLE I

DEFINED TERMS

SECTION 1.1                                           Terms Defined in the Uniform Commercial Code.

(a)           The following terms when used in this Agreement shall have the meanings assigned to them in the UCC (as defined in the Credit Agreement) as in effect from time to time: "Account", "Account Debtor", "Authenticate", "Certificated Security", "Chattel Paper"; "Commercial Tort Claim", "Deposit Account", "Documents", "Electronic Chattel Paper", "Equipment", "Farm Products" "Fixture", "General Intangible", "Instrument", "Inventory", "Investment Company Security", "Investment Property", "Issuer", "Letter of Credit Rights", "Proceeds", "Record", "Registered Organization", "Securities Account", "Securities, Entitlement", "Securities Intermediary", "Security", "Supporting Obligation", "Tangible Chattel, Paper", and "Uncertificated Security".

(b)           Terms defined in the UCC and not otherwise defined herein or in the Credit Agreement shall have the meaning Assigned in the UCC as in effect from time to time.

SECTION 1.2                                           Definitions. The following terms when used in this Agreement shall have the meanings assigned to them below:

"Additional Grantor" means each Subsidiary of the Borrower which hereafter becomes a Grantor pursuant to Section 7.15 (as required pursuant to Section 8.11 of the Credit Agreement).

"Agreement" means this Collateral Agreement, as amended, restated, supplemented or otherwise modified from time to time.

"Applicable Insolvency Laws" means all Applicable Laws governing bankruptcy, reorganization, arrangement, adjustment of debts, relief of debtors, dissolution, insolvency, fraudulent transfers or conveyances or other similar laws (including, without limitation, 11 U.S.C. Sections 547, 548 and 550 and other "avoidance" provisions of Title 11 of the United States Code).

"Assignment Agreement" means each Assignment Agreement executed by any Grantor with respect to any Government Contract to which such Grantor is a party, substantially in the form of Exhibit A-1 attached hereto.

"Assignment of Claims Act" means the Assignment of Claims Act of 1940 (41 U.S.C. Section 15, 31 U.S.C. Section 3737, and 31 U.S.C. Section 3727), including all amendments thereto and regulations promulgated thereunder.

"Collateral" has the meaning assigned thereto in Section 2.1.

"Collateral Account" means any collateral account established by the Administrative Agent as provided in Section 5.2.

"Control" means the manner in which "control" is achieved under the UCC, with respect to any Collateral for which the UCC specifies a method of achieving "control".

"Controlled Depository" has the meaning assigned thereto in Section 4.6.

"Controlled Intermediary" has the meaning assigned thereto in Section 4.6.

"Copyrights" means collectively, all of the following of any Grantor: (a) all copyrights, rights and interests in copyrights, works protectable by copyright, copyright registrations and copyright applications anywhere in the world, including, without limitation, those listed on Schedule 3.11 hereto, (b) all reissues, extensions, continuations (in whole or in part) and renewals of any of the foregoing, (c) all income, royalties, damages and payments now or hereafter due and/or payable under any of the foregoing or with respect to any of the foregoing, including, without limitation, damages or payments for past, present or future infringements of any of the foregoing, (d) the right to sue for past, present or future infringements of any of the foregoing and (e) all rights corresponding to any of the foregoing throughout the world.

"Copyright Licenses" means any written agreement naming any Grantor as licensor or licensee, including, without limitation, those listed in Schedule 3.11, granting any right under any Copyright, including, without limitation, the grant of rights to manufacture, distribute, exploit and sell materials derived from any Copyright.

"Effective Endorsement and Assignment" means, with respect to any specific type of Collateral, all such endorsements, assignments and other instruments of transfer reasonably requested by the Administrative Agent with respect to the Security Interest granted in such Collateral, and in each case, in form and substance satisfactory to the Administrative Agent.

"Excluded Deposit Account" means (a) any Deposit Account' established solely for the purpose of (i) funding payroll, payroll taxes and other compensation and benefits to employees or (ii) holding fiduciary funds in trust for the benefit of third parties, (b) so long as no Default or Event of Default has occurred and is continuing, (i) any Deposit Account established solely for the purpose of funding petty cash (provided that the aggregate amount deposited in such accounts shall at no time exceed $75,000) and (ii) Deposit Accounts (other than the Collateral Account) with amounts on deposit that, when aggregated with amounts on deposit in all other Deposit Accounts for which a control agreement has not been obtained (other than those specified in clause (a) and clause (b)), do not exceed $100,000 at any time.

"Excluded Securities Account" means any Securities Account provided that the value of all such Securities Accounts does not exceed $100,000 in the aggregate at any time.

"Government Contract" means a contract between any Grantor and an agency, department or instrumentality of the United States or any state, municipal or local Governmental Authority located in the United States or all obligations of any such Governmental Authority arising under any Account now or hereafter owing by any such Governmental Authority, as account debtor, to any Grantor.

"Grantors" has the meaning set forth in the Preamble of this Agreement.

"Intellectual Property" means collectively, all of the following of any Grantor: (a) all systems software, applications software and internet rights, including, without limitation, screen displays and formats, internet domain names, web sites (including web links), program structures, sequence and organization, all documentation for such software, including, without limitation, user manuals, flowcharts, programmer's notes, functional specifications, and operations manuals, all formulas, processes, ideas and know-how embodied in any of the foregoing, and all program materials, flowcharts, notes and outlines created in connection with any of the foregoing, whether or not patentable or copyrightable, (b) concepts, discoveries, improvements and ideas, (c) any useful information relating to the items described in clause (a) or (b), including know-how, technology, engineering drawings, reports, design information, trade secrets, practices, laboratory notebooks, specifications, test procedures, maintenance manuals, research, development, manufacturing, marketing, merchandising, selling, purchasing and accounting, (d) Patents and Patent Licenses, Copyrights and Copyright Licenses, Trademarks and Trademark Licenses, and (e) other licenses to use any of the items described in the foregoing clauses (a), (b), (c) and (d) or any other similar items of such Grantor necessary for the conduct of its business.

"Issuer" means any issuer of any Investment Property or Partnership/LLC Interests (including, without limitation, any Issuer as defined in the UCC).

"Material Government Contract" means any Government Contract of any Grantor from which such Grantor reasonably expects to derive during any period of four (4) fiscal quarters immediately following the most recent fiscal quarter, revenues in excess of $1,000,000.

"Notice of Assignment" mean each Notice of Assignment executed by any Grantor with respect to any Government Contract to which such Grantor is a party, substantially in the form of Exhibit A-2.

"Obligations" means with respect to the Borrower, the meaning assigned thereto in the Credit Agreement, and with respect to each Guarantor, the obligations of such Guarantor under the Guaranty Agreement executed by such Guarantor and with respect to all Grantors, all liabilities and obligations of the Grantors hereunder and all liabilities and obligations of the Grantors with respect to overdrafts, returned items and related liabilities and all indemnification obligations under the Loan Documents now or hereafter owing by any Grantor to any Lender, any Affiliate thereof or the Administrative Agent arising from or in connection with treasury, depositary or cash management services or in connection with any automated clearinghouse transfer of funds for the benefit of such Grantor.

"Partnership/LLC Interests" means, with respect to any Grantor, the entire partnership, membership interest or limited liability company interest, as applicable, of such Grantor in each partnership, limited partnership or limited liability company owned thereby, including, without limitation, such Grantor's capital account, its interest as a partner or member, as applicable, in the net cash flow, net profit and net loss, and items of income, gain, loss, deduction and credit of any such partnership, limited partnership or limited liability company, as applicable, such Grantor's interest in all distributions made or to be made by any such partnership, limited partnership or limited liability company, as applicable, to such Grantor and all of the other economic rights, titles and interests of such Grantor as a partner or member, as applicable, of any such partnership, limited partnership or limited liability company, as applicable, whether set forth in the partnership agreement or membership agreement, as applicable, of such partnership, limited partnership or limited liability company, as applicable, by separate agreement or otherwise.

"Patents" means collectively, all of the following of any Grantor: (a) all patents, rights and interests in patents, patentable inventions and patent applications anywhere in the world, including, without limitation, those listed on Schedule 3.11, hereto, (b) all reissues, extensions, continuations (in whole or in part) and renewals of any of the foregoing, (c) all income, royalties, damages or payments now or hereafter due and/or payable under any of the foregoing or with respect to any of the foregoing, including, without limitation, damages or payments for past, present or future infringements of any of the foregoing, (d) the right to sue for past, present and future infringements of any of the foregoing and (e) all rights corresponding to any of the foregoing throughout the world.

"Patent License" means all agreements now or hereafter in existence, whether written, implied or oral, providing for the grant by or to any Grantor of any right to manufacture, use or sell any invention covered in whole or in part by a Patent, including, without limitation, any of the foregoing referred to in Schedule 3.11 hereto.

"Restricted Securities Collateral" has the meaning assigned thereto in Section 5.3.

"Securities Act" means the Securities Act of 1933, including all amendments thereto and regulations promulgated thereunder.

"Security Interests" means the security interests granted pursuant to Article II, as well as all other security interests created or assigned as additional security for the Obligations pursuant to the provisions of the Credit Agreement.

"Trademarks" means collectively all of the following of any Grantor: (a) all trademarks, rights and interests in trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, logos, other business identifiers, prints and labels on which any of the foregoing have appeared or appear, whether registered or unregistered, all registrations and recordings thereof, and all applications in connection therewith (other than each application to register any trademark or service mark prior to the filing under Applicable Law of a verified statement of use for such trademark or service mark) anywhere in the world, including, without limitation, those listed on Schedule 3.11 hereto, (b) all reissues, extensions, continuations (in whole or in part) and renewals of any of the foregoing, (c) all income, royalties, damages and payments now or hereafter due and/or payable under any of the foregoing or with respect to any of the foregoing, including, without limitation, damages or payments for past, present or future infringements of any of the foregoing, (d) the right to sue for past, present and future infringements of any of the foregoing and (e) all rights corresponding to any of the foregoing (including the goodwill) throughout the world.

"Trademark License" means any agreement now or hereafter in existence, whether written or oral, providing for the grant by or to any Grantor of any right to use any Trademark, including, without limitation, any of the foregoing referred to in Schedule 3.11.

"Vehicles" means all cars, trucks, trailers, construction and earth moving equipment and other vehicles covered by a certificate of title under the laws of any state, all tires and all other appurtenances to any of the foregoing.

SECTION 1.3                                           Other Definitional Provisions. Terms defined in the Credit Agreement and not otherwise defined herein shall have the meaning assigned thereto in the Credit Agreement. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document: (a) the definitions of terms herein shall apply equally to the singular and plural forms of the terms defined, (b) whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms, (c) the words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation", (d) the word "will" shall be construed to have the same meaning and effect as the word "shall", (e) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document, as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (f) any reference herein to any Person shall be construed to include such Person's permitted successors and assigns, (g) the words "herein", "hereof' and "hereunder", and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (h) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (i) the words "asset" and "property" shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights, (j) the term "documents" includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form, (k) in the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including;" the words "to" and "until" each mean "to but excluding;" and the word "through" means "to and including", (1) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document and (m) where the context requires, terms relating to the Collateral or any part thereof, when used in relation to a Grantor, shall refer to such Grantor's Collateral or the relevant part thereof.

ARTICLE II

SECURITY INTEREST

SECTION 2.1                                           Grant of Security Interest.  Each Grantor hereby grants, pledges and collaterally assigns to the Administrative Agent, for the ratable benefit of itself and the Secured Parties, a security interest in, all of such Grantor's right, title and interest in the following property, now owned or at any time hereafter acquired by such Grantor or in which such Grantor now has or at any time in the future may acquire any right, title or interest, and wherever located or deemed located (collectively, the "Collateral"), as collateral security for the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of the Obligations:

(a)           all Accounts;

(b)           all cash and currency;

(c)           all Chattel Paper;

(d)           all Commercial Tort Claims identified on Schedule 3.9;

(e)   all Deposit Accounts;

(f)            all Documents;

(g)           all Equipment;

(h)           all Fixtures;

(i)            all General Intangibles;

(j)            all Instruments;

(k)           all Intellectual Property;

(l)            all Inventory;

(m)          all Investment Property;

(n)           all Letter of Credit Rights;

(o)           all Vehicles;

(p)           all other personal property not otherwise described above;

(q)           all books and records pertaining to the Collateral; and

(r)            to the extent not otherwise included, all Proceeds and products of any and all of the foregoing and all collateral security and Supporting Obligations (as now or hereafter defined in the UCC) given by any Person with respect to any of the foregoing.

provided, that (i) any Security Interest on any Capital Stock or other ownership interests issued by any Foreign Subsidiary shall be limited to 65% of all issued and outstanding shares of all classes of Capital Stock of such Foreign Subsidiary, (ii) the Security Interests granted herein shall not extend to, and the term "Collateral" shall not include, any rights under any lease, contract or agreement (including, without limitation, any license for Intellectual Property) to the extent that the granting of a security interest therein is specifically prohibited in writing by, or would constitute an event of default under or would grant a party a termination right under any agreement governing such right unless such prohibition is not enforceable or is otherwise ineffective under Applicable Law. Notwithstanding any of the foregoing, such proviso shall not affect, limit, restrict or impair grant by any Grantor of a Security Interest in any Account or any money or other amounts due and payable to any Grantor or to become due and payable to any Grantor under such lease, contract or agreement.

Notwithstanding the foregoing clause (a) of this Section 2.1, the payment and performance of the Obligations shall not be secured by any Hedging Agreement between any Grantor and the Administrative Agent or any Lender or any Affiliate of the Administrative Agent or any Lender.

SECTION 2.2                                           Partnership/LLC Interests.

(a)           Notwithstanding anything to the contrary contained in any limited liability agreement, operating agreement, membership agreement, partnership agreement or similar agreement relating to any Partnership/LLC Interests (as amended, restated, supplemented or otherwise modified from time to time, a "Partnership/LLC Agreement"), each member, manager and partner shall be entitled to pledge its Partnership/LLC Interests to and grant and collaterally assign to the Secured Parties a lien and security interest in its Partnership/LLC Interests without any further consent, approval or action by any other party, including, without limitation, any other party to any Partnership/LLC Agreement or otherwise.

(b)           Upon the occurrence and during the continuance of an Event of Default, the Secured Parties or their respective designees shall have the right (but not the obligation) to be substituted for the applicable Grantor as a member, manager or partner under the applicable Partnership/LLC Agreement and the Secured Parties shall have all rights, powers and benefits as a member, manager or partner, as applicable, under such Partnership LLC Agreement. For avoidance of doubt, such rights, powers and benefits of a substituted member shall include all voting and other rights and not merely the rights of an economic interest holder. So long as this Agreement remains in effect, no further consent, approval or action by any other party including, without limitation, any other party to the Partnership/LLC Agreement or otherwise shall be necessary to permit the Secured Parties to be substituted as a member, manager or partner pursuant to this paragraph. The rights, powers and benefits granted pursuant to this paragraph shall inure to the benefit of the Secured Parties and their respective successors, assigns and designated agents, as intended third party beneficiaries.

The provisions of this Section 2.2 shall be deemed to be an amendment to the terms of the applicable Partnership LLC/Agreement of each applicable Grantor and each Grantor agrees that so long as this Agreement remains in effect, such Partnership/LLC Agreement shall not be amended to modify the provisions of this Section 2.2 without the prior written consent of the Administrative Agent.

SECTION 2.3                                           Grantors Remain Liable. Anything herein to the contrary notwithstanding: (a) each Grantor shall remain liable to perform all of its duties and obligations under the contracts and agreements included in the Collateral to the same extent as if this Agreement had not been executed, (b) the exercise by the Administrative Agent of any of the rights hereunder shall not release any Grantor from any of its duties or obligations under the contracts and agreements included in the Collateral, (c) neither the Administrative Agent nor any Lender shall have any obligation or liability under the contracts and agreements included in the Collateral by reason of this Agreement, nor shall the Administrative Agent or any Lender be obligated to perform any of the obligations or duties of any Grantor thereunder or to take any action to collect or enforce any claim for payment assigned hereunder, and (d) neither the Administrative Agent nor any Lender shall have any liability in contract or tort for any Grantor's acts or omissions.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

To induce the Administrative Agent and the Secured Parties to enter into the Credit Agreement and to induce the Secured Parties to make their respective Extensions of Credit to the Borrower thereunder, each Grantor hereby represents and warrants to the Administrative Agent and each Lender that:

SECTION 3.1                                           Existence. Each Grantor is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation, has the requisite power and authority to own, lease and operate its properties and to carry on its business as now being and hereafter proposed to be conducted and is duly qualified and authorized to do business in each jurisdiction in which the character of its properties or the nature of its business requires such qualification and authorization except in jurisdictions where the failure to be so qualified or in good standing could not reasonably be expected to have a Material Adverse Effect.

SECTION 3.2                                           Authorization of Agreement; No Conflict. Each Grantor has the right, power and authority and has taken all necessary corporate and other action to authorize the execution, delivery and performance of, this Agreement. This Agreement has been duly executed and delivered by the duly authorized officers of each Grantor and this Agreement constitutes the legal, valid and binding obligation of the Grantors enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar state or federal debtor relief laws from time to time in effect which affect the enforcement of creditors' rights in general and the availability of equitable remedies. The execution, delivery and performance by the Grantors of this Agreement will not, by the passage of time, the giving of notice or otherwise, violate any material provision of any Applicable Law or Material Contract and will not result in the creation or imposition of any Lien, other than the Security Interests, upon or with respect to any property or revenues of any Grantor.

SECTION 3.3                                           Consents. No approval, consent, exemption, authorization or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against any Grantor or any Issuer of this Agreement, except (a) as may be required by laws affecting the offering and sale of securities generally, (b) filings with the United States Copyright Office and/or the United States Patent and Trademark Office, (c) filings under the UCC and/or the Assignment of Claims Act and (d) as may be required with respect to Vehicles represented by a certificate of title.

SECTION 3.4                                           Perfected First Priority Liens. Each financing statement naming any Grantor as a debtor is in appropriate form for filing in the appropriate filing offices of the states specified on Schedule 3.6. The Security Interests granted pursuant to this Agreement (a) constitute valid security interests in all of the Collateral in favor of the Administrative Agent, for the ratable benefit of itself and the Secured Parties, as collateral security for the Obligations, and (b): (1) when UCC financing statements containing an adequate description of the Collateral shall have been filed in the offices specified in Schedule 3.6, the Security Interests will constitute perfected security interests in all right, title and interest of such Grantor in the Collateral to the extent that a security interest therein may be perfected by filing pursuant to the UCC, prior to all other Liens and rights of others therein except for Permitted Liens; (2) when each Copyright security agreement has been filed with the United States Copyright Office, the Security Interests will constitute perfected security interests in all right, title and interest of such Grantor in the Intellectual Property therein described, prior to all other Liens and rights of others therein except for Permitted Liens; and (3) when each control agreement has been executed and delivered to the Administrative Agent, the Security Interests will constitute perfected security interests in all right, title and interest of the Grantors in the Deposit Accounts and Securities Accounts, as applicable, subject thereto, prior to all other Liens and rights of others therein and subject to no adverse claims except for Permitted Liens.

SECTION 3.5                                           Title, No Other Liens. Except for the Security Interests, each Grantor owns each item of the Collateral free and clear of any and all Liens or claims other than Permitted Liens. No financing statement under the UCC of any state which names a Grantor as debtor or other public notice with respect to all or any part of the Collateral is on file or of record in any public office, except such as have been filed in favor of the Administrative Agent, for the ratable benefit of itself and the Secured Parties, pursuant to this Agreement or in connection with Permitted Liens. No Collateral is in the possession or Control of any Person asserting any claim thereto or security interest therein, except that (a) the Administrative Agent or its designee may have possession or Control of Collateral as contemplated hereby, (b) a depositary bank may have Control of a Deposit Account owned by a Grantor at such depositary bank and a Securities Intermediary may have Control over a Securities Account owned by a Grantor at such Securities Intermediary, in each case subject to the terms of any Deposit Account control agreement or Securities Account control agreement, as applicable and to the extent required by Article IV, in favor of the Administrative Agent, and (c) a bailee, consignee or other Person may have possession of the Collateral as contemplated by, and so long as, the applicable Grantors have complied to the satisfaction of the Administrative Agent with the applicable provisions of Section 4.6(c).

SECTION 3.6                                           State of Organization; Location of Inventory, Equipment and Fixtures; other Information.

(a)           The exact legal name of each Grantor is set forth on Schedule 3.6 (as such schedule may be updated from time to time pursuant to Section 4.3).

(b)           Each Grantor is a Registered Organization organized under the laws of the state identified on Schedule 3.6 under such Grantor's name (as such schedule may be updated from time to time pursuant to Section 4.3). The taxpayer identification number and Registered Organization number of each Grantor is set forth on Schedule 3.6 under such Grantor's name (as such schedule may be updated from time to time pursuant to Section 4.3).

(c)           All Collateral consisting of Inventory, Equipment and Fixtures (whether now owned or hereafter acquired) is (or will be) located at the locations specified on Schedule 3.6, except as otherwise permitted hereunder.

(d)           The mailing address, chief place of business, chief executive office and office where each Grantor keeps its books and records relating to the Accounts, Documents, General Intangibles, Instruments and Investment Property in which it has any interest is located at the locations specified on Schedule 3.6 under such Grantor's name. No Grantor has any other places of business except those separately set forth on Schedule 3.6 under such Grantor's name. No Grantor does business nor has done business during the past five years under any trade name or fictitious business name except as disclosed on Schedule 3.6 under such Grantor's name. Except as disclosed on Schedule 3.6 under such Grantor's name, no Grantor has acquired assets from any Person, other than assets acquired in the ordinary course of such Grantor's business, during the past five years.

SECTION 3.7                                           Accounts.

(a)           Each existing Account constitutes, and each hereafter arising Account will constitute, the legally valid and binding obligation of the applicable Account Debtor. The amount represented by each Grantor to the Administrative Agent as owing by each Account Debtor is, or will be, the correct amount actually and unconditionally owing, except for ordinary course cash discounts and allowances where applicable. No Account Debtor has any defense, set-off, claim or counterclaim against any Grantor that can be asserted against the Administrative Agent, whether in any proceeding to enforce the Administrative Agent's rights in the Collateral or otherwise except defenses, setoffs, claims or counterclaims that would not, in the aggregate, have a Material Adverse Effect on the value of the Accounts. None of the Accounts is, nor will any hereafter arising Account be, evidenced by a promissory note or other Instrument (other than a check) that has not been pledged to the Administrative Agent in accordance with the terms hereof.

(b)           Schedule 3.7 sets forth a complete and accurate list of all Government Contracts of the Grantors in effect as of the Closing Date. As of the Closing Date, except as set forth in Schedule 3.7, each such Government Contract is, and after giving effect to the consummation of the transactions contemplated by .the Loan Documents will be, in full force and effect in accordance with the terms thereof. Neither the Borrower nor any other Grantor (nor, to the knowledge of any Grantor, any other party thereto) is in breach of or in default under any Government Contract. No notice of any dispute, holdback, claim of set-off or other claim, suspension, debarment, cure notice, show cause notice or notice of termination for default has been issued by any Governmental Authority to any Grantor, and neither the Borrower nor any other Grantor is a party to any pending, or to the Borrower's or any Grantor's knowledge, threatened dispute, holdback, claim of set-off or other claim, suspension, debarment, or termination for default issued by any Governmental Authority.

SECTION 3.8                                           Chattel Paper. As of the date hereof, no Grantor holds any Chattel
Paper in the ordinary course of its business.

SECTION 3.9                                           Commercial Tort Claims. As of the date hereof, all Commercial Tort Claims owned by any Grantor are listed on Schedule 3.9.

SECTION 3.10                                        Deposit Accounts. As of the date hereof, all Deposit Accounts (including, without limitation, cash management accounts that are Deposit Accounts), securities accounts and lockboxes including the: (a) owner of the account, (b) name and address of financial institution or securities broker where such accounts are located, (c) account numbers and (d) purpose or use of such account owned by any Grantor are listed on Schedule 3.10.

SECTION 3.11                                        Intellectual Property.

(a)           As of the date hereof, all Copyright registrations, Copyright applications, issued Patents, Patent applications, Trademark registrations and Trademark applications owned by any Grantor in its own name on the date hereof is listed on Schedule 3.11 (as such schedule may be updated from time to time pursuant to Section 4.3).

(b)           Except as set forth in Schedule 3.11 on the date hereof (as such schedule may be updated from time to time pursuant to Section 4.3), none of the Intellectual Property owned by any Grantor is the subject of any written licensing or franchise agreement pursuant to which such Grantor is the licensor or franchisor, except as could not reasonably be expected to have a Material Adverse Effect.

SECTION 3.12                                       Inventory. Collateral consisting of Inventory is of good and merchantable quality, free from any material defects. To the knowledge of each Grantor, none of such Inventory is subject to any licensing, Patent, Trademark, trade name or Copyright with any Person that restricts any Grantor's ability to manufacture and/or sell such Inventory. The completion of the manufacturing process of such Inventory by a Person other than the applicable Grantor would be permitted under any contract to which such Grantor is a party or to which the Inventory is subject.

SECTION 3.13                                       Investment Property; Partnership/LLC Interests.

(a)           As of the date hereof, all Investment Property (including, without limitation, Securities Accounts and cash management accounts that are Investment Property) and all Partnership/LLC Interests owned by any Grantor is listed on Schedule 3.13 (as such schedule may be updated from time to time pursuant to Section 4.3).

(b)           All Investment Property and all Partnership/LLC Interests issued by any Issuer to any Grantor (i) have been duly and validly issued and, if applicable, are fully paid and nonassessable, (ii) are beneficially owned as of record by such Grantor and (iii) constitute all the issued and outstanding shares of all classes of the capital stock of such Issuer issued to such Grantor.

(c)           None of the Partnership/LLC Interests (i) are traded on a Securities exchange or in Securities markets, (ii) by their terms expressly provide that they are Securities governed by Article 8 of the UCC, (iii) are Investment Company Securities or (iv) are held in a Securities Account.

SECTION 3.14                                         Instruments. As of the date hereof, no Grantor holds any Instruments or is named a payee of any promissory note or other evidence of indebtedness.

ARTICLE IV

COVENANTS

Until the Obligations shall have been paid in full and the Commitments terminated, unless consent has been obtained in the manner provided for in Section 7.1, each Grantor covenants and agrees that:

SECTION 4.1                                           Maintenance of Perfected Security Interest: Further Information.

(a)           Each Grantor shall maintain the Security Interest created by this Agreement as a first priority perfected Security Interest (other than Permitted Liens) and shall defend such Security Interest against the claims and demands of all Persons whomsoever (other than Permitted Liens).

(b)           Each Grantor will furnish to the Administrative Agent upon the Agent's reasonable request and the Secured Parties from time to time statements and schedules further identifying and describing the assets and property of such Grantor and such other reports in connection therewith as the Administrative Agent may reasonably request, all in reasonable detail.

SECTION 4.2                                           Maintenance of Insurance.

(a)           Each Grantor will maintain, with financially sound and reputable companies, insurance policies (i) insuring the Collateral against loss by fire, explosion, theft, fraud and such other casualties, including business interruption, as may be reasonably satisfactory to the Administrative Agent in amounts and with deductibles at least as favorable as those generally maintained by businesses of similar size engaged in similar activities and (ii) insuring such motor and the Administrative Agent, for the ratable benefit of the Secured Parties, against liability for hazards, risks and liability to persons and property relating to the Collateral, in amounts and with deductibles at least as favorable as those generally maintained by businesses of similar size engaged in similar activities, such policies to be in such form and having such coverage as may be reasonably satisfactory to the Administrative Agent and the Secured Parties.

(b)           All insurance referred to in subsection (a) above shall (i) name the Administrative Agent for the ratable benefit of itself and the Secured Parties as loss payee (to the extent covering risk of loss or damage to tangible property) and as an additional insured as its interests may appear (to the extent covering any other risk), (ii) provide that no cancellation, material reduction in amount or material change in coverage thereof shall be effective until at least thirty (30) days after receipt by the Administrative Agent of written notice thereof and (iii) be reasonably satisfactory in all other respects to the Administrative Agent.

(c)           Upon the request of the Administrative Agent from time to time, each Grantor shall deliver to the Administrative Agent and the Secured Parties periodic information from a reputable insurance broker with respect to the insurance referred to in this Section 4.2.

SECTION 4.3                                           Changes in Locations; Changes in Name or Structure. No Grantor will, except upon thirty (30) days' prior written notice to the Administrative Agent and delivery to the Administrative Agent of (a) all additional financing statements (executed if necessary for any particular filing jurisdiction) and other instruments and documents reasonably requested by the Administrative Agent to maintain the validity, perfection and priority of the Security Interests and (b) if applicable, a written supplement to the Schedules of this Agreement:

(i)           permit any Deposit Account (other than Excluded Deposit Accounts) to be held by or at a depositary bank other than the depositary bank that held such Deposit Account as of the date hereof as set forth on Schedule 3.10;

(ii)           permit any of the Inventory, Equipment or Fixtures to be kept at a. location other than those listed on Schedule 3.6, except as otherwise permitted hereunder;

(iii)           permit any Investment Property (other than Certificated Securities delivered to the Administrative Agent pursuant to Section 4.5) to be held by a Securities Intermediary other than the Securities Intermediary that held such Investment Property as of the date hereof as set forth on Schedule 3.13;

(iv)           change its jurisdiction of organization or the location of its chief executive office from that identified on Schedule 3.6; or

(v)           change its name, identity or corporate or organizational structure to such an extent that any financing statement filed by the Administrative Agent in connection with this Agreement would become misleading.

SECTION 4.4                                           Required Notifications. Each Grantor shall promptly notify the Administrative Agent, in writing, of: (a) any Lien (other than the Security Interests or Permitted Liens) on any of the Collateral which would adversely affect the ability of the Administrative Agent to exercise any of its remedies hereunder, (b) the occurrence of any other event which could reasonably be expected to have a Material Adverse Effect on the aggregate value of the Collateral or on the Security Interests, (c) any Collateral which, to the knowledge of such Grantor, constitutes a Material Government Contract, and (d) the acquisition or ownership by such Grantor of any (i) Commercial Tort Claim, (ii) Deposit Account (other than Excluded Deposit Accounts), (iii) Investment Property after the date hereof, or (iv) the occurrence of any material dispute, holdback, claim of set-off or other claim by the applicable Governmental Authority under any Material Government Contract or receipt by any Grantor of any notice of material suspension, debarment, cure notice, show cause notice or notice of termination for default issued by any Governmental Authority to any Grantor.

SECTION 4.5                                           Delivery Covenants. Each Grantor will deliver and pledge to the Administrative Agent, for the ratable benefit of itself and the Secured Parties, all Certificated Securities, Partnership/LLC Interests evidenced by a certificate, negotiable Documents, Instruments, and Tangible Chattel Paper owned or held by such Grantor, in each case, together with an Effective Endorsement and Assignment and all Supporting Obligations, as applicable, unless such delivery and pledge has been waived in writing by the Administrative Agent.

SECTION 4.6                                           Control Covenants.

(a)           Each Grantor shall instruct (and otherwise use its commercially reasonable efforts) to cause (i) each depositary bank (other than the Administrative Agent) holding a Deposit Account (other than Excluded Deposit Accounts) owned by such Grantor and (ii) each Securities Intermediary holding any Investment Property (other than an Excluded Securities Account) owned by such Grantor, to execute and deliver a control agreement, sufficient to provide the Administrative Agent with Control of such Deposit Account or Investment Property and otherwise in form and substance satisfactory to the Administrative Agent (any such depositary bank executing and delivering any such control agreement, a "Controlled Depositary", and any such Securities Intermediary executing and delivering any such control agreement, a "Controlled Intermediary"). In the event any such depositary bank or Securities Intermediary refuses to execute and deliver such control agreement, the Administrative Agent, in its sole discretion, may require the applicable Deposit Account or Investment Property to be transferred to the Administrative Agent or a Controlled Depositary or Controlled Intermediary, as applicable. After the date hereof, all Deposit Accounts (other than Excluded Deposit Accounts) and all Investment Property will be maintained with the Administrative Agent or with a Controlled Depository or a Controlled Intermediary, as applicable.

(b)           Each Grantor will take such actions and deliver all such agreements as are requested by the Administrative Agent to provide the Administrative Agent with Control of all Letter of Credit Rights and Electronic Chattel Paper owned or held by such Grantor, including, without limitation, with respect to any such Electronic Chattel Paper, by having the Administrative Agent identified as the assignee of the Record(s) pertaining to the single authoritative copy thereof.

(c)           If any Collateral (other than Collateral specifically subject to the provisions of Section 4.6(a) and Section 4.6(b)) exceeding in value $500,000 in the aggregate (such Collateral exceeding such amount, the "Excess Collateral") is at any time in the possession or control of any consignee, warehouseman, bailee (other than a carrier transporting Inventory to a purchaser in the ordinary course of business), processor, or any other third party, such Grantor shall notify in writing such Person of the Security Interests created hereby, shall use its commercially reasonable efforts to obtain such Person's written agreement in writing to hold all such Collateral for the Administrative Agent's account subject to the Administrative Agent's instructions, and shall cause such Person to issue and deliver to the Administrative Agent warehouse receipts, bills of lading or any similar documents relating to such Collateral to the Administrative Agent's Office together with an Effective Endorsement and Assignment; provided that if such Grantor is not able to obtain such agreement and cause the delivery of such items, the Administrative Agent, in its sole discretion, may require such Excess Collateral to be moved to another location specified thereby. Further, each Grantor shall perfect and protect such Grantor's ownership interests in all Inventory stored with a consignee against creditors of the consignee by filing and maintaining financing statements against the consignee reflecting the consignment arrangement filed in all appropriate filing offices, providing any written notices required to notify any prior creditors of the consignee of the consignment arrangement, and taking such other actions as may be appropriate to perfect and protect such Grantor's interests in such inventory under Section 2-326, Section 9-103, Section 9-324 and Section 9-505 of the UCC or otherwise. All such financing statements filed pursuant to this Section 4.6(c) shall be assigned, on the face thereof, to the Administrative Agent, for the ratable benefit of itself and the other Secured Parties.

SECTION 4.7                                           Filing Covenants. Pursuant to Section 9-509 of the UCC and any other Applicable Law, each Grantor authorizes the Administrative Agent to file or record financing statements and other filing or recording documents or instruments with respect to the Collateral without the signature of such Grantor in such form and in such offices as the Administrative Agent determines appropriate to perfect the Security Interests of the Administrative Agent under this Agreement. Such financing statements may describe the Collateral in the same manner as described herein or may contain an indication or description of Collateral that describes such property in any other manner as the Administrative Agent may determine, in its sole discretion, is necessary, advisable or prudent to ensure the perfection of the Security Interest in the Collateral granted herein, including, without limitation, describing such property as "all assets" or "all personal property." Further, a photographic or other reproduction of this Agreement shall be sufficient as a financing statement or other filing or recording document or instrument for filing or recording in any jurisdiction. Grantor hereby authorizes, ratifies and confirms all financing statements and other filing or recording documents or instruments filed by the Administrative Agent prior to the date of this Agreement.

SECTION 4.8                                           Accounts.

(a)           Other than in the ordinary course of business consistent with its past practice, no Grantor will (i) grant any extension of the time of payment of any Account, (ii) compromise or settle any Account for less than the full amount thereof, (iii) release, wholly or partially, any Account Debtor, (iv) allow any credit or discount whatsoever on any Account or (v) amend, supplement or modify any Account in any manner that could reasonably be likely to adversely affect the value thereof.

(b)           Each Grantor will deliver to the Administrative Agent a copy of each material demand, notice or document received by it that questions or calls into doubt the validity or enforceability of any material Account.

(c)           The Administrative Agent shall have the right to make test verifications of the Accounts in any manner and through any medium that it reasonably considers advisable, and each Grantor shall furnish all such assistance and information as the Administrative Agent may require in connection with such test verifications. At any time and from time to time, upon the Administrative Agent's request and at the expense of the relevant Grantor, such Grantor shall cause independent public accountants or others satisfactory to the Administrative Agent to furnish to the Administrative Agent reports showing reconciliations, aging and test verifications of, and trial balances for, the Accounts.

SECTION 4.9                                           Intellectual Property.

(a)           Except as could not reasonably be expected to have a Material Adverse Effect, each Grantor (either itself or through licensees) (i) will use each registered Trademark (owned by such Grantor) and Trademark for which an application (owned by such Grantor) is pending, to the extent reasonably necessary to maintain such Trademark in full force free from any claim of abandonment for non-use, (ii) will maintain products and services offered under such Trademark at a level substantially consistent with the quality of such products and services as of the date hereof, (iii) will not (and will not permit any licensee or sublicensee thereof to) do any act or knowingly omit to do any act whereby such Trademark could reasonably be expected to become invalidated or impaired in any way, (iv) will not do any act, or knowingly omit to do any act, whereby any issued Patent owned by such Grantor would reasonably be expected to become forfeited, abandoned or dedicated to the public, (v) will not (and will not permit any licensee or sublicensee thereof to) do any act or knowingly omit to do any act whereby any registered Copyright owned by such Grantor or Copyright for which an application is pending (owned by such Grantor) could reasonably be expected to become invalidated or otherwise impaired and (vi) will not (either itself or through licensees) do any act whereby any material portion of the Copyrights may fall into the public domain.

(b)           Each Grantor will notify the Administrative Agent and the Secured Parties promptly if it knows, or has reason to know, that any application or registration relating to any material Intellectual Property owned by such Grantor may become forfeited, abandoned or dedicated to the public, or of any adverse determination or development (including, without limitation, the institution of, or any such determination or development in, any proceeding in the United States Patent and Trademark Office, the United States Copyright Office or any court or tribunal in any country) regarding such Grantor's ownership of, or the validity of, any material Intellectual Property owned by such Grantor or such Grantor's right to register the same or to own and maintain the same.

(c)           Whenever such Grantor, either by itself or through any agent, employee, licensee or designee, shall file an application for the registration of any Intellectual Property with the United States Patent and Trademark Office, the United States Copyright Office or any similar office or agency in any other country or any political subdivision thereof, such Grantor shall report such filing to the Administrative Agent within five (5) Business Days after the last day of the fiscal quarter in which such filing occurs. Upon request of the Administrative Agent, such Grantor shall execute and deliver, and have recorded, any and all agreements, instruments, documents, and papers as the Administrative Agent may reasonably request to evidence the Administrative Agent's and the Secured Parties' security interest in any material Copyright, Patent or Trademark and the goodwill and General Intangibles of such Grantor relating thereto or represented thereby.

(d)           Each Grantor will take all reasonable and necessary steps, at such Grantor's sole cost and expense, including, without limitation, in any proceeding before the United States Patent and Trademark Office, the United States Copyright Office or any similar office or agency in any other country or any political subdivision thereof, to maintain and pursue each application (and to obtain the relevant registration) and to maintain each registration of the material Intellectual Property, including, without limitation, filing of applications for renewal, affidavits of use and affidavits of incontestability.

(e)           In the event that any material Intellectual Property owned by a Grantor is infringed, misappropriated or diluted by a third party, the applicable Grantor shall (i) at such Grantor's sole cost and expense, take such actions as such Grantor shall reasonably deem appropriate under the circumstances to protect such Intellectual Property and (ii) if such Intellectual Property is of material economic value, promptly notify the Administrative Agent after it learns of such infringement, misappropriation or dilution.

SECTION 4.10                                Investment Property; Partnership/LLC Interests.

(a)           Without the prior written consent of the Administrative Agent, no Grantor will (i) vote to enable, or take any other action to permit, any applicable Issuer to issue any Investment Property or Partnership/LLC Interests, except for such additional Investment Property or Partnership/LLC Interests that will be subject to the Security Interest granted herein in favor of the Administrative Agent, or (ii) enter into any agreement or undertaking restricting the right or ability of such Grantor or the Administrative Agent to sell, assign or transfer any Investment Property or Partnership/LLC Interests or Proceeds thereof. The Grantors will defend the right, title and interest of the Administrative Agent in and to any Investment Property and Partnership/LLC Interests against the claims and demands of all Persons whomsoever.

(b)           If any Grantor shall become entitled to receive or shall receive (i) any Certificated Securities (including, without limitation, any certificate representing a stock dividend or a distribution in connection with any reclassification, increase or reduction of capital or any certificate issued in connection with any reorganization), option or rights in respect of the ownership interests of any Issuer, whether in addition to, in substitution of, as a conversion of, or in exchange for, any Investment Property, or otherwise in respect thereof, or (ii) any sums paid upon or in respect of any Investment Property upon the liquidation or dissolution of any Issuer, such Grantor shall accept the same as the agent of the Administrative Agent and the Secured Parties, hold the same in trust for the Administrative Agent and the Secured Parties, segregated from other funds of such Grantor, and promptly deliver the same to the Administrative Agent in accordance with the terms hereof.

SECTION 4.11                                Equipment. Each Grantor will maintain each item of Equipment in good working order and condition (reasonable wear and tear and obsolescence excepted), and generally in accordance with any manufacturer's manual, and will as quickly as practicable provide all maintenance, service and repairs necessary for such purpose and will promptly furnish to the Administrative Agent a statement respecting any material loss or damage to any of the Equipment.

SECTION 4.12                                Vehicles. Upon the request of the Administrative Agent upon the occurrence and during the continuance of an Event of Default, all applications for certificates of title or ownership indicating the Administrative Agent's first priority Lien on the Vehicle (subject to any Permitted Liens) covered by such certificate, and any other necessary documentation, shall be filed in each office in each jurisdiction which the Administrative Agent shall deem reasonably advisable to perfect its Liens on the Vehicles; provided that with respect to Vehicles subject to Permitted Liens, no such application or other documentation shall be required. Prior thereto, each certificate of title or ownership relating to each Vehicle shall be maintained by the applicable Grantor in accordance with Applicable Law to reflect the ownership interest of such Grantor.

SECTION 4.13                                Further Assurances; Government Contracts. Upon the request of the Administrative Agent and at the sole expense of the Grantors, each Grantor will promptly and duly execute and deliver, and have recorded, such further instruments and documents and take such further actions as the Administrative Agent may reasonably request for the purpose of obtaining or preserving the full benefits of this Agreement and of the rights and powers herein granted, including, without limitation, (i) the assignment of any Material Contract, (ii) with respect to each Material Government Contract, Assignment Agreements and Notices of Assignment, in form and substance the same as that set forth on Exhibit A-1 and Exhibit A-2, respectively, duly executed by any Grantors party to such Government Contract in compliance with the Assignment of Claims Act (or analogous state Applicable Law) and acknowledged in writing by the appropriate Governmental Authority, and (iii) all applications, certificates, instruments, registration statements, and all other documents and papers the Administrative Agent may reasonably request and as may be required by law in connection with the obtaining of any consent, approval, registration, qualification, or authorization of any Person deemed necessary or appropriate for the effective exercise of any rights under this Agreement.

ARTICLE V

REMEDIAL PROVISIONS

SECTION 5.1                                           General Remedies. If an Event of Default shall occur and be continuing, the Administrative Agent, on behalf of the Secured Parties, may exercise, in addition to all other rights and remedies granted to them in this Agreement and in any other instrument or agreement securing, evidencing or relating to the Obligations, all rights and remedies of a secured party under the UCC or any other Applicable Law. Without limiting the generality of the foregoing, the Administrative Agent, without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by law referred to below) to or upon any Grantor or any other Person (all and each of which demands, defenses, advertisements and notices are hereby waived), may in such circumstances forthwith collect, receive, appropriate and realize upon the Collateral, or any part thereof, and/or may forthwith sell, lease, assign, give option or options to purchase, or otherwise dispose of and deliver the Collateral or any part thereof (or contract to do any of the foregoing), in one or more parcels at public or private sale or sales, at any exchange, broker's board or office of the Administrative Agent or any Lender or elsewhere upon such terms and conditions as it may deem advisable and at such prices as it may deem best, for cash .or on credit or for future delivery without assumption of any credit risk. The Administrative Agent may disclaim any warranties in connection with any sale or other disposition of the Collateral, including, without limitation, any warranties of title, possession, quiet enjoyment and the like. The Administrative Agent or any Lender shall have the right upon any such public sale or sales, and, to the extent permitted by law, upon any such private sale or sales, to purchase the whole or any part of the Collateral so sold, free of any right or equity of redemption in any Grantor, which right or equity is hereby waived and released. Each Grantor further agrees, at the Administrative Agent's request, to assemble the Collateral and make it available to the Administrative Agent at places which the Administrative Agent shall reasonably select, whether at such Grantor's premises or elsewhere. To the extent permitted by Applicable Law, each Grantor waives all claims, damages and demands it may acquire against the Administrative Agent or any Lender arising out of the exercise by them of any rights hereunder except to the extent any such claims, damages, or demands result solely from the gross negligence or willful misconduct of the Administrative Agent or any Lender, in each case against whom such claim is asserted. If any notice of a proposed sale or other disposition of Collateral shall be required by law, such notice shall be deemed reasonable and proper if given at least ten (10) days before such sale or other disposition.

SECTION 5.2                                           Specific Remedies.

(a)           The Administrative Agent hereby authorizes each Grantor to collect such Grantor's Accounts, under the Administrative Agent's direction and control; provided that, the Administrative Agent may curtail or terminate such authority at any time after the occurrence and during the continuance of an Event of Default.

(b)           Upon the occurrence and during the continuance of an Event of Default:

(i)
the Administrative Agent may communicate with Account Debtors of any Account subject to a Security Interest and upon the request of the Administrative Agent, each Grantor shall notify (such notice to be in form and substance satisfactory to the Administrative Agent) its Account Debtors and parties to the Material Contracts subject to a Security Interest that such Accounts and the Material Contracts have been assigned to the Administrative Agent, for the ratable benefit of itself and the Secured Parties;

(ii)
each Grantor shall forward to the Administrative Agent, on the last Business Day of each week, deposit slips related to all cash, money, checks or any other similar items of payment received by the Grantor during such week, and, if requested by the Administrative Agent, copies of such checks or any other similar items of payment, together with a statement showing the application of all payments on the Collateral during such week and a collection report with regard thereto, in form and substance satisfactory to the Administrative Agent;

(iii)
whenever any Grantor shall receive any cash, money, checks or any other similar items of payment relating to any Collateral (including any Proceeds of any Collateral), subject to the terms of any Permitted Liens, such Grantor agrees that it will, Within one (1) Business Day of such receipt, deposit all such items of payment into the Collateral Account or in a Deposit Account (other than an Excluded Deposit Account) at a Controlled Depositary, until such Grantor shall deposit such cash, money, checks or any other similar items of payment in the Collateral Account or in a Deposit Account (other than an Excluded Deposit Account) at a Controlled Depositary, such Grantor shall hold such cash, money, checks or any other similar items of payment in trust for the Administrative Agent and Secured Parties and as property of the Administrative Agent and Secured Parties, separate from the other funds of such Grantor, and . the Administrative Agent shall have the right in to transfer or direct the transfer of the balance of each Deposit Account to the Collateral Account. All such Collateral and Proceeds of Collateral received by the Administrative Agent hereunder shall be held by the Administrative Agent in the Collateral Account as collateral security for all the Obligations and shall not constitute payment thereof until applied as provided in Section 5.4;

(iv)
the Administrative Agent shall have the right to receive any and all cash dividends, payments or distributions made in respect of any Investment Property, or Partnership/LLC Interests or other Proceeds paid in respect of any Investment Property, or Partnership/LLC Interests, and any or all of any Investment Property, or Partnership/LLC Interests shall be registered in the name of the Administrative Agent or its nominee, and the Administrative Agent or its nominee may thereafter exercise (A) all voting, corporate and other rights pertaining to such Investment Property, or Partnership/LLC Interests at any meeting of shareholders, partners or members of the relevant Issuers and (B) any and all rights of conversion, exchange and subscription and any other rights, privileges or options pertaining to such Investment Property, or Partnership/LLC Interests as if it were the absolute owner thereof (including, without limitation, the right to exchange at its discretion any and all of the Investment Property; or Partnership/LLC Interests upon the merger, consolidation, reorganization, recapitalization or other fundamental change in the corporate, partnership or company structure of any Issuer or upon the exercise by any Grantor or the Administrative Agent of any right, privilege or option pertaining to such Investment Property, or Partnership/LLC Interests, and in connection therewith, the right to deposit and deliver any and all of the Investment Property, or Partnership/LLC Interests with any committee, depositary, transfer agent, registrar or other designated agency upon such terms and conditions as the Administrative Agent may determine), all without liability except to account for property actually received by it; but the Administrative Agent shall have no duty to any Grantor to exercise any such right, privilege or option and the Administrative Agent and the Secured Parties shall not be responsible for any failure to do so or delay in so doing. In furtherance thereof, each Grantor hereby authorizes and instructs each Issuer with respect to any Collateral consisting of Investment Property and Partnership/LLC Interests to (i) comply with any instruction received by it from the Administrative Agent in writing that (A) states that an Event of Default has occurred and is continuing and (B) is otherwise in accordance with the terms of this Agreement, without any other or further instructions from such Grantor, and each Grantor agrees that each Issuer shall be fully protected in so complying following receipt of such notice and prior to notice that such Event of Default is no longer continuing, and (ii) except as otherwise expressly permitted hereby, pay any dividends, distributions or other payments with respect to any Investment Property, or Partnership/LLC Interests directly to the Administrative Agent; and

(v)
the Administrative Agent shall be entitled to (but shall not be required to): (A) proceed to perform any and all obligations of the applicable Grantor under any Material Contract and exercise all rights of such Grantor thereunder as fully as such Grantor itself could, (B) do all other acts which the Administrative Agent may deem necessary or proper to protect its Security Interest granted hereunder, provided such acts are not inconsistent with or in violation of the terms of any of the Credit Agreement, of the other Loan Documents or Applicable Law, and (C) sell, assign or otherwise transfer any Material Contract in accordance with the Credit Agreement, the other Loan Documents and Applicable Law, subject, however, to the prior approval of each other party to such Material Contract, to the extent required under the Material Contract.

(c)           Unless an Event of Default shall have occurred and be continuing and the Administrative Agent shall have given notice to the relevant Grantor of the Administrative Agent's intent to exercise its corresponding rights pursuant to Section 5.2(b), each Grantor shall be permitted to receive all cash dividends, payments or other distributions made in respect of any Investment Property and Partnership/LLC Interests, in each case paid in the normal course of business of the relevant Issuer and consistent with past practice, to the extent permitted in the Credit Agreement, and to exercise all voting and other corporate, company and partnership rights with respect to any Investment Property and Partnership/LLC Interests; provided that, no vote shall be cast or other corporate, company and partnership right exercised or other action taken which, in the Administrative Agent's reasonable judgment, would impair the Collateral in any material respect or which would result in a Default or Event of Default under any provision of the Credit Agreement, this Agreement or any other Loan Document.

SECTION 5.3                                           Registration Rights.

(a)           If the Administrative Agent shall determine that in order to exercise its right to sell any or all of the Collateral it is necessary or advisable to have such Collateral registered under the provisions of the Securities Act (any such Collateral, the "Restricted Securities Collateral"), the relevant Grantor will cause each applicable Issuer (and the officers and directors thereof) to (i) execute and deliver all such instruments and documents, and do or cause to be done all such other acts as may be, in the opinion of the Administrative Agent, necessary or advisable to register such Restricted Securities Collateral, or that portion thereof to be sold, under the provisions of the Securities Act, (ii) use its commercially reasonable efforts to cause the registration statement relating thereto to become effective and to remain effective for a period of one year from the date of the first public offering of such Restricted Securities Collateral, or that portion thereof to be sold, and (iii) make all amendments thereto and/or to the related prospectus which, in the opinion of the Administrative Agent, are necessary or advisable, all in conformity with the requirements of the Securities Act and the rules and regulations of the Securities and Exchange Commission applicable thereto. Each Grantor agrees to cause each applicable Issuer (and the officers and directors thereof) to comply with the provisions of the securities or "Blue Sky" laws of any and all jurisdictions which the Administrative Agent shall designate and to make available to its security holders, as soon as practicable, an earnings statement (which need not be audited) which will satisfy the provisions of Section II (a) of the Securities Act.

(b)           Each Grantor recognizes that the Administrative Agent may be unable to effect a public sale of any or all the Restricted Securities Collateral, by reason of certain prohibitions contained in the Securities Act and applicable state securities laws or otherwise, and may be compelled to resort to one or more private sales thereof to a restricted group of purchasers which will be obliged to agree, among other things, to acquire such securities for their own account for investment and not with a view to the distribution or resale thereof. Each Grantor acknowledges and agrees that any such private sale may result in prices and other terms less favorable than if such sale were a public sale and, notwithstanding such circumstances, agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner. The Administrative Agent shall be under no obligation to delay a sale of any of the Restricted Securities Collateral for the period of time necessary to permit the Issuer thereof to register such securities for public sale under the Securities Act, or under applicable state securities laws, even if such Issuer would agree to do so.

(c)           Each Grantor agrees to use its commercially reasonable efforts to do or cause to be done all such other acts as may be necessary to make such sale or sales of all or any portion of the Restricted Securities Collateral valid and binding and in compliance with any and all other Applicable Laws. Each Grantor further agrees that a breach of any of the covenants contained in this Section 5.3, will cause irreparable injury to the Administrative Agent and the Secured Parties, that the Administrative Agent and the Secured Parties have no adequate remedy at law in respect of such breach and, as a consequence, that each and every covenant contained in this Section 5.3, shall be specifically enforceable against such Grantor, and such Grantor hereby waives and agrees not to assert any defenses against an action for specific performance of such covenants except for a defense that no Event of Default has occurred under the Credit Agreement.

SECTION 5.4                                           Application of Proceeds. At such intervals as may be agreed upon by the Borrower and the Administrative Agent, or, if an Event of Default shall have occurred and be continuing, at any time at the Administrative Agent's election, the Administrative Agent may apply all or any part of the Collateral or any Proceeds of the Collateral in payment in whole or in part of the Obligations (after deducting all reasonable costs and expenses of every kind incurred in connection therewith or incidental to the care or safekeeping of any of the Collateral or in any way relating to the Collateral or the rights of the Administrative Agent and the Secured Parties hereunder, including, without limitation, reasonable attorneys' fees and disbursements) in accordance with Section 11.4 of the Credit Agreement. Only after (a) the payment by the Administrative Agent of any other amount required by any provision of Applicable Law, including, without limitation, Section 9-610 and Section 9-615 of the UCC and (b) the payment in full of the Obligations and the termination of the Commitments, shall the Administrative Agent account for the surplus, if any, to any Grantor, or to whomever may be lawfully entitled to receive the same (if such Person is not a Grantor).

SECTION 5.5                                           Waiver, Deficiency. Each Grantor hereby waives, to the extent permitted by Applicable Law, all rights of redemption, appraisement, valuation, stay, extension or moratorium now or hereafter in force under any Applicable Law in order to prevent or delay the enforcement of this Agreement or the absolute sale of the Collateral or any portion thereof. Each Grantor shall remain liable for any deficiency if the proceeds of any sale or other disposition of the Collateral are insufficient to pay its Obligations and the fees and disbursements of any attorneys employed by the Administrative Agent or any Lender to collect such deficiency.

ARTICLE VI

THE ADMINISTRATIVE AGENT

SECTION 6.1                                           Administrative Agent's Appointment as Attorney-In-Fact.

(a)           Each Grantor hereby irrevocably constitutes and appoints the Administrative Agent and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Grantor and in the name of such Grantor or in its own name, for the purpose of carrying out the terms of this Agreement, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to accomplish the purposes of this Agreement, and, without limiting the generality of the foregoing, each Grantor hereby gives the Administrative Agent the power and right, on behalf of such Grantor, without notice to or assent by such .Grantor, to do any or all of the following upon the occurrence and during the continuation of an Event of Default:

(i)
in the name of such Grantor or its own name, or otherwise, take possession of and indorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of moneys due under any Account or Material Contract subject to a Security Interest or with respect to any other Collateral and file any claim or take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by the Administrative Agent for the purpose of collecting any and all such moneys due under any Account or Material Contract subject to a Security Interest or with respect to any other Collateral whenever payable;

(ii)
in the case of any Intellectual Property, execute and deliver, and have recorded, any and all agreements, instruments, documents and papers as the Administrative Agent may request to evidence the Administrative Agent's and the Secured Parties' security interest in such Intellectual Property and the goodwill and General Intangibles of such Grantor relating thereto or represented thereby;

(iii)
pay or discharge taxes and Liens levied or placed on or threatened against the Collateral, effect any repairs or any insurance called for by the terms of this Agreement and pay all or any part of the premiums therefor and the costs thereof;

(iv)	execute, in connection with any sale provided for in this Agreement, any endorsements, assignments or other instruments of conveyance or transfer with respect to the Collateral; and

(v)
(A) direct any party liable for any payment under any of the Collateral to make payment of any and all moneys due or to become due thereunder directly to the Administrative Agent or as the Administrative Agent shall direct; (B) ask or demand for, collect, and receive payment of and receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Collateral; (C) sign and indorse any invoices, freight or express bills, bills of lading, storage or warehouse receipts, drafts against debtors, assignments, verifications, notices and other documents in connection with any of the Collateral; (D) commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Collateral or any portion thereof and to enforce any other right in respect of any Collateral; (E) defend any suit, action or proceeding brought against such Grantor with respect to any Collateral; (F) settle, compromise or adjust any such suit, action or proceeding and, in connection therewith, give such discharges or releases as the Administrative Agent may deem appropriate; (G) assign any Copyright, Patent or Trademark (along with the goodwill of the business to which any such Copyright, Patent or Trademark pertains), for such term or terms, on such conditions, and in such manner, as the Administrative Agent shall in its sole discretion determine; and (H) generally, sell, transfer, pledge and make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though the Administrative Agent were the absolute owner thereof for all purposes, and do, at the Administrative Agent's option and such Grantor's expense, at any time, or from time to time, all acts and things which the Administrative Agent deems necessary to protect, preserve or realize upon the Collateral and the Administrative Agent's and the Secured Parties' Security Interests therein and to effect the intent of this Agreement, all as fully and effectively as such Grantor might do.

(b)           If any Grantor fails to perform or comply with any of its agreements contained herein, the Administrative Agent, at its option, but without any obligation so to do, may perform or comply, or otherwise cause performance or compliance, with such agreement in accordance with the provisions of Section 6.1(a).

(c)           The expenses of the Administrative Agent incurred in connection with actions taken pursuant to the terms of this Agreement, together with interest thereon at a rate per annum equal to the highest rate per annum at which interest would then be payable on any category of past due Base Rate Loans under the Credit Agreement, from the date of payment by the Administrative Agent to the date reimbursed by the relevant Grantor, shall be payable by such Grantor to the Administrative Agent on demand.

(d)           Each Grantor hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof in accordance with Section 6.1(a). All powers, authorizations and agencies contained in this Agreement are coupled with an interest and are irrevocable until this Agreement is terminated and the Security Interests created hereby are released.

SECTION 6.2                                           Duty of Administrative Agent. The Administrative Agent's sole duty with respect to the custody, safekeeping and physical preservation of the Collateral in its possession, under Section 9-207 of the UCC or otherwise, shall be to deal with it in the same manner as the Administrative Agent deals with similar property for its own account. Neither the Administrative Agent, any Lender nor any of their respective officers, directors, employees or agents shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any Grantor or any other Person or to take any other action whatsoever with regard to the Collateral or any part thereof. The powers conferred on the Administrative Agent and the Secured Parties hereunder are solely to protect the Administrative Agent's and the Secured Parties' interests in the Collateral and shall not impose any duty upon the Administrative Agent or any Lender to exercise any such powers. The Administrative Agent and the Secured Parties shall be accountable only for amounts that they actually receive as a result of the exercise of such powers, and neither they nor any of their officers, directors, employees or agents shall be responsible to any Grantor for any act or failure to act hereunder, except for their own gross negligence or willful misconduct.

SECTION 6.3                                           Authority of Administrative Agent. Each Grantor acknowledges that the rights and responsibilities of the Administrative Agent under this Agreement with respect to any action taken by the Administrative Agent or the exercise or non-exercise by the Administrative Agent of any option, voting right, request, judgment or other right or remedy provided for herein or resulting or arising out of this Agreement shall, as between the Administrative Agent and the Secured Parties, be governed by the Credit Agreement and by such other agreements with respect thereto as may exist from time to time among them, but, as between the Administrative Agent and the Grantors, the Administrative Agent shall be conclusively presumed to be acting as agent for the Secured Parties with full and valid authority so to act or refrain from acting, and no Grantor shall be under any obligation, or entitlement to make any inquiry respecting such authority.

ARTICLE VII

MISCELLANEOUS

SECTION 7.1                                           Amendments in Writing. None of the terms or provisions of this Agreement may be waived, amended, supplemented or otherwise modified except in accordance with Section 13.2 of the Credit Agreement.

SECTION 7.2                                           Notices. All notices, requests and demands to or upon the Administrative Agent or any Grantor hereunder shall be effected in the manner provided for in Section 13.1 of the Credit Agreement.

SECTION 7.3                                           No Waiver by Course of Conduct, Cumulative Remedies. Neither the Administrative Agent nor any Lender shall by any act (except by a written instrument pursuant to Section 7.1), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default. No failure to exercise, nor any delay in exercising on the part of the Administrative Agent or any Lender, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by the Administrative Agent or any Lender of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which the Administrative Agent or such Lender would otherwise have on any future occasion. The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.

SECTION 7.4                                           Enforcement Expenses, Indemnification.

(a)           Each Grantor agrees to pay or reimburse each Lender and the Administrative Agent for all its costs and expenses incurred in connection with enforcing or preserving any rights under this Agreement and the other Loan Documents to which such Grantor is a party, (including, without limitation, in connection with any workout, restructuring, bankruptcy or other similar proceeding) including, without limitation, the reasonable fees and disbursements of counsel to each Lender and of counsel to the Administrative Agent.

(b)           Each Grantor agrees to pay, and to save the Administrative Agent and the Secured Parties harmless from, any and all liabilities with respect to, or resulting from any delay in paying, any and all stamp, excise, sales or other taxes (in each case, subject to Section 4.11 of the Credit Agreement) which may be payable or determined to be payable with respect to any of the Collateral or in connection with any of the transactions contemplated by this Agreement.

(c)           Each Grantor agrees to pay, and to save the Administrative Agent and the Secured Parties harmless from any and all liabilities, obligations, losses, damages, penalties, costs and expenses in connection with actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement to the extent any Grantor would be required to do so pursuant to Section 13.3 of the Credit Agreement.

(d)           To the fullest extent permitted by Applicable Law, each Grantor shall not assert, and hereby waives, any claim against any indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or the transactions contemplated hereby or thereby. No indemnitee referred to in this Section 7.4 shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated .hereby or thereby.

(e)           The agreements in this Section 7.4 shall survive termination of the Commitments and repayment of the Obligations and all other amounts payable under the Credit Agreement and the other Loan Documents.

SECTION 7.5                                Waiver of Jury Trial. EACH GRANTOR HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS TO WHICH IT IS A PARTY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 7.6                                           Successors and Assigns. This Agreement shall be binding upon the successors and assigns of each Grantor and shall inure to the benefit of each Grantor (and shall bind all Persons who become bound as a Grantor to this Collateral Agreement), the Administrative Agent and the Secured Parties and their successors and assigns; provided that no Grantor may assign, transfer or delegate any of its rights or obligations under this Agreement without the prior written consent of the Administrative Agent (given in accordance with Section 7.1).

SECTION 7.7                                           Set-Off. Each Grantor hereby irrevocably authorizes the Administrative Agent and each Lender at any time and from time to time pursuant to Section 13.4 of the Credit Agreement, without notice to such Grantor or any other Grantor, any such notice being expressly waived by each Grantor, to set off and appropriate and apply any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by the Administrative Agent or such Lender to or for the credit or the account of such Grantor, or any part thereof in such amounts as the Administrative Agent or such Lender may elect, against and on account of the obligations and liabilities of such Grantor to the Administrative Agent or such. Lender hereunder and claims of every nature and description of the Administrative Agent or such Lender against such Grantor, in any currency, whether arising hereunder, under the Credit Agreement, any other Loan Document or otherwise, as the Administrative Agent or such Lender may elect, whether or not the Administrative Agent or any Lender has made any demand for payment and although such obligations, liabilities and claims may be contingent or unmatured. The Administrative Agent and each Lender shall notify such Grantor promptly of any such set off and the application made by the Administrative Agent or such Lender of the proceeds thereof; provided that the failure to give such notice shall not affect the validity of such set off and application. The rights of the Administrative Agent and each Lender under this Section 7.7 are in addition to other rights and remedies (including, without limitation, other rights of set-off) which the Administrative Agent or such Lender may have.

SECTION 7.8                                           Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by telecopy), and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

SECTION 7.9                                           Severability. Any provision of this Agreement or any other Loan Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remainder of such provision or the remaining provisions hereof or thereof or affecting the validity or enforceability of such provision in any other jurisdiction.

SECTION 7.10                                         Section Heading. The section headings used in this Agreement are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

SECTION 7.11                                         Integration. This Agreement and the other Loan Documents represent the agreement of the Grantors, the Administrative Agent and the Secured Parties with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to subject matter hereof and thereof not expressly set forth or referred to herein or in the other Loan Documents.

SECTION 7.12                                        Governing Law. This Agreement unless otherwise expressly set forth herein, shall be governed by, construed, interpreted and enforced in accordance with, the laws of the State of New York (including Section 5-1401 and Section 5-1402 of the General Obligation Law of the State of New York) without reference to any other conflicts of law principles thereof.

SECTION 7.13                                        Consent to Jurisdiction. Each Grantor hereby irrevocably consents to the personal jurisdiction of the state and federal courts located in New York, New York, in any action, claim or other proceeding arising out of any dispute in connection with this Agreement, the Notes and the other Loan Documents, any rights or obligations hereunder or thereunder, or the performance of such rights and obligations. Each Grantor hereby irrevocably consents to the service of a summons and complaint and other process in any action, claim or proceeding brought by the Administrative Agent or any Lender in connection with this Agreement, the Notes or the other Loan Documents, any rights or obligations hereunder or thereunder, or the performance of such rights and obligations, on behalf of itself or its property, in the manner specified in Section 13.1 of the Credit Agreement. Nothing in this Section 7.13 shall affect the right of the Administrative Agent or any Lender to serve legal process in any other manner permitted by Applicable Law or affect the right of the Administrative Agent or any Lender to bring any action or proceeding against any Grantor or its properties in the courts of any other jurisdictions.

SECTION 7.14                                        Acknowledgements.

(a)           Each Grantor hereby acknowledges that: (i) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents to which it is a party, (ii) neither the Administrative Agent nor any Lender has any fiduciary relationship with or duty to any Grantor arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Grantors, on the one hand, and the Administrative Agent and Secured Parties, on, the other hand, in connection herewith or therewith is solely that of debtor and creditor, and (iii) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby or thereby among the Secured Parties or among the Grantors and the Secured Parties.

(b)           Each Issuer party to this Agreement acknowledges receipt of a copy of this Agreement and agrees to be bound thereby and to comply with the terms thereof insofar as such terms are applicable to it. Each Issuer agrees to provide such notices to the Administrative Agent as may be necessary to give full effect to the provisions of this Agreement.

SECTION 7.15                                         Additional Grantors. Each Subsidiary of the Borrower that is required to become a party to this Agreement pursuant to Section 8.11 of the Credit Agreement shall become a Grantor for all purposes of this Agreement upon execution and delivery by such Subsidiary of a joinder agreement in form and substance satisfactory to the Administrative Agent.

SECTION 7.16                                         Releases.

(a)           At such time as the Obligations shall have been paid in full and the Commitments have been terminated, the Collateral shall be released from the Liens created hereby, and this Agreement and all obligations (other than those expressly stated to survive such termination) of the Administrative Agent and each Grantor hereunder shall terminate, all without delivery of any instrument or performance of any act by any party, and all rights to the Collateral shall revert to the Grantors. At the request and sole expense of any Grantor following any such termination, the Administrative Agent shall deliver to such Grantor any Collateral held by the Administrative Agent hereunder, and execute and deliver to such Grantor such documents as such Grantor shall reasonably request to evidence such termination

(b)           If any of the Collateral shall be sold, transferred or otherwise disposed of by any Grantor in a transaction permitted by the Credit Agreement, then the Administrative Agent, at the request and sole expense of such Grantor, shall execute and deliver to such Grantor all releases or other documents reasonably necessary or desirable for the release of the Liens created hereby on such Collateral. In the event that all the capital stock of any Grantor shall be sold, transferred or otherwise disposed of in a transaction permitted by the Credit Agreement, then, at the request of the Borrower and at the expense of the Grantors, such Grantor shall be released from its obligations hereunder; provided that the Borrower shall have delivered to the Administrative Agent, at least ten (10) Business Days prior to the date of the proposed release, a written request for release identifying the relevant Grantor and the terms of the sale or other disposition in reasonable detail, including the price thereof and any expenses in connection therewith, together with a certification by the Borrower stating that such transaction is in compliance with the Credit Agreement and the other Loan Documents.

[Signature Pages to Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Collateral Agreement to be executed under seal by their duly authorized officers, all as of the day and year first written above.

LMI AEROSPACE, INC., as Grantor

By: _______________________________
Name: _____________________________
Title: _____________________________

PRECISE MACHINE COMPANY, as Grantor
and Issuer

By: ________________________________
Name: _____________________________
Title: ______________________________

PRECISE MACHINE PARTNERS, L.L.P, as Grantor and Issuer

By: Precise Machine Company, its
managing partner

By: ________________________________
Name: _____________________________
Title: ______________________________

LEONARD’S METAL, INC., as Grantor and
Issuer

By: _________________________________
Name: ______________________________
Title: _______________________________

LMI FINISHING, INC., as Grantor and Issuer

By: ________________________________
Name: _____________________________
Title: ______________________________

VERSAFORM CORP., as Grantor and Issuer

By: ________________________________
Name: _____________________________
Title: ______________________________

TEMPCO ENGINEERING, INC., as Grantor
and Issuer

By: __________________________________
Name: _______________________________
Title: ________________________________

LMI KITTING, LLC, as Grantor and Issuer

By: __________________________________
Name: _______________________________
Title: ________________________________

LMI-TCA, INC., as Grantor and Issuer

By: __________________________________
Name: _______________________________
Title: ________________________________

D3 TECHNOLOGIES, INC., as Grantor and
Issuer

By: __________________________________
Name: ______________________________
Title: ________________________________

[Signature Pages Continue]

WACHOVIA BANK, NATIONAL ASSOCIATION, as Administrative Agent

By: ____________________________
Name: _________________________
Title: __________________________

SCHEDULE 3.6
to
Collateral Agreement

Exact Legal Name; Jurisdiction of Organization; Taxpayer Identification Number; Registered
Organization Number; Mailing Address; Chief Executive Office and other Locations

SCHEDULE 3.7
to
Collateral Agreement

Government Contracts

SCHEDULE 3.9
to
Collateral Agreement

Commercial Tort Claims

SCHEDULE 3.10
to
Collateral Agreement

Deposit Accounts

Grantor	Financial Institution	Account Number	Address of Financial Institution	Account Purpose

SCHEDULE 3.11
to
Collateral Agreement

Intellectual Property

1.            The listing of Trademarks (as defined in the Collateral Agreement) should include: (a) the Trademark; (b) Registration Number or Serial Number; (c) the Owner; (d) the Filing Date; (e) the Registration Date (if applicable); (f) the Date Affidavit of Use and/or Renewal is Due; and (g) Whether the Affidavit of Use and/or Renewal has been filed.

2.            The listing of Trademark Licenses (as defined in the Collateral Agreement) should include: (a) Name and Address of Licensee/Licensor; (b) Date; (c) List of each Trademark Licensed/Assigned; and (d) Description of product to which license/assignment applies.

3.            The listing of Patents (as defined in the Collateral Agreement) should include: (a) Country; (b) Patent Number; (c) Issue Date; (d) Inventor(s); (e) Title of Invention; (f) Dates on which Maintenance Fees were paid; and (g) Identity of Party Paying Maintenance Fees.

4.           The listing of Patent (as defined in the Collateral Agreement) applications should include: (a) Application Number; (b) Filing Date; (c) Inventors; and (d) Title of Invention.

5.            The listing of Patent Licenses (as defined in the Collateral Agreement) should include: (a) Name and Address of Licensee/Licensor; (b) Date; (c) List of each Patent Licensed/Assigned; and (d) Description of product to which license/assignment applies

6.            The listing of Copyrights (as defined in the Collateral Agreement) should include: (a) Registration Number; (b) Registration Date; (c) Title as listed in Registration; (d) Publication Date; (e) Creation Date; (f) Author; and(g) Subject Matter Covered.

7.           The listing of Copyright Licenses (as defined in the Collateral Agreement) should include: (a) Name and Address of Licensee/Licensor; (b) Date; (c) Work Licensed or Assigned.

SCHEDULE 3.13
to
Collateral Agreement

Investment Property and Partnership/LLC Interests

Certificated Securities:
Grantor:

Name of Issuer	Class and Series	Par Value	Certificate Number	Percentage of Ownership Interests of such Class and Series

Securities Accounts (including cash management accounts that are Investment Property) and Uncertificated Securities:
Grantor:

Financial Institution	Account Number	Address of Financial Institution	Account Purpose

Name of Issuer	Class and Series	Par Value	Percentage of Ownership Interests of such Class and Series

Partnerships/LLC Interests:
Grantor:

Name of Issuer (including identification of type of entity)	Type of Ownership Interest	Certificate Number (if any)	Percentage of Ownership Interests of such Type

EXHIBIT A-1

Form of Assignment Agreement

EXHIBIT A-2

Form of Notice of Assignment

WACHOVIA BANK, NATIONAL ASSOCIATION/LMI AEROSPACE, INC.
Schedules to Credit Agreement

SCHEDULE 1.1

Lenders and Commitments

Name of Lender	Amount of Revolving Commitment	Revolving Commitment Percentage
Wachovia Bank, National Association	$20,000,000	25%
Wells Fargo Bank, N.A.	$20,000,000	25%
LaSalle Bank National Association	$10,000,000	12.5%
Charter One Bank, N.A.	$10,000,000	12.5%
Comerica Bank	$10,000,000	12.5%
U.S. Bank, National Association	$10,000,000	12.5%
Totals	$80,000,000	100%

SCHEDULE 1.1(a)

Existing Letters of Credit

None.

Schedule 1.1

Lenders and Commitments

Schedule 6.1(a)

Jurisdictions of Organization and Qualification:

Company	State of Formation	Where qualified
LMI Aerospace, Inc.	Missouri	N/A
Leonard’s Metal, Inc.	Missouri	Kansas
Washington
Georgia
LMI Finishing, Inc.	Oklahoma	N/A
LMI-TCA, Inc.	Delaware	Arizona
California
Washington
Utah
Precise Machine Company	Missouri	Texas
Tempco Engineering, Inc.	Missouri	California
Versaform Corp.	California	N/A
Precise Machine Partners, L.L.P.	Texas	N/A
LMI Kitting, LLC	Delaware	Georgia
D3 Technologies, Inc.	California	Colorado
Kansas (application in progress)
South Carolina
Texas
Virginia
Washington
Washington, DC (application in progress)

Schedule 6.1(b)

Subsidiaries and Capitalization:

Company Name	Domestic Jurisdiction	% Owned	Stock Cert. No.	Number of Shares Issued
Leonard’s Metal, Inc.	Missouri	100%	2	30,000 shares common
LMI Finishing, Inc.	Oklahoma	100%	2	100 shares common
LMI-TCA, Inc.	Delaware	100%	1	1,000 shares common
Precise Machine Company	Missouri	100%	1A	100 shares common
Tempco Engineering, Inc.	Missouri	100%	2	100 shares common
Versaform Corp.	California	100%	7	475 shares common
Precise Machine Partners, L.L.P.	Texas	99%	N/A	N/A
LMI Kitting, LLC	Delaware	100%	N/A	N/A
D3 Technologies, Inc.	California	100%	10	25,000 shares common

Schedule 6.1(f)

IRS Audits:

The Internal Revenue Service is reviewing Borrower’s application for research and development tax credits for the years 2002 and 2003.  This is not a general audit.

Schedule 6.1(i)

Employee Benefit Plans:

1.           Borrower maintains a non-contributory profit sharing plan and a contributory 401(k) plan as described in Footnote 11 to Borrower’s audited consolidated financial statement for the year ended December 31, 2006.

2.           Borrower has adopted the LMI Aerospace, Inc. 2005 Long-Term Incentive Plan as described in Footnote 12 to Borrower’s audited consolidated financial statement for the year ended December 31, 2006.

3.           Borrower has the following health plans:

PLAN NAME	VENDOR NAME	GROUP #	INSURANCE TYPE	SUMMARY DESCRIPTION
Basic Medical	United Healthcare	700452	Medical/Pharmacy	Basic HMO plan with $25/$50 copays and 90% coinsurance
Buy-Up Medical	United Healthcare	700452	Medical/Pharmacy	Buy-Up HMO plan with $20/$40 copay and 100% coinsurance
Choice Plus Medical	United Healthcare	700452	Medical/Pharmacy	PPO plan with $25/$50 copays and 80%/60% coinsurance
HMO Dental	Cigna Dental	10047459	Dental	HMO dental plan
PPO Dental	Delta Dental	7611-1000	Dental	PPO dental plan
Vision Plan	Spectera Vision	700452	Vision	Standard vision plan – Employee paid
AFLAC	AFLAC	KR111	Accident	Off-the-job accident coverage – Employee paid
AFLAC	AFLAC	KR111	Cancer	Reimbursement insurance for cancer diagnosis – Employee paid
AFLAC	AFLAC	KR111	Short-Term Disability	Provides STD for hourly employees after 26 weeks – Employee paid
Basic Life Insurance	Uniamerica	700452	Basic Life	Company-paid basic life $25k for hourly employees and 2x salary plus $25k for salaried employees
Basic AD&D	Uniamerica	700452	Basic AD&D	Company-paid basic life $25k for hourly employees and 2x salary plus $25k for salaried employees
Voluntary Life	Uniamerica	700452	Supplemental Life	Additional life insurance for employee, spouse and children – Employee paid
Voluntary AD&D	Uniamerica	700452	Supplemental AD&D	Additional AD&D insurance for employee and/or family – Employee paid
HMO Medical	Blue Cross Blue Shield of Kansas	2658610	Medical/Pharmacy	HMO plan for Wichita employees
HMO Medical	Blue Cross Blue Shield of California	57417AF	Medical/Pharmacy	HMO plan for California employees
Flex Spending Acct	United Healthcare	706097	Section 125 Plan	Reimbursement accounts for medical, dental or vision expenses on a pre-tax basis
Flex Spending Acct	Self Administered		Section 125 plan	Reimbursement account for eligible dependent day-care expenses on a pre-tax basis
Long-Term Disability	Uniamerica	700452	Long-Term Disability	LTD for salaried employees for 60% of pay – employee paid so benefit is tax exempt
Short-Term Disability	Self Administered		Short-Term Disability	Hourly employees 60% of weekly pay up to $300, salaried employee 100% pay for up to 26 weeks
401(k)	Nationwide	23480045	401(k) and Profit Sharing	401(k) plan with 50% company match up to $2,000 of contribution, discretional profit sharing contribution
Money Purchase Plan	Morgan Stanley	various	Money Purchase Plan	MPP for Versaform employees only.

4.           D3 has the following benefit plans:

Health Net (San Diego Medical Plan)
Account #577 14-A, #577 14-B
Health Net of California, Inc.
Regional sales – San Diego
3131 Camino del Rio North, Suite #100
San Diego, CA 92108
Client Manager: Mr. Jose Martinez
(619) 521-4953
(619) 521-4986 (fax)
Jose.martinez@healthnet.com
Effective: 1/1/20007 – 12/31/2007

Kaiser (San Diego Medical Plan)
Account #107243-0000
Kaiser Foundation Health Plan, Inc.
8889 Rio San Diego Drive, Suite 200
San Diego, CA 92108
Client Manager: Audrey Mueller Rollins
(619) 542-7250
(619) 542-7251 (fax)
Audrey E. Rollins @kp.org
Effective: 1/1/2007 – 12/31/2007

Premera Blue Cross WAHIT (Washington Alliance for Healthcare Insurance Trust Medical Plan) (Washington, Texas, South Carolina, Virginia)
Account #4385 – Premera ID #9502988
Sound Benefit Plans, Inc.
P.O. Box 12427
Mill Creek, WA 98082
Client Manager: Brandi Mattingly
(425) 741-7099
(425) 741-7098 (fax)
brandi@soundbenefitplans.com
Effective: 7/1/2007 – 6/30/2008

Ameritas Life Insurance Corp (San Diego Dental Plan)
Account #010-12542-0001
Ameritas Life Insurance Corp
P.O. Box 81889
Lincoln, NE 68501-1889
Client Contact Center: 1-800-659-2223
www.ameritasgroup.com/employer
Effective: 12/1/2006 – 11/30/2007

Assurant Employee Benefits (Washington, Texas, South Carolina, Virginia Dental Plan)
Account #4043169-1
Sound Benefit Plans, Inc.
P.O. Box 12427
Mill Creek, WA 98082
Client Manager: Brandi Mattingly
(425) 741-7099
(425) 741-7098 (fax)
www.assurantemployeebenefits.com
Effective: 10/1/2006 – 9/30/2007

Reliance Standard Life Insurance Company (Standard Life)
Account #GL033818
Reliance Standard Life Insurance Company
27201 Puerta Real, #320
Mission Viejo, CA 92691
Client Manager: Marshawn K. Guptill
(949) 309-5970
(949) 309-5998 (fax)
Marshawn.guptill@rsli.com
Effective: 5/1/1998

Reliance Standard Life Insurance Company
Long-Term Policy
Policyholder: D3 Technologies, Inc.
Participating Unit # VIP539942
Home Office: Chicago, Illinois
Effective: July 1, 2001

Reliance Standard Life Insurance Company
Short-Term Policy
Policyholder: D3 Technologies, Inc.
Participating Unit # VIP539943
Home Office: Chicago, Illinois
Effective: July 1, 2001

401(k) Plan
Alpha & Omega Financial Management Consultants
8580 La Mesa Blvd Suite 100 La Mesa, CA 91941
(619) 462-7812
Effective: August 15, 2003

Schedule 6.1(l)

Material Contracts:

1.           Employment Agreement, dated January 1, 2006, between LMI Aerospace, Inc. and Ronald S. Saks.

2.           Lease Agreement dated November 25, 1991, between LMI Aerospace, Inc. and Roy R. Thoele and Madonna J. Thoele, including all amendments (leased premises at 3000 Highway 94 North, St. Charles, Missouri).

3.           Lease Agreement dated May 6, 1997, between LMI Aerospace, Inc. and Victor Enterprises, LLC, including all amendments (leased premises at 101 Western Avenue South, Auburn, Washington).

4.           Lease Agreement dated February 1, 1995, between LMI Aerospace, Inc. and RFS Investments (leased premises at 2621 West Esthner Court, Wichita, Kansas).

5.           Profit Sharing and Savings Plan and Trust, including amendments no. 1 through 6.

6.           Employment Agreement dated January 1, 2006, between LMI Aerospace, Inc. and Michael J. Biffignani.

7.           General Conditions (Fixed Price – Non-Government) for the G-IV/F100 Program, Additional Conditions for the Wing Stub/Lower 45 Program Boeing Model 767 Commercial Aircraft and Form of Master Agreement, all with Vought.

8.           Amended and Restated 1998 Stock Option Plan dated as of May 24, 2000.

9.           Employment Agreement effective as of January 1, 2006, between LMI Aerospace, Inc. and Lawrence E. Dickinson.

10.           Business Reformation Agreement between Leonard’s Metal, Inc. and Lockheed Martin Aeronautics Company dated September 21, 2001.

11.           Lease dated April 2, 2001 by and between Peter Holz and Anna L. Holz, Trustees of the Peter and Anna L. Holz Trust dated 2/8/89, as to an undivided one-half interest, and Ernest R. Star and Linda Ann Zoetl, Trustees under the Ernest L. Star and Elizabeth H. Star 1978 Trust dated August 25, 1978, as to an undivided one-half interest, and Metal Corporation [now Tempco Engineering, Inc.].

12.           Lease dated April 2, 2001, between Tempco Engineering, Inc. and Metal Corporation.

13.           Employment Agreement effective as of January 1, 2006, between LMI Aerospace, Inc. and Robert T. Grah.

14.           Employment Agreement effective as of January 1, 2004, between LMI Aerospace, Inc. and Duane Hahn.

15.           Net Industrial lease between Nonar Enterprises and Versaform Corporation dated as of September 12, 2003.

16.           Memorandum of Understanding between LMI Aerospace, Inc. and Gulfstream Aerospace Corporation, dated as of November 1, 2005.

17.           2005 Long-Term Incentive Plan.

18.           General terms Agreement between Spirit Aerosystems, Inc. (Tulsa Facility) and LMI Aerospace, Inc. dated April 19, 2006.

19.           Special Business Provisions between Spirit Aerosystems, Inc. and LMI Aerospace, Inc. dated April 19, 2006.

20.           Standard Industrial Lease Agreement dated June 9, 2006, between Welsh Fountain Lakes, L.L.C., as landlord, and Leonard’s Metal, Inc. as tenant.

21.           Memorandum of Agreement effective as of January 1, 2006, between Aerospace, Inc. and Gulfstream Aerospace Corporation.

22.           Amended and Restated Credit Agreement between LMI Aerospace, Inc. and Wells Fargo Bank dated December 28, 2006.

23.           Purchase and lease agreement dated December 28, 2006, between LMI Aerospace, Inc. and CIT CRE LLC.

24.           Employment Agreement dated January 2, 2007, between LMI Aerospace, Inc. and Darrel E. Keesling.

25.           Agreement and purchase orders with Boeing Company under:

a.
Special Business Provisions dated April 18, 2005 between D3 Technologies Inc. and The Boeing Company, pursuant to which D3 Technologies provides engineering services to Boeing for fuselage structural design, fuselage structural analysis, wing empennage structure design and wing empennage structure analysis; and

b.
General Terms Agreement dated January 1, 2006 between D3 Technologies, Inc. and The Boeing Company providing terms and conditions for the provision of engineering services by D3 Technologies to Boeing pursuant to those certain Special Business Provisions dated April 18, 2005.

26.           Contract #N00178-05-D-4273, effective June 22, 2006, with NAVAIR Weapons Division, China Lake, CA, for software engineering support services, and purchase orders thereunder.

27.           LMI Contracts in excess of $1,000,000:

Long Term Agreements*
Customer/Location(s)	Programs/Applications	End Date	Contract Number
Boeing Commercial-Seattle	737,747,767,777	12/31/2011	GTA BCA-65344-0990
Bombardier	Dash 8/Lear 45 Lear 40/45/60 CRJ 200/700/900 Challenger	12/31/2007	C5198-MIS
Fischer	737/757 Winglets	12/31/2010	4400000199
Gulfstream	G450/G550 Kits, G450 Leading edge, G450/G550 Steel Parts	12/31/2010	MOA dated Jan 1, 2006
Shorts	CRJ/Challenger 604	12/31/2008	SB-1289-MIS
Sikorsky Details/Assys	MH60R, UH60M	12/31/2009	G0996814
Spirit Tulsa	737	12/31/2011	GTA-T5P2-YB001851
Spirit Wichita	737, 747, 767, 777	12/31/2008	9441130, 941239, 941568
Vought Contract	767 PDA/747/GIV-VEP	12/31/2007	letter agreement
*- Long Term Agreements are requirements contracts and, therefore, have no contract value.  They simply cover all demand for a specified statement of work through the contract term.

Open Purchase Orders
Customer/Location(s)	Programs/Applications	End Date	Contract Number	Amount
Vought Contract	Blackhawk Assemblies and Components	2008	117-617900AZ	$2,633,272.56
Vought Contract	747 Kits and Components	2008	117-6101222AZ	1,398,823.17
Northrop	Case Assemblies for Guidance Systems	4/14/2008	225055	1,694,695.50
Northrop	Machined components	12/31/2009	225156	2,913,129.00

Schedule 6.1(m)

Labor and Collective Bargaining Agreements – None.

Schedule 6.1(t)

Indebtedness and Guaranty Obligations:

Lessor	Lessee	Schedule No.	Leased Property	Maturity Date	Outstanding Balance
General Electric Capital Corporation	Leonard’s Metal, Inc.	4126885003	Brown & Sharpe Global Image Coordinating Machine	12/1/08	$36,799.19
General Electric Capital Corporation	Leonard’s Metal, Inc.	4136885004	Zimmerman FZ-35-5 Milling Machine	1/1/09	$192,310.15
General Electric Capital Corporation	Leonard’s Metal, Inc.	4126885005	Zimmerman FZ-35-5 Milling Machine	7/3/11	$300,357.85
General Electric Capital Corporation	Tempco Engineering, Inc.	4133651003	Hass Vertical Machining Center	6/1/11	$142,130.27
General Electric Capital Corporation	Precise Machine Partners, L.L.P.	4139438003	Brown & Sharpe global Image System	1/1/12	$33,700.71
Total					$705,298.17

Schedule 63.1(u)

Litigation:

1.           In February 2004, Versaform Corp. was served with a  grand jury subpoena and Parent was informed that the U.S. Attorney’s Office for the Southern District of California, Department of Defense, Office of Inspector General, Defense Criminal Investigative Service, and the Federal Bureau of Investigation was conducting an investigation relating to structural components of B-52 engine cowlings Versaform manufactured for Nordam Corporation, components of auxiliary power units Versaform manufactured for Hamilton Sundstrand, a United Technologies Company, and certain tools Versaform manufactured for Lockheed Martin Corporation.  The subpoena related to the time period January 1, 1999 through February 6, 2004.  Documents responsive to the subpoena have been produced.

Neither Borrower nor Versaform Corp. has been served with notice of any pending legal action or claim by any governmental agency and neither has been advised of any specifi9c allegations, although in general Borrower believes that the potential claims relate to (a) allegedly not following appropriate quality control procedures, and 9b) allegedly billing defense contractors (who billed the federal government) for actions not completed.  The last contact by a governmental agency with Versaform Corp., Borrower or their attorneys regarding this matter was March 19, 2006.

2.           In May 2005, Parent presented a $4.0 million claim accompanied by supporting documentation to a customer regarding a dispute over a price increase and certain extraordinary costs we incurred.  In response, the customer presented Parent with a claim for $9.5 million alleging certain of Parent’s parts were non-conforming.  Parent has requested, but has not yet received, substantive documentation supporting the customer’s claim.  No lawsuit has been filed by either party.

Schedule 10.2

Existing Liens

ENTITY	LOCATION	UCC NO.	DATE OF FILING	SECURED PARTY
MI Aerospace, Inc.	State of Missouri	20060060096M	6/1/06	IBM Credit LLC
LMI Finishing, Inc.	State of Oklahoma	2003001374727	2/4/03	General Electric Capital Corporation
Precise Machine Partners, L.L.P.	State of Texas	03-0011338908	12/18/02	General Electric Capital Corporation
Precise Machine Partners, L.L.P.	State of Texas	06-0010581758	4/1/06	General Electric Capital Corporation
Precise Machine Partners, L.L.P.	State of Texas	07-0000083452	1/2/07	General Electric Capital Corporation
Leonard’s Metal, Inc.	State of Missouri	20018054527J	11/8/01	General Electric Capital Corporation
Leonard’s Metal, Inc.	State of Missouri	20020062589L	7/2/02	General Electric Capital Corporation
Leonard’s Metal, Inc.	State of Missouri	20030011951C	2/4/03	General Electric Capital Corporation
Leonard’s Metal, Inc.	State of Missouri	20050052677F	5/20/05	General Electric Capital Corporation
Leonard’s Metal, Inc.	State of Missouri	20050120282C	11/30/05	General Electric Capital Corporation
Leonard’s Metal, Inc.	State of Missouri	20060002641B	1/3/06	General Electric Capital Corporation
Leonard’s Metal, Inc.	State of Missouri	20060035848H	4/3/06	General Electric Capital Corporation
Leonard’s Metal, Inc.	State of Missouri	20060072348C	6/30/66	General Electric Capital Corporation
Leonard’s Metal, Inc.	State of Missouri	20060103523C	9/21/06	Steelcase Financial Services Inc.
Leonard’s Metal, Inc.	State of Missouri	20060114589H	10/23/06	General Electric Capital Corporation
Leonard’s Metal, Inc.	State of Missouri	20060131245F	12/4/06	General Electric Capital Corporation

ENTITY	LOCATION	UCC NO.	DATE OF FILING	SECURED PARTY
Leonard’s Metal, Inc.	State of Missouri	20070000417B	1/2/07	General Electric Capital Corporation
Tempco Engineering, Inc.	State of Missouri	20020074155G	6/11/02	General Electric Capital Corporation
Tempco Engineering, Inc.	State of Missouri	20060035844C	4/3/06	General Electric Capital Corporation
Tempco Engineering, Inc.	State of Missouri	20070000774J	1/3/07	General Electric Capital Corporation
Versaform Corp.	State of California	05-7015300132	2/9/05	Citicorp Leasing, Inc.
Versaform Corp.	State of California	06-7097083878	12/29/06	General Electric Capital Corporation
D3 Technologies, Inc.	State of California	200128460221	10/9/01	U.S. Bank National Association
D3 Technologies, Inc.	State of California	20057035960015	7/28/05	U.S. Bancorp Oliver-Allen Technology Leasing
D3 Technologies, Inc.	State of California	20057035960136	7/28/05	U.S. Bancorp Oliver-Allen Technology Leasing
D3 Technologies, Inc.	State of California	20057035960257	7/28/05	U.S. Bancorp Oliver-Allen Technology Leasing
D3 Technologies, Inc.	State of California	20057049515258	11/22/05	U.S. Bancorp Oliver-Allen Technology Leasing

Schedule 10.3

Existing Loans to third parties, advances and Investments – None.

Schedule 10.8

Transactions with Affiliates

Sanford S. Neuman, a director of the Company, is the Chairman and a Member of the law firm Gallop, Johnson & Neuman, L.C., which has provided legal services to the Company in prior years and is expected to provide legal services to the Company in the future.

In September 2002, the Company acquired from MBSP, L.P., a Nevada limited partnership, the operations and certain of the assets of the aerospace division of southern Stretch Forming and Fabrication, Inc., an aerospace sheet metal manufacturer based in Denton, Texas.  In connection with this transaction, the Company is required to pay to MBSP, L.P. 5% of the gross sales of specific parts to a specific customer during the period beginning on January 1, 2003 and ending on December 31, 2007, which payments shall not exceed $500,000.  Payments to MBSP, L.P. under this agreement were $138,000, $138,000 and $109,000 for the years ended December 31, 2006, 2005 and 2004, respectively.